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Filed pursuant to Rule 424(b)(3)
Registration No. 333-141393

Subject to Completion, dated June 23, 2008

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement
(To Prospectus dated June 23, 2008)

$500,000,000
             % Senior Notes due 2018

Interest payable             and
Issue price:             %

The notes will mature on                           , 2018. Interest will accrue from                           , 2008, and the first interest payment date will be                           , 2009.

We may redeem some or all of the notes at any time prior to                           , 2013 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a "make-whole" premium. We may redeem some or all of the notes at any time on or after                           , 2013 at the redemption prices set forth under "Description of notes—Redemption." In addition, on or prior to                           , 2011, we may redeem up to 35% of the notes using the proceeds of certain equity offerings. If we sell certain of our assets or in the event of a change of control, we must offer to purchase the notes.

The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. As of the issue date, the notes will not be guaranteed by any of our subsidiaries and therefore will be effectively subordinated to the debt and other liabilities of all our subsidiaries.

We are offering the notes in connection with our previously announced acquisition of the Consumables Solutions business (HCS) of Honeywell International Inc. We will use the net proceeds from this offering, together with borrowings under a new senior secured credit facility, and an issuance of our common stock, to pay the purchase price for the acquisition of HCS, to repay indebtedness under our existing senior secured credit facility and to pay transaction fees and expenses. Until we complete the acquisition of HCS, we will deposit the net proceeds from this offering in a collateral account. If the acquisition is not consummated by November 15, 2008 or earlier terminated, the net proceeds from this offering will be used to repay borrowings under our existing senior secured credit facility and for general corporate and working capital purposes. See "Use of proceeds."

This offering is not conditioned on the completion of the acquisition of HCS. If the acquisition of HCS is not consummated, the notes will remain outstanding.

See "Risk factors" beginning on page S-21 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Price to public		Underwriting discount		Proceeds to us

Per note		%		%		%
Total	$		$		$

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                           , 2008.

Joint book-running managers

JPMorgan

Credit Suisse

UBS Investment Bank

Co-managers

RBS Greenwich Capital

SunTrust Robinson Humphrey

Wells Fargo Securities

The date of this prospectus supplement is                           , 2008

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. We have not and the underwriters have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We and the underwriters are offering to sell the notes only in jurisdictions where offers and sales are permitted.

You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of its date.

Prospectus supplement

Prospectus

i

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus, dated June 23, 2008, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using the SEC's shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of notes. Both this prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing in the notes. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or any previously-filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously-filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies. See "Documents incorporated by reference."

In this prospectus supplement, unless otherwise indicated or the context requires, we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation and its subsidiaries.

Market and industry data

Unless otherwise indicated, the industry data included or incorporated by reference in this prospectus supplement is from the January/February 2008 issue of the Airline Monitor, the January 2008 and June 2008 reports of the International Air Transport Association (IATA), "The ACAS Database" or the Airbus S.A.S. or The Boeing Company corporate websites.

Market and certain other industry data included or incorporated by reference in this prospectus supplement, including all market share and market size data, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from internal research and surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third-party verification of market share data and do not guarantee the accuracy or completeness of this information. We also may define our markets differently than other sources or define our markets as portions of other larger markets which may make obtaining information more difficult and less precise. In addition, data regarding market position and market share within our industry is intended to provide general guidance but is inherently imprecise.

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Forward-looking statements

This prospectus supplement and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, all statements that do not relate solely to historical or current facts, including statements regarding the completion of, and the expected benefits derived in connection with, the acquisition of Honeywell International Inc.'s Consumables Solutions business (HCS), implementation and expected benefits of lean manufacturing and continuous improvement plans, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration of acquired businesses, ongoing capital expenditures, our ability to grow our business, the impact of grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements, the impact on our business of the recent increases in passenger traffic and projected increases in passenger traffic and the size of the airline fleet, this notes offering and the financings related to the HCS acquisition. These forward-looking statements include risks and uncertainties and our actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in our filings with the SEC, under the heading "Risk factors" in this prospectus supplement, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, outbreaks in national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS), delays in, or unexpected costs associated with, the integration of our acquired or recently consolidated businesses and businesses we acquire in the future, including HCS, conditions in the commercial airline industry, conditions in the business jet industry, regulatory developments, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, increased leverage, possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers or airframe manufacturers, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products, fluctuations in currency exchange rates or our inability to properly manage our rapid growth.

Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading the risk factors and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

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Prospectus supplement summary

This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption "Risk factors" in this prospectus supplement and the consolidated financial statements and the related notes thereto included in this prospectus supplement before making a decision to invest in our notes.

Our company

Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our products directly to virtually all of the world's major airlines and airframe manufacturers and a wide variety of general aviation customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

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commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

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a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and microwave, convection and steam ovens;

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both chemical and gaseous aircraft oxygen storage, distribution and delivery systems, protective breathing equipment and lighting products;

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business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, passenger and crew oxygen systems, air valve systems, high-end furniture and cabinetry; and

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a broad line of aerospace fasteners, consisting of over 200,000 Stock Keeping Units (SKUs) serving the commercial aircraft, business jet and military and defense industries.

We also provide comprehensive aircraft cabin interior reconfiguration and passenger-to-
freighter conversion engineering services and component kits.

We had net sales of $473.2 million for the three months ended March 31, 2008, an increase of 22.0% as compared to net sales of $387.8 million for the three months ended March 31, 2007, and net sales of $1,677.7 million for 2007, an increase of 48.7% as compared to net sales of $1,128.2 million for 2006. We had operating earnings of $77.4 million for the three months ended March 31, 2008, an increase of 37.2% as compared to operating earnings of $56.4 million for the three months ended March 31, 2007. Net earnings for the three months ended March 31, 2008 of $48.5 million increased by 51.1% as compared to net earnings of $32.1 million for the three months ended March 31, 2007. Operating earnings for 2007 of $247.0 million increased by 66.6% as compared to operating earnings of $148.3 million in 2006. We estimate that our backlog at March 31, 2008 was approximately $2.3 billion as compared to approximately $1.85 billion at March 31, 2007. Our bookings during the three months ended

March 31, 2008 were a record at over $600.0 million, and represented a book to bill ratio of over 1.2:1.

Acquisition of Honeywell consumables solutions distribution business

On June 9, 2008, we entered into an agreement with Honeywell International Inc. (Honeywell) to acquire selected assets and liabilities of Honeywell's Consumables Solutions distribution business (HCS). HCS is a distributor to the global aerospace, business jet and military and defense industries of fasteners, hardware, bearings, seals, gaskets and electrical components, and provides custom logistics services to original equipment manufacturers, airlines, maintenance and repair organizations and flight service centers. For the year ended December 31, 2007, HCS had net sales of $524.4 million and operating earnings of $65.1 million. For more information about HCS and our acquisition and the related financing transactions, see "—The HCS acquisition."

Industry overview

Based on industry sources and studies, we estimate that during 2007, the commercial and business jet cabin interior products industry, for the principal products of the type which we manufacture, exclusive of service revenues, had annual sales of approximately $1.8 billion and the aerospace-grade fastener industry had annual sales of approximately $4.5 billion. We estimate that the total worldwide installed base of commercial and general aviation aircraft cabin interior products, of the type which we manufacture, was approximately $13.6 billion as of December 31, 2007.

Commercial aircraft industry.    The commercial airline industry has experienced an upturn in air travel which began in 2003. According to IATA, during 2007, the global airline industry expanded airline capacity by approximately 6.2% in response to an approximate 7.4% increase in global air traffic. We believe increases in passenger traffic benefit providers of aftermarket products and services. In response to the growth in passenger traffic over the last four years, Boeing and Airbus have booked record orders for new aircraft resulting in a backlog of 7,300 aircraft. According to the Airline Monitor, the approximate number of deliveries of new large commercial aircraft are expected to grow from 888 in 2007 to 1,005 in 2008, and then 1,130 in 2009, 1,220 in 2010, and 1,190 in 2011. According to the Airline Monitor, approximately 1,217 twin-aisle aircraft will be delivered during the 2008-2011 period. According to the Airline Monitor, by 2016 approximately 37.6% of new annual deliveries will be twin-aisle aircraft, an increase from 22.2% of new deliveries in 2007. An increase in twin-aisle aircraft is important to us as we believe twin-aisle aircraft require up to five to eight times the dollar value of products of the type that we manufacture as compared to a single-aisle, or narrow-body, aircraft and generate substantially more demand for spare parts and upgrade products and services.

The recent spike in oil prices has begun to negatively impact the airline industry, particularly in the United States. According to IATA, the worldwide airline industry is expected to incur losses of approximately $6.1 billion during 2008, which reflects the expectation that the North American airlines will incur losses of approximately $4.2 billion, the European, Asia-Pacific and Middle Eastern airlines will incur losses of approximately $0.8 billion and the Latin American and African airlines will incur losses of approximately $1.0 billion. These IATA estimates assume no benefit from any mitigating actions to be taken during 2008 (such as increased ticket prices and the recently announced capacity reductions), and further assume average oil prices at

$122.0 per barrel for the full year 2008. The price of a barrel of oil at January 2, 2008 was approximately $99.6 and at June 18, 2008, was approximately $136.7. In response to these unprecedented fuel prices, airlines have elected to remove from service a significant number of older, narrow-bodied aircraft in order to reduce capacity. We believe these actions are being taken, in part, to support a significant increase in ticket prices, thereby mitigating some of the effects of fuel price pressures on profitability. Importantly, however, airlines globally have not elected to initiate similar reductions in wide-body aircraft flying long haul international routes and there have not been cancellations of wide-body aircraft orders.

Business jet industry.    The business jet industry experienced a severe downturn following the events of September 11, 2001, reaching a trough in 2003. Since 2004, annual delivery rates of new business jet deliveries have increased each year. In 2007, approximately 1,039 aircraft were delivered, which represented an increase of 24% as compared to 2006 and an increase of 47% as compared to 2005. Recent industry forecasts project significant near-term growth, with total deliveries of approximately 1,121 aircraft in 2008, an increase of 59% over the 706 aircraft delivered in 2005. Industry sources estimate that over 3,500 business jets will be built during the 2008 through 2010 period.

Competitive strengths

We believe that we have a strong competitive position attributable to a number of factors, including the following:

Large installed base.    We have a large installed base of commercial and general aviation cabin interior products, estimated to be valued at approximately $6.7 billion (for the products which we have manufactured, valued at replacement prices) as of December 31, 2007. Based on our experience in the industry, we believe our installed base is substantially larger than that of our competitors. We believe that our large installed base is a strategic advantage as airlines tend to purchase aftermarket products and services, including spare parts and refurbishment programs, from the original supplier of their equipment. As a result, we expect our large installed base to generate continued aftermarket revenue as airlines continue to maintain, evolve and reconfigure their aircraft cabin interiors.

Operating leverage and low cost producer.    Our ability to leverage our manufacturing and engineering capabilities has allowed us to expand operating margins. As a result of our cost savings programs implemented following the 2001 downturn in the airline industry, and through our ongoing continuous improvement and lean manufacturing programs, our operating margins have increased substantially. For example, our margin for the three months ended March 31, 2008 of 16.4% was 190 basis points higher than the same period in the prior year and reflects margin expansion in the distribution, interior systems and business jet segments. This 190 basis point improvement in operating margin was in spite of start-up and learning curve costs on new programs in the seating and engineering services segments. Further, our margin for the year ended December 31, 2007 of 14.7% has expanded in the range of 160 - 230 basis points per year over the past three fiscal years and has improved by 590 basis points over the fiscal year ended 2004, reflecting ongoing manufacturing efficiencies and operating leverage at the higher volume of sales. In addition, our operating earnings have been increasing at a faster rate than our net sales since 2004. For example, for the three months ended March 31, 2008, operating earnings grew 37.2% over operating earnings for the same period in the prior year, as compared to net sales growth of 22.0% for the same period, and for the year ended December 31, 2007, operating earnings grew 66.6% over operating earnings for the year ended December 31, 2006, as compared to net sales growth of 48.7% during 2007.

Focus on innovation and new product development.    We believe, based on our experience in the industry, that we are a technological leader, with the largest research and development organization in the cabin interior products industry. As of December 31, 2007, we had 1,000 employees in engineering, research and development and program management. We believe our engineering, research and development effort and our on-site technicians at both the airlines and airframe manufacturers enable us to play a leading role in developing and introducing innovative products to meet emerging industry trends and thereby gain early entrant advantages. Our strong focus and continued investment in research and development, even during the 2001-2003 industry downturn, allows us to compete favorably in winning new business awards. For example, we believe our technological leadership and new product development capabilities were a key factor in our ability to grow our backlog to approximately $2.3 billion at March 31, 2008, a 25% increase as compared to March 31, 2007 and a more than 100% increase as compared to December 31, 2005. Backlog growth has been driven primarily by international aftermarket demand for retrofit of the first and business class cabins of existing wide-body aircraft, including program awards in the emerging international market for super first class cabin interiors. We expect to see an increase in orders for new interior equipment for new aircraft beginning in 2008. Airlines are in the early stages of placing orders for cabin interior products associated with the projected ramp-up in twin-aisle deliveries. We believe these and other program awards, coupled with expected follow-on awards for other fleets of existing aircraft for product commonality and competitive purposes, will position us to continue to drive sales growth and market share gains over the 2008-2010 period. Introduction of new products has also led to improvements in the product mix of our current backlog, which, along with our continued focus on lean manufacturing processes and additional operating leverage, is expected to result in continued margin expansion.

Exposure to international markets.    Our overall net sales are diversified across multiple geographic regions. During 2007, approximately 28% of our sales were to European customers and approximately 24% of our sales were to customers in emerging markets such as the Asia/Pacific Rim and Middle East regions. These emerging market customers account for approximately 39% of our current backlog with domestic airlines accounting for only 12% of our total backlog at March 31, 2008. We believe this geographic diversification makes us less susceptible to a downturn in a specific geographic region and allows us to take advantage of regional growth trends.

Diverse product offering and broad customer base.    In addition to serving diverse geographic regions, we also provide a comprehensive line of products and services to a broad customer base. For the fiscal years ended December 31, 2007, 2006 and 2005 no single customer accounted for more than 10% of our consolidated sales. We have a broad range of over 200 principal customers, including all of the world's major airlines. During the fiscal year ended December 31, 2007, approximately 6% of sales were to Boeing and Airbus and approximately 6% were to business jet manufacturers for use in new business jets. Our broad product offerings and customer base make us less susceptible to the loss of any one customer or program. We have continued to expand our available products and services based on our belief that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interior equipment. Based on our reputation for quality, service and product innovation, we believe that we are well positioned to serve the world's airlines and aircraft manufacturers and owners and operators of business jets.

Experience with complex regulatory environment.    The airline industry is heavily regulated. The Federal Aviation Administration (the FAA) prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the European Aviation Safety Agency, the Japanese Civil Aviation Board, and the Civil Aviation Administration of China regulate these matters in other countries. In order to sell certain products or services, it is necessary to obtain the required licenses for the product or service under these various regulations. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming. We have a long history of experience with the complex regulatory environment in which we operate and believe this enables us to efficiently obtain the required approvals for new products and services.

Growth opportunities

We believe that we will benefit from the following industry trends:

Strong international airline industry conditions.    Aggregate international airline profits (excluding restructuring costs) over the 2006-2007 period were $8.7 billion. These improving worldwide industry conditions are resulting in increased demand for our products and services, as demonstrated by the approximate 25% year over year increase in March 2008 backlog to $2.3 billion. A majority of the backlog growth was primarily the result of international aftermarket demand for the retrofit of the first and business class cabins of existing wide-body aircraft. We expect demand to further increase over the course of the next several years consistent with the expected increase in wide-body and super wide-body aircraft deliveries to international airlines and the expected participation by the domestic carriers to address their cabin interior needs through weight sensitive, fuel efficient product offerings.

Worldwide air traffic growth is driving substantial airline capacity additions and a resurgence in aftermarket activities.    Our substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and the sale of spare parts. For each of the fiscal years ended December 31, 2007 and 2006 approximately 60% of our revenues were derived from aftermarket activities. In addition, aftermarket revenues are generally driven by aircraft usage, and as such, they have historically tended to recover more quickly than revenues associated with new aircraft deliveries. As worldwide air traffic grows and airlines add capacity, and our installed base grows, we expect our aftermarket business to continue to grow. According to IATA, during the fiscal year ended December 31, 2007, the global airline industry expanded airline capacity by 6.2% in response to a 7.4% increase in global air traffic. We believe there are substantial growth opportunities for retrofit programs for the twin-aisle aircraft that service international routes. In the longer term, the major U.S. airlines will also need to invest in cabin interiors for their international fleets or face the prospect of losing market share on their profitable international routes.

Record backlog driven by aftermarket demand from international airlines retrofitting existing fleets.    We believe that substantially all of the major international airlines are in the process of upgrading, or planning to upgrade, their existing fleets of twin-aisle aircraft. This activity is being driven primarily by the desire by many of the leading international carriers to achieve a competitive advantage by investing in cabin interior products that incorporate leading comfort amenities and place a strong emphasis on pleasing aesthetics, quality and finish in order to enhance their international passengers' flight experience. Additionally, premium class passengers represent a disproportionately high level of profitability for most international carriers. As a result, we believe that the life-cycle of premium products, such as international business class seats and the products comprising our super first class suites, will continue to compress as airlines make investments in cabin interior products on a more frequent basis. For example, in 2005, British Airways selected us to outfit their wide-body fleet with our next generation horizontal lie-flat seats. In 2000, British Airways revolutionized the airline industry by introducing the first horizontal business class lie-flat seats (which were subsequently installed on their wide-body fleet during 2001-2004). We believe actions such as British Airways' decision to select our next generation horizontal lie-flat seats have accelerated the retrofit cycle for premium class seating products for other airlines operating wide-body aircraft serving international routes. Through March 31, 2008, retrofit activity for the international airlines with twin-aisle aircraft has consisted of upgrading the premium class seating, mood lighting and food and beverage preparation equipment for the first and business class sections of their international fleets. We believe these international airlines are now beginning to evaluate their coach class retrofit requirements, which we believe will further position us for future bookings and revenue growth.

Growth of wide-body aircraft fleet.    According to the Airline Monitor, new deliveries of wide-body aircraft totaled 197 in 2007. In addition, approximately 1,217 twin-aisle aircraft will be delivered during the 2008-2011 period representing a 16% CAGR and averaging approximately 300 such aircraft per year or a 52% higher delivery level as compared to 2007. The Airline Monitor also predicts that nearly 2,200 twin-aisle aircraft will be delivered over the 2008-2014 timeframe or approximately 314 wide-body and super wide-body aircraft per year or some 59% higher, on average, as compared to 2007. We expect to benefit from this trend as wide-body aircraft generally carry more than five to eight times the dollar value of products of the type that we manufacture as compared to single-aisle, or narrow-body, aircraft.

Growth of worldwide airline fleet.    As a result of the current and projected growth in worldwide air traffic, deliveries of new aircraft are expected to grow. According to the Airline Monitor, new deliveries of large commercial aircraft grew to 888 aircraft in 2007 from 820 in 2006 and are expected to increase to 1,005 in 2008, 1,130 in 2009 and 1,220 in 2010. The worldwide fleet of passenger and cargo aircraft was approximately 19,000 as of December 31, 2007 and, according to the Airline Monitor, is expected to increase to 39,356 by December 31, 2025. As the size of the fleet expands, demand is also expected to grow for upgrade and refurbishment programs, for cabin interior products and for maintenance products, including spares and fasteners.

Growth in new aircraft introductions leads to new cabin interior product introductions and major retrofit opportunities.    Through May 31, 2008, 16 customers have placed orders for 192 of the new Airbus A380 super wide-body aircraft and 56 customers have placed orders for 896 of the new Boeing 787 wide-body aircraft, which Boeing has indicated is its most successful new product launch in its history. In addition, during 2007 Airbus announced that it will develop a new twin aisle aircraft (A350 XWB) with long term delivery projections similar to those of the Boeing 787.

Growth in business jet and VIP aircraft markets.    Business jet deliveries increased by 24% in 2007 as compared to 2006 and are expected to increase by approximately 8% in 2008 as compared to 2007. We expect several larger business jet types, including the Boeing and Airbus Business Jet, the Bombardier Challenger, the Global Express and the Global 5000, the Gulfstream 450 and 550, the Falcon 900 and the Falcon 2000 and 7x, the Cessna Citation X and Embraer Legacy to be significant contributors to growth in new general aviation aircraft deliveries in the future. For example, Gulfstream recently introduced its largest and most technologically advanced aircraft to date, the Gulfstream 650. Since its introduction in March 2008, Gulfstream has reported receiving letters of intent for over 500 of these aircraft. Industry sources estimate that over 3,500 business jets will be built during the 2008 through 2010 period, with approximately 42% projected to be larger business jets. This is important to us because the typical cost of cabin interior products manufactured for a large business jet can be 10 times more than the cost to equip the interior of a small jet. Advances in engine technology and avionics and the continued development of fractional ownership of executive aircraft and strong demand from international customers are also important growth factors for the business jet market. In addition, because the average age of the more than 15,000 general aviation and VIP jet aircraft existing today is approximately 15 years, we believe significant cabin interior retrofit and upgrade opportunities exist.

Opportunity to substantially expand our addressable markets through our fastener distribution business.    Our fastener distribution business leverages our key strengths, including marketing and service relationships with most of the world's airlines. The vast majority of fastener demand is generated by the existing worldwide fleet. Demand for fasteners is expected to increase over time as the fleet expands, similar to the market for cabin interior products. The aerospace and military OEMs are increasingly outsourcing to sub-contract manufacturers, driving a channel shift, which is benefiting distributors such as our company. The OEMs are increasing their outsourcing of manufactured parts to aerospace and defense subcontractors, many of which tend to purchase through distributors.

Business strategy

Our business strategy is to maintain a leadership position and to best serve our customers by:

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Offering the broadest and most innovative products and services in the industry;

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Offering a broad range of engineering services including design, integration, installation and certification services, aircraft reconfiguration, and passenger-to-freighter conversion services;

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Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturer and encompassing our entire product line;

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Pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support; and

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Aggressively pursuing continuous improvement initiatives in all facets of our businesses and in particular our manufacturing operations, to reduce cycle time, lower cost, improve quality and expand our margins.

The HCS acquisition

On June 9, 2008, we entered into a definitive agreement to acquire HCS from Honeywell International Inc. (Honeywell) for $1.05 billion. HCS is a distributor to the global aerospace industry of fasteners, hardware bearings, seals, gaskets and electrical components and provides custom logistics services to original equipment manufacturers, airlines, repair shops, flight service centers and distributors.

For the year ended December 31, 2007, HCS had net sales of $524.4 million and operating earnings of $65.1 million. We expect that the combination of HCS with our distribution segment will create a leading global distributor of aerospace hardware and consumables. We believe HCS will expand and diversify our distribution customer base and establish the combined business as a leading global supplier to the aftermarket, the original equipment manufacturer (OEM) market (both commercial aircraft and business jets) and the military market. With over 250,000 SKUs and next-day service, we expect that the combined operations will serve as a key distributor for major aerospace fastener manufacturers throughout the world and most major aerospace OEMs, airlines maintenance and repair organizations (MRO). In addition, we expect that the combined distribution business will be a leading distributor in all major market segments, including the United States, Europe and high-growth emerging markets in Asia, the Pacific Rim and the Middle East. We expect that the acquisition of HCS will double our revenues from these regions and enhance our position for future growth.

As a result of the HCS acquisition, we expect to realize at least $84.0 million of annual cost synergies by 2011. These synergies are expected to arise over the next three years as a result of:

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consolidation of multiple sales offices, forward stocking locations and operational facilities;

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leveraging of our robust information technology and automated inventory retrieval systems to support the entire integrated business; and

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transition of the HCS "broker" business model to our inventory stocking distribution business model.

Our estimates for these annual cost synergies assume that, in significant part, as a result of our integration efforts described above, HCS's operating margins will increase to levels that are more comparable to our operating margins over the next three years. We expect to realize these synergies incrementally over the next three years. See the financial statements of the Company and HCS included elsewhere in this prospectus supplement.

The purchase price will consist of at least $800.0 million of cash, plus six million shares of our common stock. We intend to pay for any difference between $250.0 million and the value of the six million shares of our common stock in cash. The HCS acquisition is expected to close in the third quarter of 2008. The consummation of the HCS acquisition is subject to certain closing conditions, including the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, as well as German antitrust approvals.

As part of the transaction we will enter into supply and license agreements to become Honeywell's exclusive licensee with respect to the sale to the global aerospace industry of

Honeywell proprietary fasteners, seals, bearings, gaskets and electrical components associated with Honeywell's engines, APU's, avionics and wheels and brakes. In addition, we will become the exclusive supplier of both Honeywell proprietary consumables and many standard fasteners and consumables to support Honeywell's Aerospace business's internal manufacturing needs. We will also enter into a transition services agreement with Honeywell pursuant to which Honeywell will provide temporary services to us related to the HCS business. We will enter into a stockholders agreement with Honeywell and its affiliates who receive a portion of the common stock consideration in the HCS acquisition that provides for (a) certain restrictions on the ability of such entities to transfer their shares of our common stock, (b) certain registration rights for their shares of our common stock and (c) contains a standstill provision restricting certain actions by such entities.

See "The HCS acquisition—HCS acquisition agreements" for a summary of the material terms of the stock and asset purchase agreement and the other agreements related to the HCS acquisition.

Financing.    We have received a commitment letter from JPMorgan Chase Bank, N.A., UBS Loan Finance LLC and Credit Suisse, each an affiliate of an underwriter in this offering, to provide a senior secured credit facility in an amount up to $1,550.0 million (consisting of a term loan facility of up to $1.2 billion and a $350.0 million revolving credit facility). We refer to the term loan facility and the revolving credit facility, together, as the new senior credit facility. We intend to use the net proceeds of this offering, along with borrowings under the new senior credit facility, to pay the cash portion of the purchase price for the HCS acquisition, to repay indebtedness under our existing senior credit facility and to pay transaction fees and expenses. Pursuant to the terms of the commitment letter, the actual amount of borrowings available under the commitment will be reduced to the extent we obtain certain other financing, such as the proceeds from this offering, prior to the closing of the acquisition. As a result of this offering and the expected issuance of our common stock in the HCS acquisition, we expect the term loan under the new senior credit facility to provide for aggregate borrowings of $575.0 million. For more information on the commitment letter and the new senior credit facility, see "The HCS acquisition—HCS financing—New senior credit facility."

We refer to the HCS acquisition, this offering, the entering into our new senior credit facility, the issuance of shares of our common stock to Honeywell and the application of the proceeds of this offering and the borrowings under the term loan of the new senior credit facility, along with shares of common stock, to consummate the HCS acquisition, to repay certain of our indebtedness and to pay the related fees and expenses as the "Transactions."

This offering is not conditioned upon the consummation of the HCS acquisition or the other portions of the Transactions. Therefore, the notes offered hereby will remain outstanding whether or not we complete the HCS acquisition. See "Use of proceeds" for a description of the application of the net proceeds of this offering pending the completion of the HCS acquisition and the application of the net proceeds of this offering if the HCS acquisition is not consummated.

The following table sets forth the estimated sources and uses of funds in connection with the Transactions. Actual amounts may differ from those set forth below. For more information see "The HCS acquisition" and "Unaudited pro forma condensed combined financial information."

Sources of Funds		Uses of Funds
(dollars in millions)

Cash on hand	$10.5	Acquisition consideration:(2)
New senior credit facility:(1)		Cash	$865.8
Revolving credit facility	—	Common stock	184.2
Term loan(2)	575.0	Repayment of existing senior credit
		facility(3)	151.4
Notes offered hereby	500.0	Transaction fees and expenses(4)	68.3
Acquisition consideration—common stock(2)	184.2

Total sources	$1,269.7	Total uses	$1,269.7

(1)
In connection with the Transactions, we will enter into a new senior secured credit facility, consisting of a term loan facility expected to be approximately $575.0 million, with a six-year maturity and a revolving credit facility of $350.0 million, with a five-year maturity. We do not expect to have any outstanding borrowings under the revolving credit facility of our existing senior credit facility on the closing date of the Transactions. Approximately $175.5 million was available for borrowing under the existing revolving credit facility after taking into account $24.5 million of outstanding letters of credit. See "The HCS acquisition—HCS financing—New senior credit facility."

(2)
The $1.05 billion purchase price for the HCS acquisition is expected to consist of at least $800.0 million of cash, plus six million shares of our common stock. The difference between $250.0 million and the value of the six million shares of our common stock will be paid in cash. The value of the stock portion of the purchase price assumes six million shares of our common stock are issued to Honeywell in the HCS acquisition at the price per share of $30.70, the last reported sale price of our common stock on the Nasdaq Global Select Market on June 19, 2008. The actual share price of our common stock used to calculate the value of the common stock consideration in the HCS acquisition will be determined pursuant to the terms of the stock and asset purchase agreement. See "The HCS acquisition—HCS acquisition agreements—Stock and asset purchase agreement."

(3)
In connection with the Transactions, we will repay $151.4 million of outstanding borrowings and accrued interest under our existing senior credit facility and terminate the existing senior credit facility. To the extent we borrow additional amounts under the revolving credit facility of our existing senior credit facility, the amount of borrowings under our existing senior credit facility to be repaid will increase, which in turn will increase the size of the term loan facility under our new senior credit facility. See "Use of Proceeds," and "Description of other indebtedness—Existing senior secured credit facility."

(4)
Reflects estimated fees and expenses associated with the Transactions, including, underwriting discounts and financing fees, advisory fees and other transaction costs and professional fees.

Our principal executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414. Our telephone number at that location is (561) 791-5000. Our website is www.beaerospace.com. Information included on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled "Description of notes" in this prospectus supplement and "Description of debt securities" in the accompanying prospectus.

Notes offered	We are offering a total of $500,000,000 in principal amount of % senior notes due 2018.
This offering is not conditioned on the completion of the acquisition of HCS. If the acquisition of HCS is not consummated the notes offered hereby will remain outstanding.
Maturity date	, 2018.
Issue price	We are offering the notes at a price of % of par.
Interest payment dates	and of each year, commencing , 2009. Interest will accrue from , 2008.
Optional redemption
We may redeem some or all of the notes at any time prior to , 2013 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a "make-whole" premium. We may redeem some or all of the notes at any time on or after , 2013 at the redemption prices set forth under "Description of notes—Redemption—Optional redemption," plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to , 2011, we may redeem up to 35% of the initially outstanding aggregate principal amount of the notes at a redemption price of % of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to our capital from one or more of our equity offerings.
Subsidiary guarantors
As of the issue date, none of our subsidiaries will guarantee the notes. However, in certain circumstances, guarantees of the notes may be required in the future, including if any subsidiaries guarantee any of our other debt, such as our new senior credit facility.
Ranking
The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness that is specifically subordinated to the notes.

The notes will also be effectively subordinated to all of our existing and future secured indebtedness, including the indebtedness under our existing senior credit facility and under our new senior credit facility, to the extent of the value of the assets securing such indebtedness and to all existing and future indebtedness of any of our subsidiaries which are not guarantors of the notes. As of the date of the indenture, none of our subsidiaries are guarantors under the existing senior credit facility, nor will any of our subsidiaries guarantee the notes or the new senior credit facility. See "Risk factors." As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes.

As of March 31, 2008, after giving effect to this offering and prior to completion of the other components of the Transactions (during which period the net proceeds of this offering have been deposited into a collateral account pursuant to our existing senior credit facility to repay all borrowings under our existing senior credit facility), we would have had $501.7 million of unsubordinated indebtedness outstanding, of which $1.7 million would have been secured indebtedness, and approximately $200.0 million of undrawn borrowing capacity under the revolving credit facility of our existing senior credit facility, without taking into account any outstanding letters of credit.

As of March 31, 2008, after giving effect to the Transactions, we would have had $1,076.7 million of unsubordinated indebtedness outstanding, of which $576.7 million would have been secured indebtedness, of which $575.0 million would have been under our new senior credit facility, and we would have had approximately $350.0 million of undrawn borrowing capacity under the revolving credit facility of our new senior credit facility, without taking into account any outstanding letters of credit. See the estimated sources and uses of funds table set forth under "The HCS acquisition—HCS financing."
Change of control
If we experience a change of control, we will be required to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the purchase date. See "Description of notes—Change of control."
Certain covenants	The indenture governing the notes will contain certain covenants which will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur indebtedness;

• pay dividends or make distributions in respect of our capital stock or repurchase our capital stock;
• make certain other restricted payments or investments;
• sell assets, including capital stock of the restricted subsidiaries;
• agree to payment restrictions affecting restricted subsidiaries;
• enter into transactions with our affiliates; and
• merge, consolidate or sell substantially all of our assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of notes—Certain covenants."
Use of proceeds
We are offering the notes in connection with our acquisition of HCS. We will use the net proceeds from this offering together with term loan borrowings under our new senior credit facility and an issuance of our common stock to pay the purchase price for the HCS acquisition, to repay borrowings under our existing senior credit facility and to pay transaction fees and expenses. Until we complete the acquisition of HCS, we will deposit the net proceeds from this offering in a collateral account.

If the HCS acquisition is not consummated by November 15, 2008 or earlier terminated, the net proceeds from this offering will be used to repay our existing senior credit facility and for general corporate and working capital purposes. See "Use of proceeds."
Risk factors
You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, you should evaluate the specific risks set forth under the section captioned "Risk factors" beginning on page S-21 for a discussion of certain risks in making an investment in the notes.

Summary historical financial data

BE Aerospace

The following tables set forth certain of our financial information. We derived the summary statement of operations data, other financial data and segment data for the fiscal years ended December 31, 2007, 2006 and 2005, and the summary balance sheet data as of December 31, 2007 and 2006 from our audited consolidated financial statements included elsewhere in this prospectus supplement. The balance sheet data as of December 31, 2005 is derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The summary statement of operations data, other financial data and segment data for the three-month periods ended March 31, 2008 and 2007 and the summary balance sheet data as of March 31, 2008 have been derived from our unaudited condensed consolidated financial statements included in this prospectus supplement. These unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of our management, include all adjustments considered necessary for a fair presentation of the financial position and results of operations for such periods. This summary financial data is qualified by reference to, and should be read in conjunction with, our historical financial statements, including notes thereto, which are included elsewhere in this prospectus supplement.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(dollars in millions)	2008	2007	2007	2006	2005

Statements of Operations Data:
Net sales	$473.2	$387.8	$1,677.7	$1,128.2	$844.1
Cost of sales	304.1	253.5	1,107.6	731.7	548.5
Selling, general and administrative	56.3	50.7	195.2	159.6	136.4
Research, development and engineering	35.4	27.2	127.9	88.6	65.6

Operating earnings	77.4	56.4	247.0	148.3	93.6
Interest expense, net	2.8	10.6	20.9	38.9	59.3
Loss on debt extinguishment	—	—	11.0	19.4	—

Earnings before income taxes	74.6	45.8	215.1	90.0	34.3
Income taxes (benefit)	26.1	13.7	67.8	4.4	(50.3)

Net earnings	$48.5	$32.1	$147.3	$85.6	$84.6

Other Financial Data:
EBITDA, as adjusted(1)	$86.5	$64.5	$282.0	$177.7	$122.2
Operating margin	16.4%	14.5%	14.7%	13.1%	11.1%
Depreciation and amortization	$9.1	$8.1	$35.0	$29.4	$28.6
Capital expenditures	8.5	8.0	32.1	24.1	16.9
Net cash flows (used in) provided by operating activities	(34.9)	(16.7)	22.0	41.0	12.6
Net cash flows used in investing activities	(8.5)	(8.0)	(32.6)	(169.4)	(15.3)
Net cash flows provided by (used in) financing activities	0.0	372.7	25.9	(165.1)	284.2
Ratio of earnings to fixed charges(2)	22.9x	4.9x	9.6x	3.0x	1.6x
Segment Data:
Net sales:
Distribution	$122.0	$96.9	$386.5	$251.5	$173.9
Interior systems	93.2	81.1	348.0	273.9	205.5
Seating	150.9	144.4	632.6	388.5	281.8
Business jet	72.7	44.1	193.1	147.5	120.2
Engineering services	34.4	21.3	117.5	66.8	62.7
Operating earnings (loss):
Distribution	35.3	19.7	85.5	50.4	34.9
Interior systems	18.4	14.6	64.8	51.2	32.3
Seating	15.5	16.9	72.8	37.6	25.5
Business jet	10.6	4.4	19.7	9.4	7.8
Engineering services	(2.4)	0.8	4.2	(0.3)	(6.9)

	As of March 31,		As of December 31,
(dollars in millions)	2008	2007	2007	2006	2005

Balance Sheet Data (end of period):
Cash and cash equivalents	$40.4	$413.1	$81.6	$65.0	$356.0
Working capital	769.2	878.0	711.6	456.0	573.4
Total assets	1,825.5	1,926.6	1,772.0	1,497.7	1,426.5
Total debt	151.7	503.4	151.9	503.9	678.9
Stockholders' equity	1,323.5	1,114.1	1,258.1	706.0	569.6

(1)
EBITDA, as adjusted, is defined as net earnings before interest expense, net, loss on debt extinguishment, provision for income taxes, depreciation and amortization. EBITDA, as adjusted, is a measure commonly used by financial analysts in evaluating a company's performance. Accordingly, we believe that EBITDA, as adjusted, may be useful for investors in assessing our ability to meet our debt service requirements. EBITDA, as adjusted, is not a recognized measurement under generally accepted accounting principles in the United States (U.S. GAAP). When evaluating performance, investors should not consider EBITDA, as adjusted, in isolation of, or as a substitute for, measures of performance as determined in accordance with U.S. GAAP, such as net earnings or net cash provided by operating activities. EBITDA, as adjusted, may have material limitations as a performance measure because it excludes interest expense, net, loss on debt extinguishment, taxes and depreciation and amortization. Other companies may calculate EBITDA, as adjusted differently, and therefore our presentation of EBITDA, as adjusted, may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA, as adjusted, to net earnings is provided below.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(dollars in millions)	2008	2007	2007	2006	2005

Net earnings	$48.5	$32.1	$147.3	$85.6	$84.6
Interest expense, net	2.8	10.6	20.9	38.9	59.3
Income taxes	26.1	13.7	67.8	4.4	(50.3)
Depreciation expense	9.1	8.1	35.0	29.4	28.6
Loss on debt extinguishment	—	—	11.0	19.4	—

EBITDA, as adjusted	$86.5	$64.5	$282.0	$177.7	$122.2

(2)
Adjusted to give effect to the issuance of the notes offered hereby and the repayment of the $150.0 million of outstanding borrowings under our existing senior credit facility as of January 1, 2007, the ratio of earnings to fixed charges for the three months ended March 31, 2008 and the year ended December 31, 2007 would have been 19.0x and 9.1x, respectively.

HCS

The following tables set forth certain financial information for HCS. HCS's summary statement of operations data and other financial data for the fiscal years ended December 31, 2007, 2006 and 2005 and the summary balance sheet data as of December 31, 2007 and 2006 was derived from HCS's audited combined financial statements included in this prospectus supplement. The summary statement of operations data and other financial data for the three-month periods ended March 31, 2008 and 2007 and the summary balance sheet data as of March 31, 2008 was derived from HCS's unaudited condensed combined financial statements included in this prospectus supplement. These unaudited condensed combined financial statements have been prepared on a basis consistent with HCS's audited combined financial statements and include all adjustments considered necessary for a fair presentation of the financial position and results of operations for such periods.

HCS's audited combined and unaudited condensed combined financial statements have been prepared on a "carve-out" basis from Honeywell's consolidated financial statements using the historical results of operations, assets and liabilities attributable to HCS and including allocations of expenses from Honeywell. HCS's financial information presented in this prospectus supplement and the HCS combined financial statements included elsewhere in this prospectus supplement may not be indicative of the future performance of HCS and do not necessarily reflect what the results of operations, financial position and cash flows of the HCS business would have been had the HCS business been operated as an independent company or as a part of BE Aerospace for all periods presented.

This summary financial data is qualified by reference to, and should be read in conjunction with, HCS's historical combined financial statements, including notes thereto, which are included elsewhere in this prospectus supplement.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(dollars in millions)	2008	2007	2007	2006	2005

Statements of Operations Data:
Net sales	$144.1	$127.9	$524.4	$482.1	$436.5
Cost of sales	121.2	104.7	437.3	376.5	342.6
Selling, general and administrative expenses	5.1	5.2	22.0	25.7	34.7

Operating earnings	17.8	18.0	65.1	79.9	59.2
Interest income, net	—	(0.1)	(0.2)	(0.2)	—

Earnings before income taxes	17.8	18.1	65.3	80.1	59.2
Income taxes	6.4	6.6	23.8	29.8	21.6

Net earnings	$11.4	$11.5	$41.5	$50.3	$37.6

Balance Sheet Data (end of period):
Working capital	$353.1		$330.0	$323.9
Goodwill, intangible and other assets, net	290.8		291.0	291.8
Total assets	744.6		717.8	693.2
Total equity	639.8		617.3	613.3
Other Financial Data:
Operating margin	12.4%	14.1%	12.4%	16.6%	13.6%
EBITDA(1)	17.9	18.3	66.2	81.9	62.1

(1)
EBITDA is defined as net earnings before interest expense, net, provision for income taxes, depreciation and amortization. EBITDA is a measure commonly used by financial analysts in evaluating a company's performance. EBITDA is not a recognized measurement under U.S. GAAP. When evaluating performance, investors should not consider EBITDA in isolation of, or as a substitute for, measures of performance as determined in accordance with U.S. GAAP, such as net income or net cash provided by operating activities. EBITDA may have material limitations as a performance measure because it excludes interest expense, interest income, taxes and depreciation and amortization. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA to net income is provided below.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(dollars in millions)	2008	2007	2007	2006	2005

Net earnings	$11.4	$11.5	$41.5	$50.3	$37.6
Interest income, net	—	(0.1)	(0.2)	(0.2)	—
Income taxes	6.4	6.6	23.8	29.8	21.6
Depreciation expense	0.1	0.3	1.1	2.0	2.9

EBITDA	$17.9	$18.3	$66.2	$81.9	$62.1

Summary unaudited pro forma condensed
combined financial information

The following tables set forth a summary of unaudited pro forma condensed combined financial information for BE Aerospace and HCS as a combined company, giving effect to the Transactions, using the purchase method of accounting, as if they had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined balance sheet data as of March 31, 2008 gives effect to the Transactions as if the Transactions had occurred on March 31, 2008. The unaudited pro forma condensed combined statements of operations data have been adjusted to give effect to the Transactions as if the Transactions had occurred on January 1, 2007.

The unaudited pro forma condensed combined financial information gives effect to the consummation of the Transactions, including the HCS acquisition; however, the issuance of the notes offered hereby is not conditioned upon the completion of the HCS acquisition. Therefore, the notes offered hereby will remain outstanding whether or not we complete the HCS acquisition.

The summary unaudited pro forma condensed combined financial information reflects pro forma adjustments that are described in the notes accompanying the unaudited pro forma condensed combined financial information included in this prospectus supplement and are based on available information and certain assumptions we believe are reasonable. In the opinion of our management, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Transactions occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma condensed combined financial information reflects our preliminary estimates of the allocation of the purchase price for the acquisition of HCS based upon available information and certain assumptions that we believe are reasonable under the circumstances, and actual results could differ materially from these anticipated results. The final allocation of the purchase price for the acquisition of HCS will be determined after completion of the acquisition and will be based on the actual purchase price, the HCS tangible and identifiable intangible assets acquired and liabilities assumed.

This information is only a summary and you should read the following unaudited pro forma condensed combined financial information in conjunction with "Use of proceeds," "The HCS acquisition," "Unaudited pro forma condensed combined financial information," "Selected historical financial data," "Management's discussion and analysis of financial condition and results of operations," and the consolidated financial statements and related notes of BE Aerospace and HCS included elsewhere in this prospectus supplement.

(dollars in millions)	Unaudited Pro Forma Three Months Ended March 31, 2008	Unaudited Pro Forma Year Ended December 31, 2007

Statement of Operations Data:
Net sales	$620.6	$2,215.1
Operating earnings	96.0	315.0
Net earnings	48.8	144.8
Balance Sheet Data as of March 31, 2008:
Working capital	1,087.7
Goodwill, intangibles and other assets, net	1,435.5
Total assets	3,023.9
Long-term debt, net of current portion	1,075.2
Total equity	1,505.8
Other Financial Data:
Pro forma EBITDA, as adjusted(1)	$107.7	$361.2

(1)
Pro Forma EBITDA, as adjusted, is defined as proforma net earnings before interest expense, net, loss on debt extinguishment, provision for income taxes, depreciation and amortization all on a proforma basis after giving effect to the Transactions. Pro Forma EBITDA, as adjusted, is a measure commonly used by financial analysts in evaluating a company's performance. Accordingly, we believe that Pro Forma EBITDA, as adjusted, may be useful for investors in assessing our ability to meet our debt service requirements following the HCS acquisition. Pro Forma EBITDA, as adjusted, is not a recognized measurement under U.S. GAAP. When evaluating performance, investors should not consider Pro Forma EBITDA, as adjusted, in isolation of, or as a substitute for, measures of performance as determined in accordance with U.S. GAAP, such as net income or net cash provided by operating activities. Pro Forma EBITDA, as adjusted, may have material limitations as a performance measure because it excludes interest expense, net, loss on debt extinguishment, taxes and depreciation and amortization. Other companies may calculate Pro Forma EBITDA, as adjusted, differently, and therefore our Pro Forma EBITDA, as adjusted, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Pro Forma EBITDA, as adjusted, to net earnings is provided below.

	Unaudited Pro Forma Three Months Ended March 31, 2008	Unaudited Pro Forma Year Ended December 31, 2007
(dollars in millions)

Pro forma net earnings	$48.8	$144.8
Interest expense, net(2)	22.0	96.3
Income taxes	25.2	62.9
Depreciation and amortization	11.7	46.2
Loss on debt extinguishment	—	11.0

Pro forma EBITDA, as adjusted	$107.7	$361.2

(2)
Includes additional interest expense after giving effect to the notes offered hereby, the term loan borrowings under the new senior credit facility of $575.0 million and the repayment of the borrowings under our existing senior credit facility as part of the Transactions. For each 0.125% change in interest rate, interest expense for the year ended December 31, 2007 and the three months ended March 31, 2008 would change by $0.7 million and $0.2 million, respectively.

Risk factors

Before making a decision to invest in our notes, you should carefully consider the risks described below in addition to the other information in this prospectus supplement and accompanying prospectus, including the documents incorporated by reference. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks relating to our industry

We are directly dependent upon the conditions in the airline and business jet industries and a severe and prolonged downturn could negatively impact our results of operations.

The September 11, 2001 terrorist attacks, SARS and the onset of the Iraq war severely impacted conditions in the airline industry. According to industry sources, in the aftermath of the attacks most major U.S. and a number of international carriers substantially reduced their flight schedules, parked or retired portions of their fleets, reduced their workforces and implemented other cost reduction initiatives. U.S. airlines further responded by decreasing domestic airfares. As a result of the decline in both traffic and airfares following the September 11, 2001 terrorist attacks, and their aftermath, as well as other factors, such as increases in fuel costs and heightened competition from low-cost carriers, the world airline industry lost a total of approximately $42.0 billion in calendar years 2001-2005. The airline industry crisis also caused 28 airlines worldwide to declare bankruptcy or cease operations in the last seven years. The recent increases in fuel prices and the prospect of continued fuel price increases are expected to continue to have a negative impact on the airline and business jet industries. According to IATA, the worldwide airline industry is expected to incur losses of approximately $6.1 billion during 2008, which reflects the expectation that the North American airlines will incur losses of approximately $4.2 billion, the European, Asia-Pacific and Middle Eastern airlines will incur losses of approximately $0.8 billion and the Latin American and African airlines will incur losses of approximately $1.0 billion. These IATA estimates assume no benefit from any mitigating actions to be taken during 2008 (such as increased ticket prices and the recently announced capacity reductions), and further assume average oil prices at $122.0 per barrel for the full year 2008. The price of a barrel of oil at January 2, 2008 was approximately $99.6 and at June 18, 2008, was approximately $136.7.

As a result of the foregoing, the domestic U.S. airlines, in large part, have been seeking to conserve cash by not placing orders for cabin interior refurbishment programs or new aircraft. This, together with the reduction of new business jet production, caused a substantial contraction in our business during the 2001 through 2003 period. Although the global airline industry began to recover in late 2003, the challenging operating environment we face in our industry is expected to continue and will be influenced by a wide variety of factors currently affecting the industry, including the economic environment, fuel prices, labor issues, airline consolidation, airline insolvencies, terrorism and safety concerns. The rate at which the business jet industry recovers is dependent on corporate profits, the number of used jets on the market and other factors, which could slow the rate of recovery.

The airline industry is heavily regulated and failure to comply with applicable laws could reduce our sales, or require us to incur additional costs to achieve compliance, which could reduce our results of operations.

The Federal Aviation Administration (FAA) prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the European Aviation Safety Administration (EASA), the Civil Aviation Authority of China (CAAC) and the Japanese Civil Aviation Board (JCAB), regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming.

From time to time these regulatory agencies propose new regulations. These new regulations generally cause an increase in costs to comply with these regulations. For example, the FAA dynamic testing requirements originally established in 1988 under 14 CFR 25.562 are currently required for certain new generation aircraft types. The recent enactment of 14 CFR 121.311(j) will require dynamic testing of all seats installed in all new aircraft produced after October 27, 2009. EASA is expected to establish a similar rule. Compliance with this rule may require industry participants to expand engineering, plant and equipment to ensure that all products meet this rule. Smaller seating companies may not have the resources, financial or otherwise, to comply with this rule and may be required to sell their business or cease operations. To the extent the FAA implements rule changes in the future, we may incur additional costs to achieve compliance.

The airline industry is subject to extensive health and environmental regulation, any violation of which could subject us to significant liabilities and penalties.

We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire.

Risks relating to our business

Increased leverage could adversely impact our business and results of operations.

As of March 31, 2008, on an adjusted basis, after giving effect to this offering and prior to completion of the other components of the Transactions (during which period the net proceeds from this offering have been deposited into a collateral account pursuant to our existing senior credit facility to repay all borrowings under our existing senior credit facility) we would have had $501.7 million of indebtedness, with $200.0 million of undrawn borrowing capacity under the revolving credit facility of our existing senior credit facility, without taking into account any outstanding letters of credit. If the Transactions are consummated, our indebtedness will increase further. On a pro forma basis, after giving effect to the Transactions, as of March 31, 2008, we would have had approximately $1,076.7 million of indebtedness, with $575.0 million consisting of secured borrowings under our new senior credit facility with $350.0 million of undrawn borrowing capacity under the revolving credit facility of our new senior credit facility, without taking into account any outstanding letters of credit. As a portion of the purchase price for the HCS acquisition is expected to be in a specified number of shares of our common stock, if the trading price of common stock declines in value, we may incur additional senior secured debt under our new senior credit facility to fund the HCS acquisition. As a result of this offering, our ratio of total debt to capitalization would have increased from 10.3% to 27.5% and as a result of the Transactions, our ratio of total debt to capitalization would have increased from 10.3% to 41.7%. The foregoing amounts do not include trade payables to which the notes are effectively subordinated. Under "Capitalization" below, we provide additional information concerning our indebtedness.

Our consolidated pro forma interest expense, net for the year ended December 31, 2007, after giving effect to the notes offered hereby, would have been $51.6 million and our consolidated pro forma interest expense, net for the year ended December 31, 2007, assuming the completion of the Transactions on that date, would have been $96.5 million compared to our historical interest expense, net of $20.9 million for the year ended December 31, 2007.

The terms of our existing senior credit facility and the indenture governing the notes offered hereby limit but do not prohibit us from incurring substantial amounts of additional debt in the future, which we may incur to finance our operations, for future growth, acquisitions or for other purposes. In addition, the terms of the new senior credit facility are also expected to limit but not prohibit us from incurring substantial amounts of additional debt. The lenders will have certain "flex" provisions which may impact our cost of financing under the new senior credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our higher degree of leverage as a result of this offering, the consummation of the Transactions or as a result of additional debt we may incur in the future could have important consequences to us. For example, it could:

•
increase our vulnerability to adverse economic and industry conditions;

•
require us to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•
limit our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•
place us at a disadvantage compared to our competitors that are less leveraged; and

•
limit our flexibility in planning for, or reacting to, changes in our business and in our industry.

There are risks inherent in international operations that could have a material adverse effect on our business operations.

While the majority of our operations are based domestically, we have significant manufacturing operations based internationally with facilities in the United Kingdom, the Netherlands and Germany. In addition, we sell our products to airlines all over the world. Our customers are located primarily in North America, Europe and the emerging markets including the Asia/Pacific Rim region, South America and the Middle East. As a result, 55% of our net sales for the year ended December 31, 2007 and 57% of our sales for the year ended December 31, 2006 were to customers located outside the United States.

In addition, we have a number of subsidiaries in foreign countries (primarily in Europe), which have sales outside the United States. Approximately 38% and 35%, respectively, of our sales during the fiscal years ended December 31, 2007 and 2006 came from our foreign operations. Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. At December 31, 2007, we reported a cumulative foreign currency translation adjustment of approximately $22.6 million in stockholders' equity as a result of foreign currency adjustments, and we may incur additional adjustments in future periods. In addition, operating results of foreign subsidiaries are translated into U.S. dollars for purposes of our statement of operations at average monthly exchange rates. Moreover, to the extent that our revenues are not denominated in the same currency as our expenses, our net earnings could be materially adversely affected. For example, a portion of labor, material and overhead costs for goods produced in our production facilities in the United Kingdom, Germany and the Netherlands are incurred in British pounds or euros, but the related sales revenues are generally denominated in U.S. dollars. Changes in the value of the U.S. dollar or other currencies could result in material fluctuations in foreign currency translation amounts or the U.S. dollar value of transactions and, as a result, our net earnings could be materially adversely affected. Our exposure to foreign currencies will increase as a result of the HCS acquisition.

Historically we have not engaged in hedging transactions. However, we may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. Our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our results of operations and financial condition could be materially adversely affected.

Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political, economic and social instability in the countries where we operate or sell our products and offer our services. The impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could materially adversely affect our operating results.

The acquisition of HCS, and future acquisitions that we may make, may be less successful than we expect, which could have a material adverse effect on our financial condition.

We have substantially expanded the size, scope and nature of our business as a result of a number of acquisitions. Since 1989, we completed 24 acquisitions, for an aggregate purchase price of approximately $1.1 billion. We intend to continue to explore and conduct discussions regarding possible future acquisitions, some of which may be material. Our acquisitions involve numerous risks. For example, we may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the expected benefits from these acquisitions. Our efforts to integrate these businesses could be materially adversely affected by a number of factors beyond our control, such as regulatory developments, general economic conditions, increased competition and the loss of certain customers resulting from the acquisitions. In addition, the process of integrating these businesses could cause difficulties for us, including an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. Further, the benefits that we anticipate from these acquisitions, including expected costs synergies, may not develop. Depending upon the acquisition opportunities available, we also may need to raise additional funds through the capital markets or arrange for additional bank financing in order to consummate such acquisitions. Changes in U.S. and global financial and equity markets, including market disruptions, limited liquidity and interest rate fluctuations, may increase the cost of raising capital. The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets similar to that which is currently being experienced in the financial markets, could impact our ability to sustain and grow our businesses through acquisitions.

The HCS acquisition is larger than any of the other acquisitions we have made in the past. This acquisition will significantly increase the size of our company and our dependence on our combined distribution segment and may expand the geographic areas in which we operate. We cannot assure that we will achieve the desired benefits from the HCS acquisition or any other acquisitions we may complete in the future. In addition, the consummation of the HCS acquisition is subject to certain closing conditions, including the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as German antitrust approvals. While we intend to consummate the HCS acquisition as soon as practicable after such approvals are obtained, there can be no assurance that we will obtain such approvals or satisfy the other conditions to consummation of the HCS acquisition on schedule or at all. If we do not complete the HCS acquisition, the notes will remain outstanding and we will be required to use a portion of the net proceeds from this offering to repay borrowings under our existing senior credit facility. Following the HCS acquisition, we may consider future acquisitions, some of which could be material to us.

Our total assets include substantial intangible assets. The write-off of a significant portion of unamortized intangible assets would negatively affect our financial results.

Our total assets reflect substantial intangible assets and our intangible assets will increase substantially as a result of the HCS acquisition. At March 31, 2008, goodwill and identified intangibles, net, represented approximately 34% of our total assets and on a pro forma basis after giving effect to the Transactions our goodwill and identified intangibles, net would have represented approximately 45% of our total assets. Intangible assets consist principally of goodwill and other identified intangible assets associated with our acquisitions.

On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and other intangible assets with indefinite lives. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the amount is written down to fair value. Under current accounting rules, this would result in a charge to operating earnings. Any determination requiring the write-off of a significant portion of unamortized goodwill and identified intangible assets would negatively affect our results of operations and total capitalization, which could be material.

We have significant financial and operating restrictions in our debt instruments that may have an adverse effect on our operations.

Our existing senior credit facility contains, and we expect the new senior credit facility will contain, numerous covenants that limit our ability to incur additional or repay existing indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, to engage in transactions with affiliates, to engage in sale/leaseback transactions, to guarantee indebtedness and to sell or otherwise dispose of assets and merge or consolidate with other entities. In addition, our new senior credit facility will contain financial covenants requiring us to maintain a minimum interest coverage ratio and a maximum total leverage ratio. Agreements governing future indebtedness could also contain significant financial and operating restrictions. A failure to comply with the obligations contained in any current or future agreement governing our indebtedness could result in an event of default under our current or any future bank credit facility, any future indentures or agreements governing our debt securities, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We may not have, or may not be able to obtain, sufficient funds to make any required accelerated payments.

As a supplier of military and other products to the U.S. government and contractors of the U.S. government, we are subject to additional risks.

Sales of our military and other products to the U.S. government or to contractors of the U.S. government are largely dependent upon government budgets. A reduction in funding for, or termination of, U.S. government programs that we participate in could adversely impact our results of operations. In addition, the terms of contracts with the U.S. government generally permit the U.S. government to terminate contracts partially or completely, with or without cause, at any time. Any unexpected termination of a significant government contract could have a material adverse effect on our results of operations. We are also subject to government investigations of business practices and compliance with government procurement regulations. If we were charged with wrongdoing as a result of any such investigation or other government investigations, we could be suspended from bidding on or receiving awards of new government contracts and/or have our export privileges suspended. The acquisition of the HCS business will increase our exposure to this risk.

Risks relating to the HCS acquisition

We may not successfully integrate HCS.

Our acquisition of HCS involves the integration of the HCS business with our distribution business. These two businesses were previously operated independently, often competing in some of the same or similar aerospace hardware consumables distribution markets. If we cannot successfully integrate HCS operations with those of our distribution segment, we may experience material negative consequences to our business, financial condition or results of operations. The integration of the two businesses that have previously operated separately will be a costly and time-consuming process that will involve a number of risks, including, but not limited to:

•
diversion of senior management's attention from the management of daily operations to the integration of operations;

•
demands on the management of our distribution segment related to the significant increase in the size and scope of the distribution business for which they are responsible;

•
difficulties in the assimilation of different corporate cultures, practices and sales and distribution methodologies, as well as in the assimilation and retention of extensive and geographically dispersed operations and personnel;

•
difficulties in implementing information technology and automated inventory retrieval systems to support the entire combined business;

•
larger foreign operations and increased exposure to risks relating to business operations outside the United States;

•
difficulties and unanticipated expenses related to the integration of facilities, departments, systems, including accounting systems, computer and other technologies, books and records and procedures, as well as in maintaining uniform standards, including internal accounting controls, procedures and policies;

•
costs and expenses associated with any undisclosed or potential liabilities;

•
our ability to rationalize redundant facilities and consolidate multiple sales offices, forward stocking locations and operational facilities; and

•
the use of more cash resources and increased capital expenditures on integration and implementation activities than we currently expect, which could offset any such savings and other synergies resulting from the HCS acquisition.

Successful integration of HCS's operations with those of our distribution segment will depend on our ability to manage the combined operations, realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and eliminate redundant and excess costs. The estimates that we have provided for annual cost synergies elsewhere in this prospectus supplement assume that, in significant part, as result of our integration efforts, HCS's operating margins will increase to levels that are more comparable to our operating margins over the next three years. There can be no assurance that the HCS business achieves these anticipated operating margin levels. If our integration efforts are not successful, we may not be able to maintain the levels of revenue, earnings or operating efficiency that BE Aerospace and HCS had achieved or might have achieved if they remained separate businesses and that is anticipated as a result of the synergies expected to be realized with the combination of our distribution business with the HCS business.

Even if we are able to successfully integrate the operations of HCS, we may not be able to realize the cost savings, synergies and revenue and earnings growth in our distribution segment that we anticipate from the integration in the time frame that we currently expect, and the costs of achieving these benefits may be higher than, what we currently expect.

Our historical and unaudited pro forma condensed combined financial information may not be representative of our results as a combined company.

The historical and unaudited pro forma condensed combined financial information included elsewhere in this prospectus supplement has been prepared using our financial statements and those of HCS for periods prior to the consummation of the acquisition. In addition, the pro forma combined financial information presented in this prospectus supplement is based in part on certain assumptions regarding the acquisition that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Furthermore, HCS's audited and unaudited financial statements have been prepared on a "carve-out" basis from Honeywell's consolidated financial statements, which do not necessarily reflect what the results of operations, financial position and cash flows of the HCS business would have been had the HCS business been operated as an independent company or as a part of us for the periods presented. Accordingly, the historical and unaudited pro forma condensed combined financial information included in this prospectus supplement may not accurately reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.

We will depend on Honeywell for certain transitional services pursuant to a transition services agreement, which may be difficult for us to replace without operational problems and additional costs.

Our ability to effectively operate and integrate the HCS business depends to a large extent on the proper functioning of its information technology and business support systems. For a period of time following the closing of the HCS acquisition, we will be dependent upon Honeywell to continue to provide certain information technology, network and other support services to the HCS business. The terms of these arrangements are governed by a transition services agreement to be entered into at the time of the acquisition. If Honeywell fails to perform its obligations under the transition services agreement, we may not be able to perform such services ourselves or obtain such services from third parties at all or on terms favorable to us if at all. In addition, upon termination of the transition services agreement, if we are unable to develop the systems, resources and controls necessary to allow us to provide the services formerly provided by Honeywell or to obtain such services from third parties, we may experience operational problems and an increase in costs, which could adversely affect our business, financial condition or results of operations. See "The HCS acquisition—HCS acquisition agreements—Transition services agreement."

The HCS operations are subject to their own risks, which we may not be able to manage successfully. There may be additional risks resulting from the HCS acquisition that are not presently known to us.

HCS's results of operations are subject to many of the same risks that affect our financial condition and results of operations and, more specifically, those of our distribution segment. There may be additional risks resulting from the HCS acquisition that are not presently known to us. Any discovery of adverse information concerning the HCS business after the closing of the acquisition could be material and, in many cases, we would have limited rights of recovery. The indemnification provided in the stock and asset purchase agreement may not be sufficient to protect us from, or compensate us for, all losses resulting from the acquisition or HCS's prior operations. For example, under the terms of the acquisition agreement, indemnification is limited to certain subject matters and the maximum aggregate amount of such losses for which Honeywell will indemnify us is limited to $150.0 million, subject to certain exceptions. A material loss associated with the HCS acquisition for which there is not adequate indemnification could negatively affect our results of operations, our financial condition and our reputation in the industry and reduce the anticipated benefits of the acquisition. See "The HCS acquisition—HCS acquisition agreements—Stock and asset purchase agreement."

As Honeywell will account for a substantial portion of our revenues following the acquisition, the loss of this customer would cause a significant decline in the acquired business' revenues.

In connection with the closing of the acquisition of HCS, we will enter into exclusive long-term supply and license agreements with Honeywell to become Honeywell's exclusive licensee to supply third parties with certain proprietary Honeywell products and to supply Honeywell's Aerospace business with certain products. As a result, Honeywell is expected to account for 8.7% of our distribution segment's sales. Any changes to the supply and license agreements which could result in reductions or terminations of product purchases by Honeywell without an offsetting increase in new sales to other customers, would result in a substantial decline in the acquired business' revenue and operating results. In addition, as a result of the acquisition, certain HCS customers may not be willing to continue or expand their existing relationships with HCS following the acquisition, which could adversely affect our business, financial condition or results of operations. See "The HCS acquisition—HCS acquisition agreements—Supply agreement" and "—License agreement."

Risks relating to the notes and the offering

As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes.

As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes. No payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us. In the event of a bankruptcy, liquidation or reorganization of any of our current or future non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets of those subsidiaries are made available for distribution to us. As a result, the notes would be effectively subordinated to all debt and other liabilities, including trade payables, of such non-guarantor subsidiaries. As of March 31, 2008, our subsidiaries had approximately $114.7 million of debt and other liabilities, including trade payables. Our subsidiaries may incur additional indebtedness and other liabilities subject to the limitations under "Description of notes—Limitation on incurrence of additional indebtedness."

The notes will not be secured by any of our assets and, as a result, the lenders under our existing senior credit facility, our new senior credit facility or under any future secured credit facility would have a claim senior to the holders of the notes on the assets securing such borrowings in the event that we become insolvent or are liquidated or if payment thereunder is accelerated.

The notes will not be secured by any of our assets. Our obligations under our existing senior credit facility are, and under the new senior credit facility will be, secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under our existing senior credit facility or new senior credit facility is accelerated, the lenders thereunder would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our senior secured lenders will have a claim on such assets before the holders of these notes. As of March 31, 2008, the total amount outstanding under our existing senior credit facility was $150.0 million with $200.0 million of undrawn borrowing capacity under the revolving credit facility, without taking into account any outstanding letters of credit. As of the same date, after giving effect to the Transactions, our senior indebtedness outstanding would have been approximately $1,076.7 million, including $575.0 million of secured debt under our new senior credit facility and we would have had $350.0 million of undrawn borrowing capacity under the revolving credit facility of our new senior credit facility, without taking into account any outstanding letters of credit. We may also incur additional senior secured indebtedness subject to limitations under the notes and those under our other debt.

We may not have the ability to raise the funds to purchase notes upon a change of control as required by the indenture.

Upon the change of control events specified in the indenture, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our other debt agreements. Upon a change of control event, we will be required to repay the outstanding principal, any accrued interest and any other amount owed by us under our existing senior credit facility or our new senior credit facility, as applicable. There can be no assurance that we would be able to repay amounts outstanding or obtain necessary consents under such facilities to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "Change of Control" is defined in the "Description of notes—Certain definitions."

We cannot guarantee that there will be a trading market for the notes.

The notes are a new issue of securities for which no trading market currently exists. We do not intend to list the notes on any national or regional securities exchange or to seek approval for quotation through any automated quotation system. We cannot give any assurance that a trading market will exist in the future for the notes. Even if a market does develop, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Use of proceeds

We expect that we will receive net proceeds from this offering of approximately $481.8 million, after deducting the underwriting discounts and expenses related to this offering, which are payable by us. Upon completion of this offering, we will deposit these net proceeds into a cash collateral account administered by the administrative agent under our existing senior credit facility.

Upon closing of the HCS acquisition, the net proceeds will be released to us from the collateral account to pay a portion of the cash consideration in the HCS acquisition. We will use the net proceeds from this offering, together with borrowings under our new senior credit facility and an issuance of our common stock to Honeywell, to pay for the HCS acquisition, to repay indebtedness under our existing senior credit facility and to pay transaction fees and expenses. However, if the HCS acquisition is not consummated by November 15, 2008 or it is earlier terminated, these net proceeds will be released from the collateral account and used to repay borrowings under our existing senior credit facility and any remaining funds will be released to us, which we will use for working capital and general corporate purposes.

Term loan borrowings under our existing senior credit facility bear interest at an annual rate equal to LIBOR plus 175 basis points.

For more information on the application of the net proceeds of this offering in connection with the consummation of the HCS acquisition, see the estimated sources and uses of funds table set forth under "The HCS acquisition—HCS financing." For more information on the terms of the existing senior credit facility, see "Description of other indebtedness—Existing senior secured credit facility."

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008:

•
on an actual basis;

•
on an as adjusted basis, giving effect to the issuance and sale of the notes offered hereby and the application of the net proceeds of the offering deposited into a collateral account as described under "Use of proceeds" to repay borrowings under the existing senior credit facility as if this offering occurred on March 31, 2008; and

•
on a pro forma as adjusted basis, giving effect to the Transactions, as if the Transactions occurred on March 31, 2008.

This table should be read in conjunction with "Use of proceeds," "The HCS acquisition," "Unaudited pro forma condensed combined financial information," "Summary financial data," "Management's discussion and analysis of financial condition and results of operations," and BE Aerospace's and HCS's consolidated financial statements and related notes included elsewhere in this prospectus supplement. We may need to borrow additional amounts to fund the HCS acquisition. See the estimated sources and uses of funds table set forth under "The HCS acquisition—HCS financing."

	March 31, 2008
(in millions, except share data)	Actual	As Adjusted	Pro Forma As Adjusted

Cash and cash equivalents(1)	$40.4	$370.8	$29.9

Short-term debt, including current maturities of long-term debt	$1.5	$1.5	$1.5

Long-term debt, excluding current maturities:
Existing senior credit facility(2)	150.0	0	0
Other long-term debt	0.2	0.2	0.2
Notes offered hereby	—	500.0	500.0
New senior credit facility(3)(4)	—	—	575.0

Total long-term debt	150.2	500.2	1,075.2

Stockholders' equity
Preferred stock, $0.01 par value, 1.0 million shares authorized, no shares issued and outstanding, actual and as adjusted	—	—	—
Common stock, $0.01 par value, 200.0 million shares authorized, actual, as adjusted and pro forma as adjusted; 93.1 million shares issued and outstanding, actual and as adjusted; 99.1 million issued and outstanding, pro forma as adjusted(3)	0.9	0.9	1.0
Additional paid-in capital	1,328.0	1,328.0	1,512.1
Accumulated deficit	(41.2)	(43.1)	(43.1)
Accumulated other comprehensive income	35.8	35.8	35.8

Total stockholders' equity	1,323.5	1,321.6	1,505.8

Total capitalization	$1,475.2	$1,823.3	$2,582.5

(1)
As adjusted reflects the remaining net proceeds from this offering after repayment of the existing senior credit facility.

(2)
Approximately $175.5 million was available for borrowing under the revolving credit facility after taking into account $24.5 million of outstanding letters of credit. See "Description of other indebtedness—Existing senior secured credit facility."

(3)
The $1.05 billion purchase price for the HCS acquistion is expected to consist of at least $800.0 million of cash, plus six million shares of our common stock. The difference between $250.0 million and the value of the six million shares of our common stock will be paid in cash. The value of the stock portion of the purchase price assumes six million shares of our common stock is issued to Honeywell in the HCS acquisition at a price per share of $30.70, which reflects common stock consideration equal to $184.2 million. The last reported sale price of our common stock on the Nasdaq Global Select Market on June 19, 2008 was $30.70. The actual share price of our common stock used to calculate the value of the common stock consideration in the HCS acquisition will be determined pursuant to the stock and asset purchase agreement. See "The HCS acquisition—HCS acquisition agreements—Stock and asset purchase agreement."

(4)
After giving effect to the Transactions, we would have had $350.0 million of undrawn borrowing capacity under the revolving credit facility of our new senior credit facility, without taking into account any outstanding letters of credit.

The HCS acquisition

On June 9, 2008, we entered into a stock and asset purchase agreement with Honeywell International Inc. (Honeywell) to acquire Honeywell's Consumables Solutions distribution business (HCS). The combination of HCS with our distribution segment will create a leading global distributor of aerospace hardware and consumables. HCS will expand and diversify our distribution customer base and establish the combined business as a leading global supplier to the aftermarket, the OEM market (both commercial aircraft and business jets) and the military market. With over 250,000 SKUs and next-day service, the combined operations will serve as a key distributor for major aerospace fastener manufacturers throughout the world and most major aerospace OEMs and airline MROs. In addition, the combined distribution business will be a leading distributor in all major market segments, including the United States, Europe and high-growth emerging markets in Asia, the Pacific Rim and the Middle East.

The HCS business

Honeywell's Consumables Solutions distribution business is a global distributor of aerospace fasteners and consumables, including proprietary Honeywell products such as bearings, seals, gaskets and electrical products, among many others. Additionally, HCS provides value-added services to OEMs, airlines MROs, flight service centers and distributors globally.

In 2007, HCS generated $524.4 million of revenue and $65.1 million of operating profit. During 2007, 43% of sales were generated from distribution services with the remaining 57% generated from value-added services. Geographically, 68% of sales in 2007 were from the Americas, with 19% and 13% of sales from Europe and Asia, respectively, while aftermarket sales accounted for 45% of total sales followed by 38% of sales to OEMs and 17.5% of sales to military customers. Approximately 63% of its sales are comprised of aerospace grade fasteners, with the balance of its sales comprised of seals, bearings, electrical components fittings, spacers, valves, latches, and other similar products. HCS maintains a portfolio of more than 110,000 SKUs from 950 global manufacturers and 1,150 suppliers.

Distribution services.    HCS's distribution service offers one of the largest standard hardware inventories in the market. HCS's inventory of fasteners, seals, bearings, electrical products and accessories totals over 110,000 SKUs from 950 global manufacturers and 1,150 suppliers. Additionally, HCS is the distributor of proprietary Honeywell products for a broad range of customers throughout the world. These products include fasteners and consumables associated with Honeywell proprietary engines, APUs and mechanical components. HCS also acts as the supplier of these parts and consumables to Honeywell Aerospace's production facilities globally.

Value-added services.    HCS also provides value-added services to OEMs, airlines, MROs, flight service centers and distributors globally, supporting more than 65 programs and 280,000 stocked fastener bins. Key HCS services include third-party logistics, forecasting services, inventory kitting and fastener bin management services.

Customers.    HCS serves all the key industry platforms in the commercial, military, business jet and general aviation markets, supplying more than 3,600 customers globally including most of the leading airlines, OEMs, MROs, flight service centers and distributors throughout the world. In 2007, no single customer of HCS accounted for more than 10% of sales. During 2007, HCS generated 32% of its revenues from international customers and 45% of its revenues from the aftermarket.

Facilities.    HCS operates four distribution facilities, ten forward stocking locations and eleven sales offices globally, including three distribution centers and ten forward stocking locations and sales offices in North America. In Europe, HCS operates five facilities including a distribution center in Hamburg, Germany and a forward stocking location in Toulouse, France. In Asia, HCS operates seven locations.

Discussion and analysis of HCS historical results of operations

Presented below is a discussion and analysis of the results of operations of HCS, which consists of operating units of Honeywell in the United States and Honeywell UK Limited, a direct wholly owned subsidiary of Honeywell, as well as wholly owned indirect subsidiaries of Honeywell in France and Germany, for the years ended December 31, 2007, 2006 and 2005 and for the three months ended March 31, 2008 and 2007. In connection with the proposed sale of HCS to us, Honeywell will retain certain pension-related assets and liabilities and indemnify us for certain contingent liabilities, principally related to income taxes associated with periods prior to our acquisition of HCS.

HCS was not a separate stand-alone entity during the periods presented. The accompanying financial statements have been derived from Honeywell's financial statements using the historical basis of HCS's assets and liabilities. Honeywell provided support services, such as legal, accounting and information technology infrastructure, on behalf of HCS. The cost of these services was allocated to HCS on a basis that HCS and Honeywell believe to be a reasonable reflection of the benefits received by HCS, as if it had been a separate stand-alone entity during the periods presented. HCS's financial information presented in this prospectus supplement may not be indicative of the future performance of HCS and do not reflect what the results of operations, financial position and cash flows of the HCS business would have been had the HCS business been operated as an independent company or as part of us for all periods presented. Additionally, the notes offered hereby are not conditioned on the completion of the HCS acquisition. Therefore, the notes will remain outstanding whether or not we complete the acquisition of HCS.

Three months ended March 31, 2008 compared to the three months ended March 31, 2007

Net sales for the three months ended March 31, 2008 of $144.1 million increased by $16.2 million or 12.7% over net sales of $127.9 million in 2007. Revenue growth of 12.7% resulted from strong demand for aerospace grade fasteners to support the higher level of new aircraft production (both commercial and business jet) and demand for fasteners arising from the high level of utilization of the existing world-wide fleet of commercial, business jet and military aircraft.

Net sales by customer type for the three-month period ended March 31, 2008 and 2007 were as follows:

	Three Months Ended March 31,
	2008		2007
(dollars in millions)		% of Net Sales		% of Net Sales
	Net Sales		Net Sales

Commercial aerospace	$102.7	71.3%	$89.9	70.3%
Business jet	16.5	11.4%	15.0	11.7%
Military	24.9	17.3%	23.0	18.0%

	$144.1	100.0%	$127.9	100.0%

First quarter 2008 sales to commercial aerospace OEM's, their supplier partners, commercial airlines and airline MROs were $102.7 million, which was an increase of $12.8 million, or 14.2%, as compared to the prior year. The higher level of sales was primarily due to the higher level of new aircraft deliveries and record load factors experienced by the airline industry. Sales to business jet OEMs, their supplier partners and business jet MROs during first quarter of 2008 of $16.5 million was an increase of $1.5 million, or 10.0%, as compared to the prior year. The year over year increase in business jet revenues was consistent with the increase in business jet deliveries. Military sales in the first quarter of 2008 of $24.9 million increased by $1.9 million, or 8.3%, as compared with the 2007 quarter and was primarily due to the timing of customer programs.

Cost of sales during the first quarter of 2008 of $121.2 million, or 84.1% of net sales, increased by $16.5 million, or 15.8%, as compared to $104.7 million, or 81.9% of net sales, in the prior year. The $16.5 million increase in cost of sales was primarily due to the 12.7% increase in net sales and higher material and overhead costs.

Selling, general and administrative expenses in the first quarter of 2008 were $5.1 million (representing 3.5% of sales) which were approximately equal to 2007 first quarter expenses of $5.2 million (representing 4.1% of sales).

Earnings before income taxes during the first quarter of 2008 of $17.8 million decreased by $0.3 million, or 1.7%, primarily due to the 220 basis point increase in cost of sales, offset by the $0.1 million decrease in selling, general and administrative expenses discussed above.

Income taxes in the first quarter of 2008 were $6.4 million and represent an effective income tax rate of 36.0% as compared to income taxes of $6.6 million or 36.5% of earnings before income taxes during the first quarter of 2007.

Net earnings during the first quarter of 2008 of $11.4 million (representing 7.9% of net sales) decreased by $0.1 million, or 0.9%, as compared to year earlier period due to the 220 basis point increase in cost of sales, offset by somewhat lower selling, general and administrative expenses.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Net sales for the year ended December 31, 2007 were $524.4 million, an increase of $42.3 million, or 8.8%, over net sales of $482.1 million in 2006. Revenue growth of 8.8% resulted from strong demand for aerospace-grade fasteners to support the higher level of new aircraft production (both commercial and business jet) and demand for fasteners arising from the high level of utilization of the existing worldwide fleet of commercial, business jet and military aircraft.

Net sales by geographic segment (based on destination) for the years ended December 31, 2007 and December 31, 2006 were as follows:

	Fiscal Year Ended December 31,
	2007		2006
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales

United States	$359.2	68.5%	$337.7	70.0%
Europe, Middle East and Other	97.8	18.6%	88.2	18.3%
Asia	67.4	12.9%	56.2	11.7%

Total	$524.4	100.0%	$482.1	100.0%

Net sales by customer type for the years ended December 31, 2007 and 2006 were as follows:

	Fiscal Year Ended December 31,
	2007		2006
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales

Commercial aerospace	$370.9	70.7%	$329.9	68.4%
Business jet	62.0	11.8%	55.9	11.6%
Military	91.5	17.5%	96.3	20.0%

	$524.4	100.0%	$482.1	100.0%

Sales to commercial aerospace OEMs, their supplier partners, commercial airlines and airline MROs in 2007 were $370.9 million, which was an increase of $41.0 million, or 12.4%, as compared to 2006. The higher level of sales was primarily due to the higher level of new aircraft deliveries and record load factors experienced by the airline industry. Sales to business jet OEMs, their supplier partners and business jet MROs in 2007 of $62.0 million was an increase of $6.1 million, or 10.9%, as compared to 2006. The increase in business jet revenues was consistent with the higher level of business jet deliveries in 2007. Military sales in 2007 of $91.5 million declined by $4.8 million, or 5.0%, as compared with 2006 and was primarily due to the timing of customer programs. Revenues during 2007 from the Asia-Pacific, Middle East and Europe geographic segments grew by approximately 14.4%, due to higher new aircraft build rates associated with the substantial increase in revenue passenger miles in these regions.

Cost of sales in 2007 of $437.3 million, or 83.4% of net sales, increased by $60.8 million, or 16.1%, as compared to $376.5 million, or 78.1% of net sales in the prior year. The $60.8 million increase in cost of sales was primarily due to the 8.8% increase in net sales and higher material and overhead costs.

Selling, general and administrative expenses in 2007 were $22.0 million, or 4.2% of sales, which was $3.7 million less than selling general and administrative expenses of $25.7 million, or 5.3% of sales, in 2006. The 14.4% decrease in selling, general and administrative expenses in 2007 from 2006 was due to cost savings realized from restructuring programs and ongoing lean initiatives.

Income before income taxes in 2007 of $65.3 million decreased by $14.8 million, or 18.5%, primarily due to the 530 basis point increase in cost of sales, offset by the $3.7 million decrease in selling general and administrative expenses discussed above.

Income taxes in 2007 were $23.8 million, representing an effective income tax rate of 36.4%, as compared to income taxes of $29.8 million in 2006, which represented an effective tax rate of 37.2%. The 80 basis point decrease in the effective tax rate in 2007 was primarily due to a decrease in the overall state and foreign effective rates partially offset by the expiration of the tax benefit on export sales.

Net income during 2007 of $41.5 million (representing 7.9% of net sales) decreased by $8.8 million, or 17.5%, as compared to 2006 due to the 530 basis point increase in cost of sales, offset by lower selling, general and administrative expenses ($3.7 million) and an 80 basis point reduction in the effective tax rate in 2007 as compared to 2006.

Year ended December 31, 2006 compared to the year ended December 31, 2005

Net sales for the year ended December 31, 2006 were $482.1 million, an increase of $45.6 million, or 10.4%, as compared to the prior year. Revenue growth during 2006 reflects the strong demand for aerospace grade fasteners to support both the higher level of new aircraft production (commercial and business jet), a higher level of military and defense activity and demand for fasteners arising from the high level of utilization of the existing world-wide fleet of commercial, business jet and military aircraft.

Net sales by geographic segment (based on destination) for the years ended December 31, 2006 and December 31, 2005:

	Fiscal Year Ended December 31,
	2006		2005
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales

United States	$337.7	70.0%	$316.7	72.6%
Europe, Middle East and Other	88.2	18.3%	79.4	18.2%
Asia	56.2	11.7%	40.4	9.2%

Total	$482.1	100.0%	$436.5	100.0%

Net sales by customer type for the years ended December 31, 2006 and 2005 were as follows:

	Fiscal Year Ended December 31,
	2006		2005
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales

Commercial aerospace	$329.9	68.4%	$286.9	65.7%
Business jet	55.9	11.6%	49.4	11.3%
Military	96.3	20.0%	100.2	23.0%

	$482.1	100.0%	$436.5	100.0%

Sales to commercial aerospace OEMs, their supplier partners, commercial airlines and airline MROs in 2006 were $329.9 million and increased by $43.0 million, or 15.0%, as compared to 2006. The higher sales level was primarily due to the higher level of new aircraft deliveries and record load factors experienced by the airline industry. Sales to business jets OEMs, their supplier partners and business jet MROs in 2006 were $55.9 million and increased by $6.5 million, or 13.2%, as compared to 2005. The increase in business jet revenues was consistent with the higher level of business jet deliveries during 2006. Military sales in 2006 of $96.3 million declined by $3.9 million, or 3.9%, as compared with 2005. Revenues during 2006 from the Asia-Pacific, Middle East and Europe geographic segments grew by approximately 20.5% due to higher new aircraft build rates associated with the substantial increase in revenue passenger miles in those regions.

Cost of sales in 2006 of $376.5 million, or 78.1% of net sales, increased by $33.9 million, or 9.9%, as compared to $342.6 million, or 78.5% of net sales, in the prior year. The $33.9 million increase in cost of sales was primarily due to the 10.4% increase in net sales and higher material and overhead costs.

Selling, general and administrative expenses in 2006 were $25.7 million, or 5.3% of sales, which was $9.0 million, or 25.9%, less than selling, general and administrative expenses in 2005 of $34.7 million, or 7.9% of sales. The year over year decrease in selling, general and administrative expenses in 2006 was due to cost savings realized from restructuring programs and ongoing lean initiatives.

Income before income taxes in 2006 of $80.1 million increased by $20.9 million, or 35.3%, primarily due to the 10.4% increase in revenues and the 25.9% reduction in selling general and administrative expenses.

Income taxes in 2006 were $29.8 million and represent an effective income tax rate of 37.2%. Income taxes in 2005 were $21.6 million, which represented an effective tax rate of 36.5%. The 70 basis point increase in effective tax rate in 2006 was primarily due to an increase in the overall state and foreign effective rates.

Net income in 2006 of $50.3 million, or 10.4% of net sales, increased by $12.7 million, or 33.8%, as compared to 2005 net income of $37.6 million due to the 10.4%, or $45.6 million, increase in net sales and the 25.9%, or $9.0 million, reduction in selling, general and administrative expenses.

HCS financing

The purchase price for the HCS business is expected to consist of at least $800.0 million of cash, plus six million shares of our common stock. We intend to pay for any difference between $250.0 million and the value of the six million shares of our common stock in cash. We intend to use the net proceeds of this offering, along with borrowings under the new senior credit facility, to pay the purchase price for the HCS acquisition, to repay indebtedness under our existing senior credit facility and to pay transaction fees and expenses.

This offering is not conditioned upon the consummation of the HCS acquisition or the other portions of the Transactions. Therefore, the notes offered hereby will remain outstanding whether or not we complete the HCS acquisition. See "Use of proceeds" for a description of the application of the net proceeds of this offering pending the completion of the HCS acquisition and the application of the net proceeds of this offering if the HCS acquisition is not consummated.

The following table sets forth the estimated sources and uses of funds in connection with the Transactions. Actual amounts may differ. For more information see "Unaudited pro forma condensed combined financial information."

Sources of Funds		Uses of Funds
(dollars in millions)

Cash on hand	$10.5
New senior credit facility:(1)		Acquisition consideration:(2)
Revolving credit facility	—	Cash	$865.8
Term loan(2)	575.0	Common stock	184.2
		Repayment of existing senior credit facility(3)	151.4
Notes offered hereby	500.0	Transaction fees and expenses(4)	68.3
Acquisition consideration—common stock(2)	184.2

Total sources	$1,269.7	Total uses	$1,269.7

(1)
In connection with the Transactions, we will enter into a new senior secured credit facility, consisting of a term loan facility expected to be approximately $575.0 million, with a six-year maturity and a revolving credit facility of $350.0 million, with a five-year maturity. We do not expect to have any outstanding borrowings under the revolving credit facility of our existing senior credit facility on the closing date of the Transactions. Approximately $175.5 million was available for borrowing under the revolving credit facility after taking into account $24.5 million of outstanding letters of credit. See "The HCS acquisition—HCS financing—New senior credit facility."

(2)
The $1.05 billion purchase price for the HCS acquisition is expected to consist of at least $800.0 million of cash, plus six million shares of our common stock. The difference between $250.0 million and the value of the six million shares of our common stock will be paid in cash. The value of the stock portion of the purchase price assumes six million shares of our common stock are issued to Honeywell in the HCS acquisition at the price per share of $30.70. The last reported sale price of our common stock on the Nasdaq Global Select Market on June 19, 2008 was $30.70. The share price of our common stock used to calculate the value of the common stock consideration in the HCS acquisition is determined pursuant to the terms of the stock and asset purchase agreement. See "The HCS acquisition—HCS acquisition agreements—Stock and asset purchase agreement."

(3)
In connection with the Transactions, we will repay $151.4 million of outstanding borrowings and accrued interest under our existing senior credit facility and terminate the existing senior credit facility. To the extent we borrow additional amounts under our revolving credit facility of our existing senior credit facility, the amount of borrowings under our existing senior credit facility to be repaid will increase, which in turn will increase the size of the term loan facility under our new senior credit facility. See "Use of proceeds," and "Description of other indebtedness—Existing senior secured credit facility."

(4)
Reflects estimated fees and expenses associated with the Transactions, including, underwriting discounts and financing fees, advisory fees and other transaction costs and professional fees.

New senior credit facility.    On June 9, 2008, we entered into a commitment letter with JPMorgan Chase Bank, N.A., UBS Loan Finance LLC and Credit Suisse, which we refer to as initial lenders, and J.P. Morgan Securities Inc., UBS Securities LLC and Credit Suisse, pursuant to which the initial lenders have committed to loan us up to $1,550.0 million in connection with the acquisition of HCS. The commitment provides for a new senior secured credit facility that will provide for a five-year $350.0 million revolving credit facility and a six-year term loan facility of up to $1,200.0 million. The commitment letter provides that the borrowings under the new senior credit facility will be used, among other things, to pay the purchase price for HCS, refinance existing indebtedness and pay related fees and expenses. The amount of the term loan facility provided by the commitment letter will be reduced by the proceeds of any offering of equity or debt securities by us, which includes the notes offered hereby.

The commitment letter is subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants, financial covenants (including minimum interest coverage ratio and maximum total leverage ratio tests) and events of default. In addition, the lenders will have certain "flex" provisions which may impact our cost of financing under the new senior credit facility. Additionally, the lenders obligations to provide the financing pursuant to the commitment letter is subject to the satisfaction of specified conditions, including consummation of the acquisition of HCS in accordance with the terms of the stock and asset purchase agreement, the absence of changes that could have a materially adverse effect on HCS, the absence of specified defaults and other customary conditions. The commitments expire on October 31, 2008.

HCS acquisition agreements

The following is a summary of the material provisions of the stock and asset purchase agreement and ancillary agreements relating to the HCS acquisition. The HCS acquisition is expected to close in the third quarter of 2008.

Stock and asset purchase agreement.    On June 9, 2008, we entered into the stock and asset purchase agreement, with Honeywell, to acquire HCS. The purchase price will consist of at least $800.0 million of cash, plus an additional $250.0 million payable in our common stock; provided, however, that we may substitute cash to the extent that the value of six million shares of our common stock is less than $250.0 million. The $250.0 million stock portion of the purchase price will be valued depending upon the value of the shares, determined as the volume-weighted average share price of our common stock on the ten consecutive trading days ending on, and including, the date that is two trading days prior to the closing date. The purchase price for the HCS business is expected to consist of at least $800.0 million of cash, plus six million shares of our common stock. The stock and asset purchase agreement contains customary representations and warranties and covenants.

The stock and asset purchase agreement provides for indemnification between us and Honeywell for certain breaches of the stock and asset purchase agreement. Honeywell will not be liable for indemnification unless the aggregate amount of all losses imposed or incurred by us exceeds $10.0 million, at which time we will be entitled to indemnification for losses in excess of $10.0 million. The aggregate amount of losses for which Honeywell has agreed to indemnify us is $150.0 million. Notwithstanding the foregoing, such limitations will not apply (up to a cap of $800.0 million) to certain fundamental representations and warranties of Honeywell relating to, among other things, organization authority of Honeywell.

The consummation of the transactions contemplated by the stock and asset purchase agreement are subject to customary closing conditions, including U.S. antitrust notification and reports pursuant to the Hart-Scott-Rodino Act as well as German antitrust approvals.

The stock and asset purchase agreement may be terminated by either party if the transactions contemplated thereby are not completed by October 31, 2008 or, in case of a breach by the other party of a representation, warranty or covenant contained in the stock and asset purchase agreement that would give rise to a failure to satisfy a closing condition of the agreement and such breach remains uncured for 30 days.

Supply agreement.    We will enter into a supply agreement with Honeywell to be the exclusive supplier of certain consumables products, as well as standard fasteners and other consumables to support Honeywell's Aerospace business's internal manufacturing needs (subject to certain pre-existing commitments of Honeywell). The agreement has an initial term of 20 years and will be automatically renewed for two additional five-year periods if we meet certain metrics with respect to on-time delivery, quality and other benchmarks. Other than for a material uncured breach following a change of control of our company to a specified competitor of Honeywell, the agreement is not terminable during the first ten years of the initial term; however, following the tenth anniversary of the agreement, Honeywell may terminate the agreement if we fail to meet certain metrics with respect to on-time delivery in three of the five then-most recent years or we cause three or more production line stoppages at Honeywell in three of the five then-most recent years primarily caused by our failure to meet our contractual obligations. The unit prices for the products will be fixed through December 31, 2009 and adjusted thereafter to account for the changes in the cost of the products. Under certain limited circumstances, Honeywell would be permitted to suspend temporarily or, if the license agreement is terminated as a result of a material breach following a change of control of our Company, to permanently terminate the exclusivity provisions of the supply agreement and obtain the fasteners and other consumables covered by the supply agreement from third parties.

License agreement.    As part of the transaction, we will enter into a license agreement to obtain a license from Honeywell to certain technical information, know-how, business data and intellectual property rights to have manufactured, sell, have sold, import and distribute to Honeywell and third parties certain proprietary parts, including fasteners, seals, gaskets and electrical components. The license has a perpetual term and is exclusive with respect to sales of parts to third parties for the first 30 years and is exclusive with respect to sales of parts to Honeywell during the term of any exclusivity granted under the term of the supply agreement (subject to certain pre-existing license and supply agreements entered into by Honeywell). Under the license agreement, we will pay to Honeywell royalties for sales of certain new proprietary parts designed after the closing date and sold to third parties. If, during the 30-year term, the supply agreement is terminated (or exclusivity under such supply agreement is suspended), the license becomes non-exclusive with respect to parts distributed to Honeywell but remains exclusive with respect to parts distributed to third parties. If we breach certain of our obligations under the license agreement, Honeywell may have the option to have the proprietary parts manufactured and sold by certain third parties until those breaches have been cured. The license agreement is non-terminable except under certain limited conditions involving a change of control of our company or assignment by us to certain parties under specified circumstances.

Transition services agreement.    We will enter into a transition services agreement with Honeywell and certain of its affiliates, pursuant to which Honeywell and certain of its affiliates will provide certain services to us on an interim basis for terms ranging generally from 60 days to two years from the date of closing of the acquisition. The services include the following: global information technology services, financial services, materials management, human resources and sales support, as well as our ability to use space at certain Honeywell facilities. We will pay for some of the services at cost and others at an agreed price. In general, we may terminate our receipt of services upon 60 days written notice to Honeywell. In addition, we and Honeywell have each agreed to indemnify the other for losses from third party claims arising from such party's gross negligence or willful misconduct.

Stockholders agreement.    We will also enter into a stockholders agreement with Honeywell and certain of its affiliates that receive the common stock consideration in the HCS acquisition. We refer to the Honeywell parties to the stockholders agreement as the "stockholders." The stockholders agreement will prohibit the stockholders from transferring any shares of our common stock received as consideration for the HCS acquisition during the first year following the date of the agreement, other than pursuant to the right to participate in our underwritten offerings. After the first anniversary but before the second anniversary following the date of the agreement, the stockholders will be permitted to transfer up to 50% of their shares of our common stock received in the HCS acquisition. After the second anniversary following the date of the agreement, the stockholders will be permitted to transfer up to 100% of their shares of our common stock received in the HCS acquisition. The stockholders will have the right to demand that we file a registration statement covering the resale of the shares of our common stock received by the stockholders in the HCS acquisition. The stockholders may make a maximum of two such registration demands. The stockholders will also have the ability to participate in underwritten offering of our common stock that we conduct, subject to certain underwriter cutback rights. The registration rights terminate on the earlier of when the stockholders collectively hold less than 25% of our common stock issued to them in the HCS acquisition and five years after the date of the closing of the HCS acquisition. The stockholders agreement will also prohibit the stockholders from (a) acquiring additional shares of our common stock, (b) seeking to influence management of the company or soliciting proxies to vote our securities or (c) making any proposal for a business combination or other extraordinary transaction involving us, until the later of the second anniversary of the agreement or the time the stockholders no longer own 4% or more of the then-outstanding shares of our common stock. The transfer and standstill restrictions will terminate upon the occurrence of certain change of control or certain other transactions.

Unaudited pro forma condensed combined
financial information

On June 9, 2008, we entered into a definitive agreement to acquire HCS from Honeywell. See "The HCS acquisition" for more information. The accompanying unaudited pro forma condensed combined financial statements give effect to the following transactions, which we refer to collectively as the "Transactions":

    •
    our issuance of $500.0 million aggregate principal amount of the notes offered hereby;

    •
    our entry into a new senior credit facility, which is expected to consist of a term loan facility of $575.0 million and a revolving credit facility of $350.0 million. At the closing of the HCS acquisition, it is expected that we will borrow $575.0 million under the term loan facility.

    •
    our payment of $865.8 million in cash and six million shares of our common stock to Honeywell as purchase consideration for the HCS acquisition (assuming a price of $30.70 per share); and

    •
    the repayment of $151.4 million of outstanding borrowings and accrued interest under our existing senior credit facility.

The unaudited pro forma condensed combined financial information gives effect to the consummation of the Transactions, including the HCS acquisition; however, the issuance of the notes is not conditioned upon the completion of the HCS acquisition. Therefore, the notes offered hereby will remain outstanding whether or not we complete the HCS acquisition.

The unaudited pro forma condensed combined balance sheet as of March 31, 2008 gives effect to the Transactions as if the Transactions had occurred on March 31, 2008, using the purchase method of accounting. The unaudited pro forma condensed combined statements of operations have been adjusted to give effect to the Transactions as if the Transactions had occurred on January 1, 2007.

The unaudited pro forma condensed combined balance sheet as of March 31, 2008 has been derived from our unaudited condensed consolidated balance sheet as of March 31, 2008 and HCS's unaudited condensed combined balance sheet as of March 31, 2008. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 has been derived from our audited consolidated statement of earnings and comprehensive income and HCS's audited combined statement of income for the year ended December 31, 2007. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 has been derived from our unaudited condensed consolidated statement of earnings for the three months ended March 31, 2008 and HCS's unaudited combined statement of income for the three months ended March 31, 2008.

The unaudited pro forma condensed combined financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that we believe are reasonable under the circumstances, and the actual results could differ materially from these anticipated results. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Transactions occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma condensed combined financial information reflects our preliminary estimates of the allocation of the purchase price for HCS (assuming the acquisition closes). The final allocation of the purchase price for HCS will be determined after completion of the acquisition and will be based on the actual purchase price, the tangible and intangible assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial statements do not reflect any adjustments to conform accounting practices of HCS with that of the Company, other than those mentioned in the notes thereto, or to reflect any cost savings or other benefits anticipated as a result of the acquisition, the effect of asset dispositions, if any, or any transaction related expenses.

Honeywell currently charges HCS for certain human resources, benefits management, accounting, legal, treasury, information technology and sales and marketing services provided by Honeywell. The total amount allocated to HCS by Honeywell during the year ended December 31, 2007 and for the three months ended March 31, 2008 was $13.1 million and 3.0 million, respectively. While these allocations will cease upon the acquisition of HCS by us, such costs have not been adjusted in the accompanying unaudited pro forma financial information. We have entered into a transitional services agreement with Honeywell under which Honeywell will provide HCS with certain legal, accounting, sales and marketing, employee benefits and information technology services for up to two years after the date of acquisition. We expect that HCS will be billed between $0.4 million and $0.8 million per month during this period for such services, depending on the services actually requested. The accompanying unaudited pro forma information does not include the impact of this transitional services agreement. See "The HCS acquisition—HCS acquisition agreements—Transition services agreements."

You should read the following unaudited pro forma condensed combined financial information in conjunction with "Use of proceeds," "Capitalization," "The HCS acquisition," "Selected historical financial data," "Management's discussion and analysis of financial condition and results of operations" and the financial statements and related notes included elsewhere in this prospectus supplement.

Unaudited pro forma condensed combined balance sheet
as of March 31, 2008

	Historical
(dollars in millions)	BE Aerospace	HCS	Adjustments		Pro forma

Assets
Current assets:
Cash and cash equivalents	$40.4	$35.1	$1,016.7	(a)	$29.9
			(151.4)	(b)
			(875.8)	(c)
			(35.1)	(e)
Accounts receivable—trade, net	280.1	64.5			344.6
Due from Honeywell		2.8	(2.8)	(e)	0.0
Inventories, net	684.4	332.3			1,016.7
Deferred income taxes, net	41.0	14.2			55.2
Note due from Honeywell		1.0	(1.0)	(e)	0.0
Other current assets	18.3	2.3			20.6

Total current assets	1,064.2	452.2	(49.4)		1,467.0
Property & equipment, net	118.4	1.6	1.4	(f)	121.4
Goodwill	473.8	288.9	1,060.0	(c)	1,059.4
			(147.6)	(d)
			(614.3)	(e)
			(1.4)	(f)
Identifiable intangible assets, net	141.9		150.0	(d)	291.9
Other assets, net	27.2	1.9	58.3	(a)	84.2
			(3.2)	(b)

	$1,825.5	$744.6	$453.8		$3,023.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$184.3	$78.9	$—		$263.2
Due to Honeywell		0.4	(0.4)	(e)	0.0
Note due to Honeywell		13.0	(13.0)	(e)	0.0
Accrued liabilities	109.2	6.8	(1.4)	(b)	114.6
Current portion of long-term debt	1.5		—		1.5

Total current liabilities	295.0	99.1	(14.8)		379.3
Long-term debt	150.2		1,075.0	(a)	1,075.2
			(150.0)	(b)
Deferred income taxes, net	35.5	5.6	(1.3)	(b)	42.2
			2.4	(d)
Other liabilities	21.3	0.1	—		21.4

Total liabilities	502.0	104.8	911.3		1,518.1

Stockholders' equity:
Common stock	0.9		0.1	(c)	1.0
Additional paid-in capital	1,328.0		184.1	(c)	1,512.1
Invested equity		642.4	(642.4)	(e)	0.0
Accumulated deficit	(41.2)		(1.9)	(b)	(43.1)
Accumulated other comprehensive income (loss)	35.8	(2.6)	2.6	(e)	35.8

Total stockholders' equity	1,323.5	639.8	(457.5)		1,505.8

	$1,825.5	$744.6	$453.8		$3,023.9

Unaudited pro forma condensed combined statement of
operations for the three months ended March 31, 2008

	Historical
(dollars in millions, except per share data)
	BE Aerospace	HCS	Adjustments		Pro forma

Net sales	$473.2	$144.1	$3.3	(a)	$620.6
Cost of sales	304.1	121.2			425.3
Selling, general and administrative	56.3	5.1	2.5	(b)	63.9
Research, development and engineering	35.4				35.4

Operating earnings	77.4	17.8	0.8		96.0
Interest expense, net	2.8	0.0	19.2	(c)	22.0

Earnings before income taxes	74.6	17.8	(18.4)		74.0
Income tax expense	26.1	6.4	(7.3)	(d)	25.2

Net earnings	$48.5	$11.4	$(11.1)		$48.8

Basic earnings per share	$0.53				$0.50

Weighted average common shares	91.6		6.0	(e)	97.6
Diluted earnings per share	$0.53				$0.50

Weighted average common shares	92.0		6.0	(e)	98.0

Unaudited pro forma condensed combined statement of
operations for the year ended December 31, 2007

	Historical
(dollars in millions, except per share data)
	BE Aerospace	HCS	Adjustments		Pro forma

Net sales	$1,677.7	$524.4	$13.0	(a)	$2,215.1
Cost of sales	1,107.6	437.3			1,544.9
Selling, general and administrative	195.2	22.0	10.0	(b)	227.3
			0.1	(c)
Research, development and engineering	127.9				127.9

Operating earnings	247.0	65.1	2.9		315.0
Interest expense, net	20.9	(0.2)	75.6	(d)	96.3
Debt prepayment costs	11.0				11.0

Earnings before income taxes	215.1	65.3	(72.7)		207.7
Income tax expense	67.8	23.8	(28.7)	(e)	62.9

Net earnings	$147.3	$41.5	$(44.0)		$144.8

Basic earnings per share	$1.67				$1.54

Weighted average common shares	88.1		6.0	(f)	94.1
Diluted earnings per share	$1.66				$1.53

Weighted average common shares	88.8		6.0	(f)	94.8

Notes to unaudited pro forma condensed combined
balance sheet as of March 31, 2008

For pro forma purposes the HCS acquisition has been accounted for as a purchase pursuant to SFAS No. 141, "Business Combinations." Under the purchase method of accounting, the total estimated purchase price is allocated to all tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the date the transaction is consummated (for purposes of this unaudited pro forma condensed combined balance sheet that date is assumed to be March 31, 2008). The fair value estimate of the assets and liabilities in this pro forma condensed combined balance sheet are preliminary and were developed solely to be used in these statements. Additionally, the fair value estimates are subject to revisions based on a multitude of factors and additional information that may come to our knowledge, all of which could have a material effect on the ultimate valuation. The following table summarizes the allocation of fair value to the assets and liabilities. Such allocations are subject to final determination based on valuations and other studies to be performed subsequent to closing. The final values may differ from those set forth below.

Accounts receivable	$64.5
Inventories	332.3
Deferred income taxes, net	14.2
Other current assets	2.3
Property and equipment	3.0
Goodwill	585.6
Identifiable intangibles	150.0
Other assets	1.9

Total assets acquired	1,153.8
Accounts payable and accrued liabilities	(103.8)

Net consideration paid	$1,050.0

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is not amortized but is required to undergo impairment tests at least annually or more frequently if facts and circumstances indicate an impairment may have occurred. If an impairment exists, goodwill is immediately written down to its fair value through a charge to earnings. Accordingly, goodwill arising from the HCS acquisition will be subject to an impairment test at least annually.

(a)
Reflects term loan borrowings under the new senior credit facility of $575.0 million and the $500.0 million of notes offered hereby. Additional debt issuance costs of $58.3 million related to the new senior credit facility and the notes offered hereby have been recorded in "Other assets, net."

(b)
Reflects repayment of outstanding borrowings under our existing senior credit facility of $150.0 million, write-off of debt costs associated with the new senior credit facility (net of tax effects), and payoff of accrued interest balances.

(c)
Reflects payments of $865.8 million cash and issuance of six million shares of our common stock at a price of $30.70 per share as of June 19, 2008, as consideration for the purchase price of the HCS acquisition. Also, reflects payment of fees and expenses related to the acquisition of $10.0 million.

(d)
Reflects recording of identifiable intangible assets acquired in connection with the HCS acquisition with estimated lives of three-to-30 years, along with associated deferred tax liabilities for foreign assets. Identifiable assets are expected to include customer relationships, contracts and licensing agreements among others.

(e)
Reflects selected assets, liabilities and invested equity of HCS that will be retained by Honeywell.

(f)
Reflects the fair value step-up of certain fixed assets expected to be depreciated over estimated useful lives of three to fifteen years.

Notes to unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008

(a)
Reflects revised pricing under exclusive supply agreement between Honeywell and HCS to provide proprietary consumables and many standard consumables to support Honeywell's Aerospace business's internal manufacturing needs.

(b)
In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," reflects amortization expense associated with identified intangible assets acquired in connection with the HCS acquisition over estimated lives of three to 30 years. Identifiable intangible assets are expected to include customer relationships, contracts and licensing agreements among others. The estimated lives of these intangible assets will be based on the length of the contract or agreement, the expected life of a customer relationship and other factors. An increase or decrease in the amount of identified intangible assets of $10.0 million will cause a corresponding change of $0.2 million in amortization expense. An increase or decrease of one year in the estimated life of an identified intangible asset will cause a corresponding change of $0.2 million in amortization expense.

(c)
Represents additional interest expense for the three months ended March 31, 2008 after giving effect to the notes offered hereby, the term loan borrowings under the new senior credit facility of $575.0 million and the repayment of the borrowings under our existing senior credit facility as part of the Transactions. Historic interest expense eliminated was $3.0 million. Estimated interest expense of $22.2 million resulting from the new indebtedness represented by the notes offered hereby and the term loan borrowings under the new senior credit facility, assuming a weighted average interest rate of 7.2%, was added. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness. The term loan borrowings under the new senior credit facility will bear interest at a variable rate. For each 0.125% change in interest rate, annual interest expense would change by $0.2 million.

(d)
Reflects income tax effects of adjustments (a) through (d) using an effective tax rate of 39.5%. Upon completion of the HCS acquisition, HCS will be included in our consolidated income tax return.

(e)
Reflects shares of our common stock to be issued in connection with the HCS acquisition.

Notes to unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007

(a)
Reflects revised pricing under exclusive supply agreement between Honeywell and HCS to provide proprietary consumables and many standard consumables to support Honeywell's Aerospace business's internal manufacturing needs.

(b)
In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," reflects amortization expense associated with identified intangible assets acquired in connection with the HCS acquisition over estimated lives of three to 30 years. Identifiable intangible assets are expected to include customer relationships, contracts and licensing agreements among others. The estimated lives of these intangible assets will be based on the length of the contract or agreement, the expected life of a customer relationship and other factors. An increase or decrease in the amount of identified intangible assets of $10.0 million will cause a corresponding change of $0.7 million in amortization expense. An increase or decrease of one year in the estimated life of identified intangible assets will cause a corresponding change of $0.7 million in amortization expense.

(c)
Represents additional depreciation expense related to the fair value step-up of certain property and equipment.

(d)
Represents additional interest expense for the year ended December 31, 2007 after giving effect to the notes offered hereby, the term loan borrowings under the new senior secured credit facility of $575.0 million and the repayment of the borrowings under our existing senior credit facility as part of the Transactions. Historic interest expense eliminated was $13.5 million. Estimated interest expense of $89.1 million resulting from the new indebtedness represented by the notes offered hereby and the term loan borrowings under the new senior credit facility, assuming a weighted average interest rate of 7.2%, was added in the adjustments. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness. The term loan borrowings under the new senior credit facility will bear interest at a variable rate. For each 0.125% change in interest rate, annual interest expense on the total new debt (including the notes) would change by $0.7 million.

(e)
Reflects income tax effects of adjustments (a) through (d) using an effective tax rate of 39.5%. Upon completion of the acquisition, HCS will be included in our consolidated income tax return.

(f)
Reflects shares of our common stock to be issued in connection with the HCS acquisition.

Selected historical financial data

The following table sets forth our selected historical financial data. The statement of operations data for the years ended December 31, 2007, 2006 and 2005 and the balance sheet data as of December 31, 2007 and 2006 were derived from our audited consolidated financial statements, which are included elsewhere in this prospectus supplement. The statement of operations data for the years ended December 31, 2004 and 2003 and the balance sheet data as of December 31, 2005 and 2004 were derived from our audited consolidated financial statements not included in this prospectus supplement.

The selected historical financial data as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 were derived from our unaudited consolidated financial statements also included elsewhere in this prospectus supplement. The balance sheet data as of March 31, 2007 were derived from our unaudited consolidated financial statements not included in this prospectus supplement. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations for such periods.

You should read the information set forth below in conjunction with "Unaudited pro forma condensed combined financial information," "Management's discussion and analysis of financial condition and results of operations," "The HCS acquisition," and the consolidated financial statements of BE Aerospace and related notes included elsewhere in this prospectus supplement.

BE Aerospace's historical results are not necessarily indicative of the future performance of BE Aerospace, HCS or the combined company following the Transactions.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(in millions, except per share data)
	2008	2007	2007	2006	2005	2004	2003

Statements of Operations Data:
Net sales	$473.2	$387.8	$1,677.7	$1,128.2	$844.1	$733.5	$624.4
Cost of sales(1)	304.1	253.5	1,107.6	731.7	548.5	494.8	453.6
Selling, general and administrative	56.3	50.7	195.2	159.6	136.4	119.2	105.8
Research, development and engineering	35.4	27.2	127.9	88.6	65.6	55.1	44.7

Operating earnings	77.4	56.4	247.0	148.3	93.6	64.4	20.3
Operating margin	16.4%	14.5%	14.7%	13.1%	11.1%	8.8%	3.3%
Interest expense, net	2.8	10.6	20.9	38.9	59.3	76.1	70.6
Debt prepayment costs	—	—	11.0	19.4	—	8.8	1.2

Earnings (loss) before income taxes	74.6	45.8	215.1	90.0	34.3	(20.5)	(51.5)
Income tax expense (benefit)(2)	26.1	13.7	67.8	4.4	(50.3)	1.5	2.0

Net earnings (loss)	$48.5	$32.1	$147.3	$85.6	$84.6	$(22.0)	$(53.5)

Basic net earnings (loss) per share: Net earnings (loss)	$0.53	$0.41	$1.67	$1.11	$1.44	$(0.53)	$(1.49)
Weighted average common shares—basic	91.6	78.9	88.1	77.1	58.8	41.7	36.0
Diluted net earnings (loss) per share: Net earnings (loss)	$0.53	$0.40	$1.66	$1.10	$1.39	$(0.53)	$(1.49)
Weighted average common shares—diluted	92.0	79.5	88.8	78.0	60.8	41.7	36.0
Balance Sheet Data (end of period):
Working capital	$769.2	$878.0	$711.6	$456.0	$573.4	$225.0	$274.3
Goodwill, intangible and other assets, net	642.9	634.2	635.6	636.2	525.3	545.5	541.5
Total assets	1,825.5	1,926.6	1,772.0	1,497.7	1,426.5	1,024.8	1,052.5
Long-term debt, net of current portion	150.2	501.4	150.3	502.0	677.4	678.6	880.1
Stockholder's equity	1,323.5	1,114.1	1,258.1	706.0	569.6	182.8	31.9
Ratio of earnings to fixed charges	22.9x	4.9x	9.6x	3.0x	1.6x	*	*

*
Earnings were insufficient to cover fixed charges by $20.5 million and $51.5 million for the fiscal years ended December 31, 2004 and December 31, 2003, respectively.

(1)
During the year ended December 31, 2003 we incurred $19.9 million related to severance, integration costs, lease termination costs, relocation, training and facility preparation costs in connection with consolidation of facilities and headcount reductions following the events of September 11, 2001. As a result of these events, we also recorded write-downs of property, plant, equipment, inventory and other assets of $10.9 million for the year ended December 31, 2003.

(2)
During the year ended December 31, 2005 we reversed $51.9 million of our valuation allowance on our U.S. deferred tax asset as a result of improving operating performance and outlook and expected reductions in interest costs resulting from note redemptions. Also, we recognized our U.K. deferred tax asset during the third quarter of 2006, resulting in a tax benefit of approximately $22.9 million.

Management's discussion and analysis of financial condition and results of operations

(dollars in millions, except per share data)

The following discussion and analysis of BE Aerospace's financial condition and results of operations should be read in conjunction with "Selected historical financial data," "Unaudited pro forma condensed combined financial information" and the consolidated financial statements and related notes of BE Aerospace included in this prospectus supplement. This discussion and analysis contains forward-looking statements based on current expectations, assumptions, estimates and projections. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these forward-looking statements as a result of certain factors, as more fully discussed below and elsewhere in this prospectus supplement, particularly in the sections entitled "Risk factors" and "Forward-looking statements."

Overview

Our company

Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our manufactured products directly to virtually all of the world's major airlines and airframe manufacturers and a wide variety of business jet customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

•
commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

•
a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and microwave, convection and steam ovens;

•
both chemical and gaseous aircraft oxygen delivery, distribution and storage systems, protective breathing equipment and lighting products;

•
business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, oxygen delivery systems, air valve systems, high-end furniture and cabinetry; and

•
a broad line of aerospace fasteners, covering over 200,000 SKUs serving the commercial aircraft, business jet and military and defense industries.

We also design, develop and manufacture a broad range of cabin interior structures and provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services and component kits.

Significant developments

On June 9, 2008, we entered into a definitive agreement to acquire HCS from Honeywell. HCS is a global distributor of aerospace fasteners and hardware, and provides custom logistics services to original equipment manufacturers, airlines, repair shops, flight service centers and distributors.

The combination of HCS with our distribution segment will create a leading global distributor of aerospace hardware and consumables. HCS will expand and diversify our distribution customer base and establish the combined business as a leading global supplier to the aftermarket, the OEM market (both commercial aircraft and business jets) and the military market. With over 250,000 SKUs and next-day service, the combined operations will serve as a key distributor for major aerospace fastener manufacturers throughout the world and most major aerospace OEMs, airline MROs. In addition, the combined distribution business will be a leading distributor in all major market segments, including the United States, Europe and high growth emerging markets in Asia, the Pacific Rim and the Middle East. We expect that the acquisition of HCS will double our revenues from these regions and enhance our position for future growth.

We expect to realize at least $84.0 of annual cost synergies by 2011. These synergies are expected to arise over the next three years as a result of:

•
consolidation of multiple sales offices, forward stocking locations and operational facilities;

•
leveraging of our robust information technology and automated inventory retrieval systems to support the entire integrated business; and

•
transition of the HCS "broker" business model to our distribution business model.

The $1.05 billion purchase price will consist of at least $800.0 of cash, plus six million shares of our common stock. The difference between $250.0 and the value of the six million shares of our common stock will be paid in cash. The HCS acquisition is expected to close in the third quarter of 2008.

As part of the transaction we will enter into supply and license agreements to become Honeywell's exclusive licensee and supplier with respect to the sale to the global aerospace industry of Honeywell proprietary fasteners, seals, bearings, gaskets and electrical components associated with Honeywell's engines, APUs, avionics and wheels and brakes and the exclusive supplier of many standard fasteners and consumables to support Honeywell's Aerospace business's internal manufacturing needs. We will also enter into a transition services agreement with Honeywell pursuant to which Honeywell will provide services to us related to the HCS business. In addition, we will enter into a stockholders agreement with Honeywell and its affiliates who receive a portion of the common stock consideration in the HCS acquisition that provides for (a) certain restrictions on the ability of such entities to transfer their shares of our common stock, (b) certain registration rights for their shares of our common stock and (c) contains a standstill provision restricting certain actions by such entities.

See "The HCS acquisition" for more information on HCS, the financing related to the acquisition of HCS and a summary of the material terms of the stock and asset purchase agreement and the other agreements related to the HCS acquisition.

The following discussion and analysis relates solely to the historical results of operations and financial condition of BE Aerospace, without taking into account the impact of the HCS acquisition.

Results of operations

We generally derive our revenues from refurbishment or upgrade programs for the existing worldwide fleets of commercial and general aviation aircraft and from the sale of our cabin interior equipment for new aircraft deliveries. For the 2007, 2006 and 2005 fiscal years, approximately 60% of our revenues were derived from our aftermarket products, with the remaining portions attributable to the sale of cabin interior equipment associated with new aircraft deliveries. We believe our large installed base of products, estimated to be approximately $6,700 as of December 31, 2007 (valued at replacement prices), gives us a significant advantage over our competitors in obtaining orders both for spare parts and for refurbishment programs, principally due to the tendency of the airlines to purchase equipment for such programs from the incumbent supplier.

We conduct our operations through strategic business units that have been aggregated under five reportable segments: Distribution, Interior Systems, Seating, Business Jet and Engineering Services.

Net sales by reportable segment for the three month periods ended March 31, 2008 and March 31, 2007 and the years ended December 31, 2007, December 31, 2006 and December 31, 2005 were as follows:

	Three Months Ended March 31,
	2008		2007
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales

Distribution	$122.0	25.8%	$96.9	25.0%
Interior Systems	93.2	19.7%	81.1	20.9%
Seating	150.9	31.9%	144.4	37.2%
Business Jet	72.7	15.3%	44.1	11.4%
Engineering Services	34.4	7.3%	21.3	5.5%

Net sales	$473.2	100.0%	$387.8	100.0%

	Fiscal Year Ended December 31,
	2007		2006		2005
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales

Distribution	$386.5	23.0%	$251.5	22.3%	$173.9	20.6%
Interior Systems	348.0	20.7%	273.9	24.3%	205.5	24.4%
Seating	632.6	37.8%	388.5	34.4%	281.8	33.4%
Business Jet	193.1	11.5%	147.5	13.1%	120.2	14.2%
Engineering Services	117.5	7.0%	66.8	5.9%	62.7	7.4%

Net sales	$1,677.7	100.0%	$1,128.2	100.0%	$844.1	100.0%

Net sales by domestic and foreign operations for the three month periods ended March 31, 2008 and March 31, 2007 and the years ended December 31, 2007, December 31, 2006 and December 31, 2005 were as follows:

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(dollars in millions)	2008	2007	2007	2006	2005

Domestic	$318.3	$245.9	$1,036.6	$732.9	$588.4
Foreign	154.9	141.9	641.1	395.3	255.7

Total	$473.2	$387.8	$1,677.7	$1,128.2	$844.1

Net sales by geographic segment (based on destination) for the three month periods ended March 31, 2008 and March 31, 2007 and the years ended December 31, 2007, December 31, 2006 and December 31, 2005 were as follows:

	Three Months Ended March 31,
	2008		2007
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales

United States	$217.8	46.0%	$170.4	43.9%
Europe	108.3	22.9%	128.0	33.0%
Asia, Pacific Rim,
Middle East and other	147.1	31.1%	89.4	23.1%

Total	$473.2	100.0%	$387.8	100.0%

	Fiscal Year Ended December 31,
	2007		2006		2005
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales

United States	$749.5	44.7%	$483.0	42.8%	$399.4	47.3%
Europe	468.0	27.9%	331.5	29.4%	202.2	24.0%
Asia, Pacific Rim,
Middle East and other	460.2	27.4%	313.7	27.8%	242.5	28.7%

Total	$1,677.7	100.0%	$1,128.2	100.0%	$844.1	100.0%

Between 1989 and 2001, we substantially expanded the size, scope and nature of our business through 22 acquisitions for an aggregate purchase price of approximately $1,000.0. From 2002 through June 2006, essentially all of our revenue growth was organic since we did not make any significant acquisitions during that period.

During the third quarter of 2006, we acquired Draeger and New York Fasteners for, in the aggregate, $146.7 in cash. Draeger manufactures components and integrated systems to supply oxygen systems for both civil and military aircraft, with well-established strengths in both chemical and gaseous oxygen systems. Draeger is the prime contractor for the oxygen systems in the Eurofighter Typhoon, and provides maintenance and repair services for Germany's Air Force in-service oxygen systems. The integration of Draeger with our existing oxygen business allows us to offer the broadest oxygen system product lines in the industry. New York Fasteners is a distributor of a wide variety of aerospace fasteners and hardware primarily to the military sector. The integration of New York Fasteners into our distribution segment has significantly expanded our overall penetration into the military and defense sector.

New product development is a strategic initiative for us. Our customers regularly request that we engage in new product development and enhancement activities. We believe that these activities protect and enhance our leadership position. We believe our investments in research and development over the past several years have been the driving force behind our ongoing market share gains. Research, development and engineering spending has been approximately 7%–8% of sales for the past several years and is expected to remain at approximately that level for the next year.

We also believe in providing our businesses with the tools required to remain competitive. In that regard, we have invested, and intend to continue to invest, in property and equipment that enhances our productivity. Over the past three years, annual capital expenditures ranged from $17–$32. Taking into consideration our record backlog, targeted capacity utilization levels, recent capital expenditure investments, recent acquisitions and current industry conditions, we expect that capital expenditures will be approximately $45 over the next twelve months.

International airline competition for higher margin international travelers and improving worldwide industry conditions have resulted in strong demand for our products and services, as demonstrated by bookings of approximately $600 during the first quarter of fiscal 2008 and approximately $2,100 during fiscal 2007. At March 31, 2008, backlog was approximately $2,300 which represents an increase of approximately 25% compared to our backlog at March 31, 2007. At December 31, 2007, backlog was approximately $2,200, an increase of approximately 30% as compared to our December 31, 2006 backlog. We expect strong demand for the next several years. As worldwide air traffic grows and airlines add capacity and upgrade the cabin interiors of existing active aircraft, we expect our aftermarket activities to continue to grow. According to IATA, during the year ended December 31, 2007, the global airline industry expanded airline capacity by approximately 6.2% in response to an approximately 7.4% increase in global air traffic. In addition, as a result of the severity of the post-September 11, 2001 downturn, many carriers, particularly in the United States, have deferred interior refurbishments for a number of years. The major U.S. carriers have just begun the process of upgrading their international fleets and we believe there are substantial additional growth opportunities with domestic airlines for retrofit programs, particularly for the twin-aisle aircraft that service international routes. Current pending industry consolidation and anticipated future consolidation is likely to strengthen the global industry as a whole and could serve as a catalyst for our business; however, the challenging operating environment faced by our industry is expected to continue and may be influenced by a wide variety of factors including fuel prices, labor issues, airline consolidation, airline insolvencies, terrorism and safety concerns as well as changes in regulations.

Results of operations

Three months ended March 31, 2008 compared to the three months ended March 31, 2007

The following is a summary of net sales by segment:

	Three Months Ended March 31,
	2008	2007	Change	Percent Change

Distribution	$122.0	$96.9	$25.1	25.9%
Interior Systems	93.2	81.1	12.1	14.9%
Seating	150.9	144.4	6.5	4.5%
Business Jet	72.7	44.1	28.6	64.9%
Engineering Services	34.4	21.3	13.1	61.5%

Net sales	$473.2	$387.8	$85.4	22.0%

Net sales for the three months ended March 31, 2008 were $473.2, an increase of $85.4, or 22.0% as compared to the prior year.

The distribution segment revenue growth rate of 25.9% reflects the significant 2006 and 2007 investments in product line expansion, the broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains.

The interior systems segment revenue growth rate of 14.9% reflects both higher aftermarket demand as well as a higher level of new aircraft deliveries. Seating segment revenue growth of 4.5% was consistent with scheduled initial deliveries of major new programs which have now begun. Seating segment revenues are expected to be significantly higher in the second, third and fourth quarters of 2008.

Business jet segment revenues increased by 64.9%, reflecting strong demand for business jet products and more normalized shipments of super first class products on new programs begun in 2007.

The engineering services segment revenue growth was 61.5%, reflecting the ramp-up of initial shipments on new programs.

Cost of sales for the current period were $304.1, or 64.3% of net sales, as compared to $253.5, or 65.4% of net sales in the prior year. The 110 basis point improvement in the current year is due to significant margin expansion at our interior systems, business jet and distribution segments, which was partially offset by learning curve and start-up costs at our seating and engineering services segments.

Selling, general and administrative expenses were $56.3, or 11.9% of net sales, as compared to $50.7, or 13.1% of sales in the prior year. The $5.6 year over year increase reflects the higher level of selling, marketing and product support costs ($0.9); commissions, compensation and benefits ($0.9) and legal and professional fees ($1.3) to support the 22.0% increase in revenues and the approximately 25% increase in backlog. The 120 basis point decline in selling, general and administrative spending as a percentage of sales is due to operating leverage at the higher sales volume.

Research, development and engineering expenses were $35.4, or 7.5% of net sales, as compared to $27.2, or 7.0% of net sales in the prior year. The $8.2 increase in spending was primarily due to a high level of certification activities associated with new products, including products for the new Boeing 787 Dreamliner aircraft and A350 XWB aircraft, as well as new product spending for new business jet aircraft type launches (Cessna wide body, Gulfstream 650, Dassault Falcon 7X and Embraer MSJ and MLJ) and the super first class suite of products. Research, development and engineering expenses are expected to moderate over the next several quarters and to decrease as a percentage of sales for the full year 2008.

Operating earnings for the current period were $77.4, or 16.4% of net sales and increased by $21.0 or 37.2% on the 22.0% increase in net sales. The 37.2% growth in operating earnings as compared to the first quarter of last year was driven by the 22.0% increase in revenues and a 190 basis point expansion in operating margin. Revenue growth was driven by robust market conditions and market share gains. The 16.4% operating margin, primarily reflects excellent margin expansion in the distribution, interior systems and business jet segments. The 190 basis point margin improvement was achieved in spite of start-up and learning curve costs on new programs in the seating and engineering services segments. Margin expansion in the seating and engineering services segments is expected to drive further corporate consolidated margin improvement in the second half of the year.

Interest expense for the three month period of $2.8 was $7.8 lower than the interest expense in the same period in the prior year, primarily due to the prepayment of $350 of long-term debt from the proceeds of a common stock offering during 2007.

Earnings before income taxes for the three months ended March 31, 2008 of $74.6 increased by $28.8 or 62.9%, as compared to the same period in the prior year as a result of the $21.0, or 37.2% increase in operating earnings and a $7.8, or 73.6% reduction in interest expense.

Income taxes were $26.1 or 35.0% of earnings before income taxes for the current quarter as compared to $13.7 or 30% of earnings before income taxes in the first quarter of 2007.

Net earnings for the first quarter were $48.5, or $0.53 per diluted share, as compared with net earnings of $32.1, or $0.40 per diluted share, in the first quarter of 2007. Net earnings increased by $16.4, or 51.1%, as compared with the first quarter of the prior year. First quarter 2008 earnings per diluted share increased by 32.5%, or $0.13 per diluted share, as compared with the same period in the prior year, despite a 500 basis point increase in the effective tax rate and a 16% increase in the number of weighted average shares outstanding in the 2008 period.

The following is a summary of operating earnings by segment:

	Three Months Ended March 31,
	2008	2007	Change	Percent Change

Distribution	$35.3	$19.7	$15.6	79.2%
Interior Systems	18.4	14.6	3.8	26.0%
Seating	15.5	16.9	(1.4)	(8.3)%
Business Jet	10.6	4.4	6.2	140.9%
Engineering Services	(2.4)	0.8	(3.2)	NM

Net sales	$77.4	$56.4	$21.0	37.2%

Distribution segment operating earnings in the first quarter were $35.3, which was 79.2% higher than the same period last year. The distribution segment operating margin expanded by

860 basis points to 28.9% as compared to the first quarter of 2007 reflecting the first full quarter of synergies from the New York Fasteners integration, a significantly improved and expanded mix of products on a number of long term JIT agreements negotiated during 2007, and higher margins on these programs as a result of our inventory stocking business model.

Interior systems segment operating earnings of $18.4 increased 26.0%, as compared with the same period in the prior year. The interior systems segment operating margin increased by 170 basis points to 19.7% primarily as a result of synergies arising from the integration of Draeger Aerospace GmbH, operational efficiency initiatives and operating leverage.

Seating segment operating earnings during the first quarter of 2008 were $15.5 or 10.3% of sales reflecting the negative impact of expected start-up and learning curve costs on new programs. The seating segment operating margin, which has expanded by 590 basis points over the last three years, and which expanded by 180 basis points during 2007, is expected to begin to deliver significant additional margin expansion in the second half of 2008 as production on new programs becomes more normalized.

Business jet segment operating earnings increased by 140.9%, as compared with the same period in the prior year, as a result of the 64.9% increase in revenue and the 460 basis point increase in operating margin to 14.6%. The significant margin expansion reflects substantially improved operational efficiency, particularly on new programs begun in 2007, and operating leverage at the higher sales level.

The engineering services segment operating loss of $2.4 was the result of start-up and learning curve costs on recent programs. The engineering services segment is expected to generate positive operating earnings in 2008 as production on new programs is expected to become more normalized later in the year.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Net sales for the year ended December 31, 2007 were $1,677.7, an increase of $549.5 or 48.7% as compared to the prior year. Revenue growth was driven by robust market conditions and market share gains, and included strong retrofit program deliveries as well as an increase in demand related to growth in new aircraft deliveries.

Net sales for each of our segments are set forth in the following table:

	Fiscal Year Ended December 31,
	2007	2006	Change	Percent Change

Distribution	$386.5	$251.5	$135.0	53.7%
Interior Systems	348.0	273.9	74.1	27.1%
Seating	632.6	388.5	244.1	62.8%
Business Jet	193.1	147.5	45.6	30.9%
Engineering Services	117.5	66.8	50.7	75.9%

Net sales	$1,677.7	$1,128.2	$549.5	48.7%

The Distribution segment revenue growth of 53.7% reflects a higher level of revenues from first and second tier aerospace manufacturers and from higher military sales. The Interior Systems segment revenue growth of 27.1% reflected the higher level of new aircraft deliveries as well as substantial aftermarket demand.

The 62.8% increase in revenue for the Seating segment reflects significant market share gains and was driven by a substantially higher level of aftermarket, retrofit and refurbishment activity, as well as demand created by new aircraft deliveries.

Business Jet segment revenue increased by $45.6 or 30.9%, reflecting the higher level of new business jet deliveries and higher revenues from super first class products. Engineering Services segment revenue growth of $50.7 or 75.9% reflects the higher level of engineering design, program management and certification activities.

Cost of sales for the current period of $1,107.6, or 66.0% of net sales, increased by $375.9 compared to $731.7, or 64.9% of net sales in the prior year. The $375.9, or 51.4%, increase in cost of sales was primarily due to the 48.7% increase in net sales. Cost of sales as a percentage of net sales increased by 110 basis points during the current year period primarily due to the higher level of Engineering Services segment revenues, which has gross margins which are lower than the company average. The $50.7 increase in Engineering Services revenues accounted for 40 basis points of this increase. The balance was primarily related to the 2006 Draeger and New York Fasteners acquisitions and integration costs related thereto and start up and learning curve costs on major programs in the Business Jet and Seating segments.

Selling, general and administrative expenses in 2007 were $195.2, or 11.6% of sales, versus $159.6 or 14.1% in 2006 reflecting the higher level of selling, marketing and product support costs ($6.3), the acquisitions of Draeger and New York Fasteners ($6.1), and higher commissions, compensation and benefits ($19.0) associated with the 48.7% increase in revenues and a nearly 30% increase in backlog from December 31, 2006. Selling, general and administrative expenses as a percentage of sales decreased by 250 basis points, reflecting the operating leverage in our business.

Research, development and engineering expenses for 2007 were $127.9, or 7.6% of sales, versus $88.6 or 7.9% of sales in the prior year and reflect the higher level of spending associated with customer specific engineering activities, new product development activities (primarily at the Seating and Interior Systems segments), certification efforts related to a number of new products including products for the new Boeing 787 Dreamliner Aircraft, Airbus A350 XWB, and acquisitions. During 2007, we applied for 88 U.S. and foreign patents versus 73 during 2006.

Operating earnings for 2007 were $247.0 or 66.6% greater than 2006. The operating earnings growth was driven by the 48.7% revenue growth and a 160 basis point expansion in operating margin to 14.7% of sales reflecting the high in quality backlog and operating leverage at the higher revenue level, offset by the 2006 Draeger and New York Fasteners acquisitions and integration costs related thereto and learning curve costs in the Seating, Business Jet and Engineering Services segments. Operating earnings growth, exclusive of acquisitions was 68%.

The following is a summary of operating earnings performance by segment:

	Fiscal Year Ended December 31,
	2007	2006	Change	Percent Change

Distribution	$85.5	$50.4	$35.1	69.6%
Interior Systems	64.8	51.2	13.6	26.6%
Seating	72.8	37.6	35.2	93.6%
Business Jet	19.7	9.4	10.3	109.6%
Engineering Services	4.2	(0.3)	4.5	NM

Net sales	$247.0	$148.3	$98.7	66.6%

Distribution segment operating earnings of $85.5 increased by $35.1, or 69.6%, due to a 53.7% increase in revenue and a 210 basis point increase in operating margin. The Distribution segment operating margin of 22.1%, which reflects the segment's highly efficient information technology and automated retrieval systems, was negatively impacted by the New York Fasteners acquisition and integration costs related thereto. Interior Systems segment operating earnings of $64.8, or 18.6% of sales, increased by $13.6, or 26.6%, as compared with the same period in the prior year primarily due to a 27.1% increase in revenue. The Draeger acquisition integration costs negatively impacted Interior Systems segment margin. For the year ended December 31, 2007, Seating segment operating earnings of $72.8 increased by $35.2, or 93.6%, due to both a 62.8% increase in revenue and a 180 basis point expansion in operating margin. The operating margins at the Seating and Interior Systems segments are expected to significantly improve during 2008 and beyond due to their high in quality backlogs, operational efficiency initiatives, operating leverage and, with respect to interior systems, the now substantially complete Draeger integration activities.

Business Jet segment operating earnings of $19.7, increased by $10.3, or 109.6%, as compared with the prior year as a result of the 30.9% increase in revenue and the 380 basis point expansion in operating margin. This margin expansion reflects substantially improved operating results for the super first class product line and operating leverage at the higher sales level. Engineering Services segment operating earnings improved by $4.5 as this segment continued its transition to a profit contributor.

Interest expense was $23.5 for 2007 and decreased by $19.3 as compared to 2006, due to the redemption of our $250 8 7/8% senior subordinated notes due 2011 and prepayment of $100 of bank term debt during 2007, which together generated $11.0 of debt prepayment costs.

Earnings before income taxes of $215.1 were $125.1, or 139.0% greater than in 2006. The large increase in earnings before income taxes was due to the $98.7 or 66.6% increase in operating earnings and the $19.3 decrease in interest expense offset by $11.0 of debt prepayment costs.

Our tax expense of $67.8 for 2007 reflects approximately $8.7 of tax benefits associated with one-time tax planning initiatives finalized during 2007. Our tax expense of $4.4 for 2006 reflected a tax benefit for the recognition of our U.K. deferred tax asset in the amount of $22.9.

Net earnings for 2007 of $147.3 were $61.7, or 72.1%, greater than net earnings of $85.6 in 2006. Net earnings per diluted share for 2007 of $1.66 increased $0.56 per diluted share, or 50.9%, as compared to 2006, reflecting the $98.7, or 66.6%, increase in operating earnings in

2007, a 31.5% effective tax rate in 2007 versus a 4.9% effective tax rate in 2006, and a 14% increase in weighted average shares outstanding during 2007.

Year ended December 31, 2006 compared to the year ended December 31, 2005

Net sales for the year ended December 31, 2006 were $1,128.2, an increase of $284.1 or 33.7% as compared to the prior year. Sales in 2006 increased over the 2005 level primarily due to a higher level of customer demand for products offered by each of our five segments, market share gains and recent acquisitions.

Net sales for each of our segments are set forth in the following table:

	Fiscal Year Ended December 31,
	2006	2005	Change	Percent Change

Distribution	$251.5	$173.9	$77.6	44.6%
Interior Systems	273.9	205.5	68.4	33.3%
Seating	388.5	281.8	106.7	37.9%
Business Jet	147.5	120.2	27.3	22.7%
Engineering Services	66.8	62.7	4.1	6.5%

Net sales	$1,128.2	$844.1	$284.1	33.7%

The Distribution segment delivered revenue growth of 44.6% in 2006, primarily due to a broad-based increase in aftermarket demand for aerospace fasteners, continued market share gains and the acquisition of New York Fasteners. The Distribution segment's revenue growth rate exclusive of the impact of the New York Fasteners acquisition was 29.7%. The increase in sales volume for the Seating, Interior Systems, and Engineering Services segments was driven by a higher level of retrofit activity, demand created by new deliveries of large commercial jets (which increased by 24% versus deliveries in 2005), and market share gains. Interior Systems segment's revenue growth rate exclusive of the impact of the Draeger acquisition was 20.5%. Business Jet segment revenues increased by 22.7% in 2006, reflecting strong business jet deliveries, offset by a lower level of super first class revenues associated with A380 delivery delays. The acquisitions of Draeger (interior systems) and New York Fasteners (distribution) accounted for approximately $52.1 of the consolidated revenue growth. Revenue growth during 2006, exclusive of these acquisitions, was approximately 27.5%.

Cost of sales during 2006 of $731.7, or 64.9%, of sales, increased by $183.2 or 33.4%, as compared to 2005.

Selling, general and administrative expenses in 2006 were $159.6, or 14.2% of sales, versus $136.4 or 16.2% in 2005 reflecting the higher level of selling, marketing and product support costs ($4.9), the acquisitions of Draeger and New York Fasteners ($4.5), and higher salaries, benefits, incentive compensation and commissions ($10.3) associated with the 33.7% increase in revenues and the over 60% increase in backlog from December 31, 2005. Selling, general and administrative expenses for 2005 were reduced by $1.8 of net reimbursed legal fees in connection with the resolution of two legal matters. Selling, general and administrative expenses as a percentage of sales decreased by 200 basis points, reflecting the operating leverage in our business.

Research, development and engineering expenses for 2006 were $88.6, or 7.9% of sales, versus $65.6 or 7.8% of sales in 2005 and reflect the higher level of spending associated with customer specific engineering, new product development activities (primarily at the Seating and Interior Systems segments), and acquisitions. During 2006, we applied for 73 U.S. and foreign patents versus 43 during 2005.

Operating earnings of $148.3 for 2006 were $54.7 or 58.4% greater than 2005 due to both the 33.7% revenue growth and a 200 basis point expansion in operating margin to 13.1% of sales. Operating earnings growth, exclusive of acquisitions was 51.2%. The substantial increase in operating earnings was driven primarily by continued revenue growth ($284.1), earnings growth ($54.7) and margin expansion in the Seating, Interior Systems and Engineering Services segments. The consolidated 200 basis point expansion in operating margin was achieved in spite of very poor absorption of overhead costs due to delays in the A380 deliveries and the initially lower margins from acquisitions.

The following is a summary of operating earnings performance by segment:

	Fiscal Year Ended December 31,
	2006	2005	Change	Percent Change

Distribution	$50.4	$34.9	$15.5	44.4%
Interior Systems	51.2	32.3	18.9	58.5%
Seating	37.6	25.5	12.1	47.5%
Business Jet	9.4	7.8	1.6	20.5%
Engineering Services	(0.3)	(6.9)	6.6	NM

Total	$148.3	$93.6	$54.7	58.4%

The Distribution segment's operating earnings of $50.4 during 2006 increased by $15.5 or 44.4% on a 44.6% increase in sales, reflecting further operating efficiencies at the higher sales level and despite the temporary drag on margins caused by the New York Fasteners acquisition. Operating earnings at the Interior Systems segment of $51.2 increased by $18.9 or 58.5% as compared to 2005, due both to a 33.3% increase in revenue and a 300 basis point expansion in operating margin to 18.7% of sales. For 2006, the Seating segment's operating earnings of $37.6 increased by 47.5%, due to both a 37.9% increase in revenue and continued expansion in operating margin to 9.7% of sales. The margin expansion at the Seating and Interior Systems segments was primarily due to ongoing manufacturing efficiencies, product mix and operating leverage at the higher sales volume.

The Business Jet segment's operating earnings were $9.4 in 2006, up 20.5% versus 2005, reflecting the solid operating performance from our core Business Jet operating results, offset by the improving, but still unsatisfactory super first class product line operating results. The operating results at the Engineering Services segment improved by $6.6 as compared to 2005 due to higher sales volume, better product mix and ongoing operational efficiencies.

Interest expense was $42.8 for 2006 and decreased by $18.0 as compared to 2005, due to the redemption of $250 of our senior subordinated notes due 2008, the redemption of approximately $175 of senior notes and the prepayment of $50.0 of bank term debt, which together generated $19.4 of debt prepayment costs.

Earnings before income taxes were $90.0 (and which reflected $19.4 of debt prepayment costs), as compared to pre-tax earnings of $34.3 for 2005. The large increase in earnings before income taxes was due to the $54.7 or 58.4% increase in operating earnings and the $18.0 decrease in interest expense which was partially offset by $19.4 of debt prepayment costs.

We recognized our U.K. deferred tax asset during the third quarter of 2006, resulting in a tax benefit of approximately $22.9. The deferred tax asset was recorded as a result of the improving financial performance and improving outlook for our U.K. operations (including substantially increased backlog during 2006 related to U.K. operations). Previously, we were unable to conclude that this asset would be realized due to cumulative losses and lower levels of backlog. At December 31, 2006 we had net operating loss carry forwards in the United States, United Kingdom and Germany of approximately $305, $75 and $7, respectively, available to offset future taxable income.

Net earnings for 2006 were $85.6, or $1.10 per diluted share, based on approximately 78.0 million diluted shares and include one-time debt prepayment costs of $19.4 and a one-time tax benefit of $22.9 associated with the recognition of our U.K. deferred tax asset. Net earnings for 2005 were $84.6, or $1.39 per diluted share, on 60.8 million diluted shares and included a one-time tax benefit of $51.9 associated with the recognition of our U.S. net operating loss carryforward.

Liquidity and capital resources

Current financial condition

Our liquidity requirements consist of working capital needs, ongoing capital expenditures and payments of interest and principal on our indebtedness. Upon consummation of the HCS acquisition, we expect our payments of interest and our outstanding debt to increase. Our primary requirements for working capital are directly related to the level of our operations. Working capital primarily consists of accounts receivable and inventories, which fluctuate with the sales of our products. As of March 31, 2008, our debt-to-capital ratio was 10.3% and net debt was $111.3, which represents total debt of $151.7 less cash and cash equivalents of $40.4. As of March 31, 2008, we had no borrowings outstanding on our $200 revolving credit facility. Working capital as of March 31, 2008 of $769.2, increased by $57.6, or 8.1%, as compared with December 31, 2007 as a result of the 22.0% increase in revenues. Accounts receivable increased by $62.1 on the higher sales level while inventories increased by $48.1 reflecting the expected significant increase in second quarter 2008 sales, the substantial increase in backlog and further expansion of our fastener product line. We continue to expect free cash flow (expected cash from operations less expected capital expenditures) during 2008 of approximately $150, plus or minus 10% to 15%.

Our working capital was $711.6 as of December 31, 2007, as compared to $456.0 as of December 31, 2006 consistent with the nearly 50% increase in revenues. Factors impacting the change in working capital include a $215.4 increase in inventories associated with product line expansion in the distribution segment and to support the delivery of our record backlog, and a $45.1 increase in accounts receivable related to our 48.7% revenue growth, which were offset by a $39.0 increase in accounts payable and accrued liabilities. At December 31, 2007, our debt to capital ratio was 11%. Long term debt, less cash and cash equivalents, at December 31, 2007 stood at $70.3, which represents total debt of $151.9 less cash and cash equivalents of $81.6. At December 31, 2007, there was $150.0 in term debt outstanding under our existing senior secured credit facility, which consists of a $200.0 revolving credit facility and a $300.0 term loan. There were no borrowings outstanding under the revolving credit component of our existing senior secured credit facility. In May 2007, we redeemed the $250.0 aggregate principal amount of 8 7/8% senior subordinated notes due 2011.

Cash flows

At March 31, 2008, our cash and cash equivalents was $40.4 compared to $81.6 at December 31, 2007. Cash used in operating activities was $34.9 for the three months ended March 31, 2008, as compared to $16.7 in the same period in the prior year. The primary source of cash from operations during the three months ended March 31, 2008 was net earnings of $48.5 arising from the higher revenue volume. This cash was offset by the higher level of accounts receivable ($60.2) and inventories ($46.2) and the lower level of accounts payable ($8.0) discussed above.

At December 31, 2007, cash and cash equivalents was $81.6 as compared to $65.0 at December 31, 2006. Cash provided by operating activities was $22.0 for the year ended December 31, 2007 as compared to $41.0 during the year ended December 31, 2006. The primary sources of cash provided by operating activities during 2007 were net earnings of $147.3, non-cash charges for depreciation and amortization of $35.0, reduction in deferred income taxes totaling $58.5, non-cash compensation aggregating $11.0 and the non-cash impact from debt prepayment costs of $11.0. The primary use of cash in operating activities during the year ended December 31, 2007 was $241.9 related to changes in our operating assets and liabilities, primarily related to substantial investments in inventories offset by an increase in our accounts payable. The primary source of cash provided by operating activities during 2006 were net earnings of $85.6 plus non-cash charges for depreciation and amortization of $29.4, plus the non-cash impact from loss on debt extinguishment of $19.4. The primary use of cash in operating activities during the year ended December 31, 2006 was $97.1 related to changes in our operating assets and liabilities primarily related to investments in inventory, offset by an increase in our accounts payable.

The primary use of cash in investing activities during the year ended December 31, 2007 was related to capital expenditures of $32.1. The primary use of cash from investing activities during the year ended December 31, 2006 was related to cash paid for acquisitions, net of cash acquired, of $145.3 and capital expenditures of $24.1.

During 2007, we redeemed $250.0 of our 8 7/8% senior subordinated notes and repaid $100.0 of our bank term loan with proceeds from our March 2007 common stock offering. During 2006, we redeemed $250.0 of our 8% senior subordinated notes with the proceeds from our December 2005 common stock offering.

Capital spending

Our capital expenditures were $8.5 and $8.0 during the three months ended March 31, 2008 and 2007, respectively, and $32.1 and $24.1 during the years ended December 31, 2007 and 2006, respectively. We anticipate capital expenditures of approximately $45.0 for the next twelve months. We have no material commitments for capital expenditures. We have, in the past, generally funded our capital expenditures from cash from operations and funds available to us under bank credit facilities. We expect to fund future capital expenditures from cash on hand, from operations and from funds available to us under our existing senior secured credit facility.

Between 1989 and 2001, we completed 22 acquisitions for an aggregate purchase price of approximately $1,000. Following these acquisitions, we rationalized the businesses, reduced headcount by approximately 4,500 employees and eliminated 22 facilities. We have financed these acquisitions primarily through issuances of debt and equity securities. As discussed in Note 2 to our consolidated financial statements we recently completed two strategic acquisitions for $146.7 in cash.

Outstanding debt and other financing arrangements

Long-term debt at March 31, 2008 and at December 31, 2007 consisted principally of $150.0 term loan borrowings under our existing senior secured credit facility. Long-term debt at December 31, 2006 consisted principally of $250 of 8 7/8% senior subordinated notes, which were redeemed in full on May 1, 2007, and $250.0 of term borrowings under our existing senior secured credit facility.

Revolving credit borrowings under our existing senior secured credit facility bear interest at an annual rate equal to, at our option, the London interbank offered rate (LIBOR) plus 125 basis points or Prime plus 25 basis points. There were no amounts outstanding under the revolving credit facility at March 31, 2008. Term loan borrowings under our existing senior secured credit facility bear interest at an annual rate equal to LIBOR plus 175 basis points (5.71% at March 31, 2008).

Contractual obligations

During the three-month period ended March 31, 2008 there were no material changes in our long-term debt. The following chart reflects our contractual obligations and commercial commitments as of March 31, 2008 and does not give effect to debt to be assumed hereunder or in connection with the Transactions. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires performance by us or our subsidiaries pursuant to a funding commitment.

	2008	2009	2010	2011	2012	Thereafter	Total

Contractual Obligations
Long-term debt and other non-current liabilities	$1.5	$1.6	$2.0	$2.0	$146.9	$8.8	$162.8
Operating leases	15.4	17.1	13.6	11.3	9.1	51.7	118.2
Purchase obligations(1)	28.9	7.7	5.5	4.5	1.9	1.6	50.1
Future interest payment on outstanding debt(2)	7.1	9.3	9.3	9.2	5.0	0.1	40.0

Total	$52.9	$35.7	$30.4	$27.0	$162.9	$62.2	$371.1

Commercial Commitments
Letters of credit	$24.5	—	—	—	—	—	$24.5

(1)
Occasionally we enter into purchase commitments for production materials and other items, which are reflected in the table above. We also enter into unconditional purchase obligations with various vendors and suppliers of goods and services in the normal course of operations through purchase orders or other documentation or just with an invoice. Such obligations are generally outstanding for periods less than a year and are settled by cash payments upon delivery of goods and services and are not reflected in purchase obligations.

(2)
Interest payments include estimated amounts due on the $150.0 outstanding on the term loan of our existing senior secured credit facility based on the actual interest rate at March 31, 2008. Actual interest payments will fluctuate based on LIBOR pursuant to the terms of the existing senior secured credit facility.

We believe that our cash flows, together with cash on hand and the availability under the existing senior secured credit facility, and the availability under our new senior credit facility,

provide us with the ability to fund our operations, make planned capital expenditures and make scheduled debt service payments for at least the next twelve months. However, such cash flows are dependent upon our future operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors, including the conditions of our markets, some of which are beyond our control. If, in the future, we cannot generate sufficient cash from operations to meet our debt service obligations, we will need to refinance such debt obligations, obtain additional financing or sell assets. We cannot assure you that our business will generate cash from operations, or that we will be able to obtain financing from other sources, sufficient to satisfy our debt service or other requirements.

Following the transactions

We expect that, following the Transactions, our primary sources of liquidity will be cash flow from operations and funds available under our new revolving credit facility. We expect that ongoing requirements for debt service, operations and capital expenditures will be funded from cash on hand, operations and funds available from our revolving credit facility.

In connection with the Transactions, we expect to enter into a new senior secured credit facility in an aggregate amount of up to $1,550.0. Our new senior credit facility is expected to consist of a five-year $350.0 revolving credit facility and a six-year term loan facility of $575.0, assuming we issue common stock as consideration for the acquisition of HCS in the amount equal to $184.2. We expect to draw down fully on the term loan facility, the funds from which will be used, together with the net proceeds from this offering and shares of our common stock issued to be Honeywell, to pay the purchase price for the acquisition of HCS, repay indebtedness under our existing senior secured credit facility and to pay transaction fees and expenses. For more information on the financing for the HCS acquisition and the new senior credit facility that we intend to enter into in connection with the Transactions, see "The HCS acquisition—HCS financing."

As of March 31, 2008, our debt-to-capital ratio on a pro forma basis after giving effect to the Transactions would have been 41.7% and pro forma net debt would have been $1,046.8, which represents pro forma total debt of $1,076.7 less pro forma cash and cash equivalents of $29.9. Following the completion of the Transactions, we expect to have no borrowings under the $350.0 revolving credit facility.

We anticipate that our capital expenditures following the Transactions will be approximately $45.0 to $50.0 over the next twelve months.

In the event that we do not consummate the acquisition of HCS and a portion of the net proceeds of this offering are used to repay the term loan borrowings under our existing senior secured credit facility, we will use the remaining net proceeds for working capital and general corporate purposes. For more information, see "Use of proceeds." We will continue to have the $200.0 revolving credit facility under our existing senior secured credit facility. We will fund our ongoing requirements for debt service, operations and capital expenditures from cash on hand, operations and from funds available from the revolving credit facility of our existing senior credit facility.

Off-balance-sheet arrangements

Lease arrangements

We finance our use of certain equipment under committed lease arrangements provided by various financial institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected in our consolidated balance sheet. Future minimum lease payments under these arrangements aggregated approximately $118.2 at March 31, 2008.

Indemnities, commitments and guarantees

During the normal course of business, we made certain indemnities, commitments and guarantees under which we may be required to make payments in relation to certain transactions. These indemnities include non-infringement of patents and intellectual property indemnities to our customers in connection with the delivery, design, manufacture and sale of our products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. We believe that substantially all of our indemnities, commitments and guarantees provide for limitations on the maximum potential future payments we could be obligated to make. However, we are unable to estimate the maximum amount of liability related to our indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events which are not reasonably determinable. Management believes that any liability for these indemnities, commitments and guarantees would not be material to our accompanying consolidated financial statements.

Deferred tax assets

During the third quarter of 2006 we recognized our U.K. deferred tax asset resulting in a tax benefit of approximately $22.9. The deferred tax asset was recorded as a result of our improved performance and outlook for our U.K. operations.

We maintained a valuation allowance of approximately $9.8 as of March 31, 2008 and December 31, 2007 primarily related to our domestic capital loss carryforwards because of uncertainties that preclude us from determining that it is more likely than not that we will be able to generate sufficient capital gain income and realize this tax benefit during the applicable carryforward period.

Recent accounting pronouncements

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on our financial condition and results of operations. For additional information on the fair value of certain financial assets and liabilities, see Note 6 to our Audited Consolidated Financial Statements as of and for the three months ended March 31, 2008 and 2007, "Fair value measurements."

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115," which permits an entity to measure certain financial assets and financial liabilities at fair value, with unrealized gains and losses reported in earnings at each subsequent measurement date. The fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless an event specified in SFAS No. 159 occurs that results in a new election date. This statement is effective for fiscal years beginning after November 15, 2007. We adopted SFAS No. 159 as of January 1, 2008 and has elected not to measure any additional financial instruments and other items at fair value.

On December 4, 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" (FAS 141 (R)) and No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FAS 160)." FAS 141(R) will change how business acquisitions are accounted for and FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for us). The adoption of FAS 141(R) and FAS 160 will not have a material impact on our consolidated financial statements.

Critical accounting policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our audited consolidated financial statements.

Revenue recognition

Sales of products are recorded when the earnings process is complete. This generally occurs when the products are shipped to the customer in accordance with the contract or purchase order, risk of loss and title has passed to the customer, collectibility is reasonably assured and pricing is fixed and determinable. In instances where title does not pass to the customer upon shipment, we recognize revenue upon delivery or customer acceptance, depending on the terms of the sales contract.

Service revenues primarily consist of engineering activities and are recorded when services are performed.

Revenues and costs under certain long-term contracts are recognized using contract accounting under the percentage-of-completion method, generally using the cost-to-cost method. The percentage-of-completion method requires the use of estimates of costs to complete long-term contracts. The estimation of these costs requires judgment on the part of management due to the duration of these contracts as well as the technical nature of the products involved. Adjustments to these estimated costs are made on a consistent basis. Revenues associated with any contractual claims are recognized when it is probable that the claim will result in additional contract revenue and the amount can be reasonably estimated. A provision for contract losses is recorded when such facts are determinable.

We sell our products primarily to airlines and aircraft manufacturers worldwide, including occasional sales collateralized by letters of credit. We perform ongoing credit evaluations of our customers and maintain reserves for estimated credit losses. Actual losses have been within management's expectations. We apply judgment to ensure that the criteria for recognizing sales are consistently applied and achieved for all recognized sales transactions.

Accounts receivable

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current creditworthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If the actual uncollected amounts significantly exceed the estimated allowance, our operating results would be significantly adversely affected. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past.

Inventories

We value our inventories at the lower of cost to purchase (FIFO or weighted average cost method), or market. The inventory balance, which includes the cost of raw material, purchased parts, labor and production overhead costs, is recorded net of a reserve for excess, obsolete or unmarketable inventories. We regularly review inventory quantities on hand and record a reserve for excess and obsolete inventories based primarily on historical usage and on our estimated forecast of product demand and production requirements. In accordance with industry practice, costs in inventory include amounts relating to long-term contracts with long production cycles and to inventory items with long procurement cycles, some of which are not expected to be realized within one year. As demonstrated since the events of September 11, 2001, demand for our products can fluctuate significantly. Our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventories. In the future, if our inventories are determined to be overvalued, we would be required to recognize such costs in our cost of goods sold at the time of such determination. Likewise, if our inventories are determined to be undervalued, we may have over-reported our costs of goods sold in previous periods and would be required to recognize such additional operating income at the time of sale.

Long-lived assets and goodwill

To conduct our global business operations and execute our strategy, we acquire tangible and intangible assets, which affect the amount of future period amortization expense and possible impairment expense that we may incur. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We assess potential impairment to goodwill of a reporting unit and other intangible assets on an annual basis or when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Our judgment regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of our acquired businesses, expected changes in the global economy, aerospace industry projections, discount rates and other judgmental factors. Future events could cause us to conclude that impairment indicators exist and that goodwill or other acquired tangible or intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our results of operations.

Accounting for income taxes

Significant management judgment is required in evaluating our tax positions and in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance of $9.8 as of December 31, 2007, due to uncertainties related to our ability to utilize our deferred tax assets, primarily consisting of our domestic capital loss and foreign tax credit carryforwards. The valuation allowance is based on our estimates of taxable income by jurisdictions in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates, or we revise these estimates in future periods, we may need to adjust the valuation allowance which could materially impact our financial position and results of operations.

Dependence upon conditions in the airline industry

The September 11, 2001 terrorist attacks, SARS and the onset of the Iraq war severely impacted conditions in the airline industry. According to industry sources, in the aftermath of the attacks most major U.S. and a number of international carriers substantially reduced their flight schedules, parked or retired portions of their fleets, reduced their workforces and implemented other cost reduction initiatives. U.S. airlines further responded by decreasing domestic airfares. As a result of the decline in both traffic and airfares following the September 11, 2001 terrorist attacks, and their aftermath, as well as other factors, such as increases in fuel costs and heightened competition from low-cost carriers, the world airline industry lost a total of approximately $42.0 billion in calendar years 2001-2005. The airline industry crisis also caused 28 airlines worldwide to declare bankruptcy or cease operations in the last seven years.

As a result of the foregoing, through 2007, the domestic U.S. airlines, in large part, have been seeking to conserve cash by not placing orders for cabin interior refurbishment programs or new aircraft. This, together with the reduction of new business jet production, caused a substantial contraction in our business during the 2001 through 2003 period. Although the global airline industry began to recover in late 2003 and conditions have improved, and the business jet industry has improved as well, the challenging operating environment faced by our industry is expected to continue and may be influenced by a wide variety of factors including fuel prices, labor issues, airline consolidation, airline insolvencies, terrorism and safety concerns as well as changes in regulations. The rate at which the business jet industry recovers is dependent on corporate profits, the number of used jets on the market and other factors, which could slow the rate of recovery.

Quantitative and qualitative disclosures about market risks

We are exposed to a variety of risks, including foreign currency fluctuations and changes in interest rates affecting the cost of our variable-rate debt.

Foreign currency—We have direct operations in Europe that receive revenues from customers primarily in U.S. dollars and we purchase raw materials and component parts from foreign vendors primarily in British pounds or euros. Accordingly, we are exposed to transaction gains and losses that could result from changes in foreign currency exchange rates relative to the U.S. dollar. The largest foreign currency exposure results from activity in British pounds and euros.

From time to time, we and our foreign subsidiaries may enter into foreign currency exchange contracts to manage risk on transactions conducted in foreign currencies. At March 31, 2008, we had no outstanding forward currency exchange contracts. In addition, we have not entered into any other derivative financial instruments.

Interest rates—At March 31, 2008, we had adjustable rate debt totaling $150.0. The weighted average interest rate for the adjustable rate debt was approximately 5.71% at March 31, 2008. If interest rates on variable rate debt were to increase by 10% above current rates, our pretax income would decline by approximately $0.9. We do not engage in transactions intended to hedge our exposure to changes in interest rates.

As of March 31, 2008, we maintained a portfolio of securities consisting mainly of taxable, interest-bearing deposits with weighted average maturities of less than three months. If short-term interest rates were to increase or decrease by 10%, we estimate interest income would increase or decrease by approximately $0.1.

Business

General

Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our products directly to virtually all of the world's major airlines and airframe manufacturers and a wide variety of general aviation customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

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commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

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a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and microwave, convection and steam ovens;

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both chemical and gaseous aircraft oxygen storage, distribution and delivery systems, protective breathing equipment and lighting products;

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business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, passenger and crew oxygen systems, air valve systems, high-end furniture and cabinetry; and

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a broad line of aerospace fasteners, consisting of over 200,000 SKUs serving the commercial aircraft, business jet and military and defense industries.

We also provide comprehensive aircraft cabin interior reconfiguration and passenger-to-
freighter conversion engineering services and component kits.

We were organized as a corporation in Delaware in 1987. We have substantially expanded the size, scope and nature of our business as a result of a number of acquisitions. Between 1989 and 2001, we completed 22 acquisitions, for an aggregate purchase price of approximately $1 billion. We believe these acquisitions enabled us to position ourselves as a preferred global supplier to our customers. In addition, we have undertaken three major facility and product line consolidation efforts, eliminating 22 facilities, since 1992. We also implemented lean manufacturing and continuous improvement programs which, together with our information technology investments, have significantly improved our productivity and allowed us to expand our operating margins. During the 2002-2005 period, we made no significant acquisitions, focusing instead on consolidating and improving the operations efficiency of our businesses. During 2006, we completed two strategic acquisitions: Draeger GmbH (Draeger) which strengthened our Interior Systems segment and New York Fasteners Corp. (New York Fasteners) which expanded the customer base and product line breadth of our Distribution segment.

Industry overview

The commercial and business jet aircraft cabin interior products industries encompass a broad range of products and services, including aircraft seating, passenger entertainment and service systems, food and beverage preparation and storage systems, passenger and crew oxygen storage, distribution and delivery systems, lavatories, lighting systems, evacuation equipment, and overhead bins, as well as passenger-to-freighter conversions, interior reconfiguration and a variety of other engineering design, integration, installation, retrofit and certification services.

Historically, the airline cabin interior products industry has derived revenues from five sources:

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New installation programs in which airlines purchase new equipment directly from interior equipment manufacturers to outfit these newly purchased aircraft;

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Retrofit programs in which airlines purchase new interior furnishings to upgrade the interiors of aircraft already in service;

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Refurbishment programs in which airlines purchase components and services to improve the appearance and functionality of their cabin interior equipment;

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Equipment to upgrade the functionality or appearance of the aircraft interior; and

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Replacement spare parts.

The retrofit and refurbishment cycles for commercial aircraft cabin interior products differ by product category. Aircraft seating typically has a refurbishment cycle of one to two years and a retrofit cycle of four to eight years. Food and beverage preparation and storage equipment is periodically upgraded or repaired, and requires a continual flow of spare parts, but may be retrofitted only once or twice during the useful life of an aircraft.

There is a direct relationship between demand for fastener products and fleet size, aircraft utilization and aircraft age. All aircraft must be serviced at prescribed intervals which also drives aftermarket demand for aerospace fasteners.

Aerospace fastener revenues have been derived from the following sources:

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Demand for aerospace fasteners for new build aircraft from the original equipment manufacturers (OEMs) and their suppliers;

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Demand for structural modifications, cabin interior modifications and passenger-to-freighter conversions;

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Mandated maintenance and replacement of specified parts; and

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Aerospace and defense subcontractors, most of whom tend to purchase through distributors as a result of the channel shift due to outsourcing by aerospace and military aircraft OEMs.

Based on industry sources and studies, we estimate that during 2007, the commercial and business jet cabin interior products industry, for the principal products of the type which we manufacture, exclusive of service revenues, had annual sales of approximately $1.8 billion and the aerospace-grade fastener industry had annual sales of approximately $4.5 billion. We estimate that the total worldwide installed base of commercial and general aviation aircraft cabin interior products, of the type which we manufacture, was approximately $13.6 billion as of December 31, 2007.

Airline passenger traffic rebounded in 2004 and demonstrated strong continued growth through 2007. Global air traffic growth in 2007 increased by approximately 7.4% over 2006, following a 5.9% increase in 2006 over 2005. The airline industry responded to the strong year-over-year increases in passenger traffic with additions to global capacity. Global capacity increased by approximately 6.2% during 2007 as compared to the prior year.

During 2007, the global airline industry, including the U.S. airline industry, generated significant profitability. The recent spike in oil prices has begun to negatively impact the airline industry, particularly in the United States. According to IATA, the worldwide airline industry is expected to incur losses of approximately $6.1 billion during 2008, which reflects the expectation that the North American airlines will incur losses of approximately $4.2 billion, the European, Asia-Pacific and Middle Eastern airlines will incur losses of approximately $0.8 billion and the Latin American and African airlines will incur losses of approximately $1.0 billion. These IATA estimates assume no benefit from any mitigating actions to be taken during 2008 (such as increased ticket prices and the recently announced capacity reductions), and further assume average oil prices at $122.0 per barrel for the full year 2008. The price of a barrel of oil at January 2, 2008 was approximately $99.6 and at June 18, 2008, was approximately $136.7. In response to these unprecedented fuel prices, airlines have elected to remove from service a significant number of older, narrow-bodied aircraft in order to reduce capacity. We believe these actions are being taken, in part, to support a significant increase in ticket prices, thereby mitigating some of the effects of fuel price pressures on profitability. Importantly, however, airlines globally have not elected to initiate similar reductions in wide-body aircraft flying long haul international routes and there have not been cancellations of wide-body aircraft orders.

The business jet industry also experienced a resurgence in demand beginning in 2004. Approximately 1,039 aircraft were delivered in 2007 (versus approximately 840 aircraft in 2006) and industry experts expect deliveries of approximately 1,121 aircraft in 2008, which represents an increase of 59% over the approximately 706 aircraft delivered in 2005. Industry sources estimate that over 3,500 business jets will be built during the 2008 through 2010 period.

Since the second half of 2003, we have experienced a surge in demand for our products, primarily from the large foreign international carriers. Our backlog achieved record levels in both 2006 and 2007 growing 60% to $1.7 billion in 2006 and by nearly 30% to approximately $2.2 billion in 2007. Backlog at March 31, 2008 was a record $2.3 billion. Our book to bill ratio was 1.2:1 during the three-month period ended March 31, 2008 and for all of 2007. Our $2.2 billion backlog at December 31, 2007 increased by 30% compared to our December 31, 2006 backlog, despite a nearly 50% year-over-year increase in revenues. The vast majority of our backlog growth during 2007 was generated by foreign carriers; 12% of our backlog at December 31, 2007 was with domestic airlines. While some retrofit programs for major U.S. carriers have begun, through December 31, 2007, the domestic airlines have generally continued to conserve cash, in part by deferring aircraft expenditures. However, we believe that essentially all of the major U.S. carriers have begun to upgrade their international fleets to compete on international routes. We believe there are substantial growth opportunities for retrofit programs, particularly for the twin-aisle aircraft that service international routes.

Other factors expected to affect the cabin interior products industry are the following:

Existing installed base.    Existing installed base of products typically generates continued retrofit, refurbishment and spare parts revenue as airlines maintain their aircraft interiors. According to industry sources, the world's active commercial passenger aircraft fleet consisted of approximately 17,160 aircraft as of December 31, 2007. Additionally, based on industry sources, there are approximately 15,000 business jets currently in service. Based on such fleet numbers, we estimate that the total worldwide installed base of commercial and general aviation aircraft cabin interior products, for the principal products of the type which we manufacture, valued at replacement prices, was approximately $13.6 billion as of December 31, 2007.

Growth in worldwide fleet.    The expansion of the worldwide fleet is expected to generate significant additional revenues from new installation programs, while the increase in the size of the installed base is expected to generate additional and continued retrofit, refurbishment and spare parts revenue. According to the Airline Monitor, worldwide air traffic is projected to grow at a compounded average rate of 5.0% per year during the 2007-2022 period, increasing annual revenue passenger miles from approximately 2.8 trillion in 2007 to approximately 5.8 trillion by 2022.

New aircraft deliveries.    The number of new aircraft delivered each year is generally regarded as cyclical in nature. According to the Airline Monitor, new deliveries of large commercial jets increased to 888 in 2007 (versus 820 in 2006) and the approximate amount of new deliveries is expected to increase to 1,005 in 2008, 1,130 in 2009, and 1,220 in 2010.

Wide-body aircraft deliveries.    The trend toward a global fleet with a higher percentage of wide-body aircraft is significant to us because wide-body aircraft require up to five to eight times the dollar value content for our products as compared to narrow-body aircraft. According to Airline Monitor wide-body aircraft deliveries are expected to grow at a nearly 20% compounded annual growth rate over the four year period ending 2011. Deliveries of wide-body, long haul aircraft constitute an increasing share of total new aircraft deliveries and are an increasing percentage of the worldwide fleet. Wide-body aircraft represented approximately 22% of all new commercial aircraft (excluding regional jets) delivered in 2007. Importantly, according to Airline Monitor, over the 2008 to 2011 time period, approximately 1,217 wide-body and super wide-body aircraft are expected to be delivered by Boeing and Airbus. Wide-body aircraft currently carry up to three or four times the number of seats as narrow-body aircraft, and because of multiple classes of service, including luxurious super first class compartments, first class and business class configurations, our average revenue per aircraft on a wide-body aircraft is substantially higher than on a narrow-body aircraft. Aircraft cabin crews on wide-body aircraft flights today may make and serve between 300 and 900 meals and may brew and serve more than 2,000 cups of coffee and serve more than 200 glasses of wine on a single flight thereby generating substantial demand for seating products and food and beverage preparation and storage equipment, as well as extensive oxygen storage, delivery distribution systems, and lighting systems.

Military and defense as a new platform.    New product development activities and our acquisitions of Draeger and New York Fasteners have substantially increased our presence in the military and defense market. Key military end products include a full line of oxygen systems, food and beverage preparation and storage equipment and a growing number of fasteners for a broad range of military aircraft.

Growth in passenger-to-freighter conversion business.    Industry sources project that the size of the worldwide freighter fleet will almost double over the next twenty years, with almost 3,400 aircraft being added. Industry sources also estimate that nearly 2,500 of these aircraft are expected to come from converting commercial passenger jets to use as freighters. The company has developed the engineering certification packages and kits to convert B747-200, B767-200 and A300-B4 aircraft types to use as freighters and is currently working on the Airbus A300-600.

New product development.    The aircraft cabin interior products companies are engaged in extensive product development and marketing efforts for both new features on existing products and totally new products. These products include a broad range of amenities such as luxurious first class cabins with appointments such as lie-flat seating, mini-bars, closets, flat screen TVs and mood lighting. Other recently introduced products include electric lie-flat first and business class seats, narrow and wide-body economy class seats, full face crew masks, Pulse Oxygen™ gaseous passenger oxygen systems for the Boeing 787 and Airbus A350 XWB, electric fully berthing business jet seating, a full range of business and executive jet seating and LED lighting products, protective breathing equipment, oxygen generating systems, new food and beverage preparation and storage equipment, kevlar barrier nets, de-icing systems and crew rests.

Engineering services markets.    Historically, the airlines have relied primarily on their own in-house engineering resources to provide engineering, design, integration and installation services, as well as services related to repairing or replacing cabin interior products that have become damaged or otherwise non-functional. As cabin interior product configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource these services in order to increase productivity and reduce costs.

Outsourced services include:

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Engineering design, integration, project management, installation and certification services;

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Modifications and reconfigurations for commercial aircraft including passenger-to-freighter conversions and related kits; and

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Services related to the support of product upgrades.

We estimate that during 2007 the commercial and business jet cabin interior products industry, for the principal products of the type which we manufacture, exclusive of service revenues, had annual sales of approximately $1.8 billion and the aerospace-grade fastener industry had annual sales of approximately $4.5 billion. We estimate that the total worldwide installed base of commercial and general aviation aircraft cabin interior products for the principal type of products which we manufacture, valued at replacement prices, was approximately $13.6 billion as of December 31, 2007.

Commercial aircraft industry

The commercial airline industry saw an upturn in air travel beginning in 2003. According to IATA, during 2007, the global airline industry expanded airline capacity by approximately 6.2% in response to an approximate 7.4% increase in global air traffic. We believe increases in passenger traffic, and associated increases in airline capacity, initially benefit providers of aftermarket products and services. However, as the new aircraft delivery cycle begins to gain momentum, increases in original equipment manufacturer production rates are also expected. According to the Airline Monitor, the approximate number of deliveries of new large commercial aircraft are expected to grow to 1,005 in 2008 from 888 in 2007, and then 1,130 in 2009, 1,220 in 2010, and 1,190 in 2011. In addition, according to the Airline Monitor, approximately 1,217 twin-aisle aircraft will be delivered during the 2008-2011 period. According to the Airline Monitor, by 2016 approximately 37.6% of new annual deliveries will be twin-aisle aircraft, an increase from 22.2% of new deliveries in 2007. An increase in twin-aisle aircraft is important to us as we believe twin-aisle aircraft require up to five to eight times the dollar value of products of the type that we manufacture as compared to a single-aisle, or narrow-body, aircraft and generate substantially more demand for spare parts and upgrade products and services.

Business jet industry

The business jet industry experienced a severe downturn following the events of September 11, 2001, reaching a trough in 2003. Since 2004, annual delivery rates of new business jet deliveries have increased each year. In 2007, approximately 1,039 aircraft were delivered, which represented an increase of 24% as compared to 2006 and an increase of 47% as compared to 2005. Recent industry forecasts project significant near-term growth, with total deliveries of approximately 1,121 aircraft in 2008, an increase of 59% over the 706 aircraft delivered in 2005. Industry sources estimate that over 3,500 business jets will be built during the 2008 through 2010 period.

Competitive strengths

We believe that we have a strong competitive position attributable to a number of factors, including the following:

Large installed base.    We have a large installed base of commercial and general aviation cabin interior products, estimated to be valued at approximately $6.7 billion (for the principal type of products which we manufacture, valued at replacement prices) as of December 31, 2007. Based on our experience in the industry, we believe our installed base is substantially larger than that of our competitors. We believe that our large installed base is a strategic advantage as airlines tend to purchase aftermarket products and services, including spare parts, retrofits and refurbishment programs, from the original supplier of their equipment. As a result, we expect our large installed base to generate continued aftermarket revenue as airlines continue to maintain, evolve and reconfigure their aircraft cabin interiors.

Operating leverage and low cost producer.    Our ability to leverage our manufacturing and engineering capabilities has allowed us to expand operating margins. As a result of our cost savings programs implemented following the 2001 downturn in the airline industry, and through our ongoing continuous improvement and lean manufacturing programs, our operating margins have increased substantially. For example, our margin for the three months ended March 31, 2008 of 16.4% was 190 basis points higher than the same period in the prior year and reflects margin expansion in the distribution, interior systems and business jet segments. This 190 basis point improvement in operating margin was in spite of start-up and learning curve costs on new programs in the seating and engineering services segments. Further, our margin for the year ended December 31, 2007 of 14.7% improved by 590 basis points over the fiscal year ended 2004, reflecting ongoing manufacturing efficiencies and operating leverage at the higher volume of sales. In addition, our operating earnings have been increasing at a faster rate than our net sales. For example, for the three months ended March 31, 2008, operating earnings grew 37.2% over operating earnings for the same period in the prior year, as compared to net sales growth of 22.0% for the same period, and for the year ended December 31, 2007, operating earnings grew 66.6% over operating earnings for the year ended December 31, 2006, as compared to net sales growth of 48.7% during 2007. Our operating margin which was 14.7% for the fiscal year 2007 has expanded in the range of 160 - 230 basis points per year over the past three fiscal years.

Focus on innovation and new product development.    We believe, based on our experience in the industry, that we are a technological leader, with the largest research and development organization in the cabin interior products industry. As of December 31, 2007, we had 1,000 employees in engineering, research and development and program management. We believe our engineering, research and development effort and our on-site technicians at both the airlines and airframe manufacturers enable us to play a leading role in developing and introducing innovative products to meet emerging industry trends and thereby gain early entrant advantages. Our strong focus and continued investment in research and development, even during the 2001-2003 industry downturn, allows us to compete favorably in winning new business awards. For example, we believe our technological leadership and new product development capabilities were a key factor in our ability to grow our backlog to approximately $2.3 billion at March 31, 2008, a 25% increase as compared to March 31, 2007 and a more than 100% increase as compared to December 31, 2005. Backlog growth has been driven primarily by international aftermarket demand for retrofit of existing aircraft, including program awards in the emerging international super first class cabin interiors market. We expect to see an increase in orders for new interior equipment for new aircraft beginning toward the end of 2008. To date, airlines have not yet begun to place large amounts of orders for cabin interiors. We believe these and other program awards, coupled with expected follow-on awards for other fleets of existing aircraft for product commonality and competitive purposes, will continue to drive sales growth and market share gains over the 2008-2010 period. Introduction of new products has also led to improvements in the product mix of our current backlog, which, along with our continued focus on lean manufacturing processes and additional operating leverage, is expected to result in continued margin expansion.

Exposure to international markets.    Our overall net sales are diversified across multiple geographic regions. During 2007, approximately 28% of our sales were to European customers and approximately 24% of our sales were to customers in emerging markets such as the Asia/Pacific Rim and Middle East regions. These emerging market customers account for approximately 39% of our current backlog with domestic airlines accounting for 12% of our total backlog at March 31, 2008. We believe this geographic diversification makes us less susceptible to a downturn in a specific geographic region and allows us to take advantage of regional growth trends.

Diverse product offering and broad customer base.    In addition to serving diverse geographic regions, we also provide a comprehensive line of products and services to a broad customer base. For the fiscal years ended December 31, 2007, 2006 and 2005 no single customer accounted for more than 10% of our consolidated sales. We have a broad range of over 200 principal customers, including all of the world's major airlines. During the fiscal year ended December 31, 2007, approximately 6% of sales were to Boeing and Airbus and approximately 6% were to business jet manufacturers for use in new business jets. Our broad product offerings and customer base make us less susceptible to the loss of any one customer or program. We have continued to expand our available products and services based on our belief that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interior equipment. Based on our reputation for quality, service and product innovation, we believe that we are well positioned to serve the world's airlines and aircraft manufacturers and owners and operators of business jets.

Experience with complex regulatory environment.    The airline industry is heavily regulated. The Federal Aviation Administration (the FAA) prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the European Aviation Safety Agency, the Japanese Civil Aviation Board, and

the Civil Aviation Administration of China regulate these matters in other countries. In order to sell certain products or services, it is necessary to obtain the required licenses for the product or service under these various regulations. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming. We have a long history of experience with the complex regulatory environment in which we operate and believe this enables us to efficiently obtain the required approvals for new products and services.

Growth opportunities

Strong global airline industry conditions.    Improving worldwide industry conditions are resulting in increased demand for our products and services, as demonstrated by the approximate 25% year over year increase in March 31, 2008 backlog to $2.3 billion. A majority of the backlog growth was primarily the result of international aftermarket demand for the retrofit of existing aircraft. We expect demand to further increase over the course of the next several years consistent with the expected increase in wide-body and super wide-body aircraft deliveries and the expected participation by the domestic carriers to address their cabin interior needs through weight sensitive, fuel efficient product offerings.

Worldwide air traffic growth and airline capacity additions drive resurgence in aftermarket activities.    Our substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and the sale of spare parts. For each of the fiscal years ended December 31, 2007 and 2006 approximately 60% of our revenues were derived from aftermarket activities. In addition, aftermarket revenues are generally driven by aircraft usage, and as such, they have historically tended to recover more quickly than revenues from original equipment manufacturers. As worldwide air traffic grows and airlines add capacity, and our installed base grows, we expect our aftermarket business to continue to grow. According to IATA, during the fiscal year ended December 31, 2007, the global airline industry expanded airline capacity by 6.2% in response to a 7.4% increase in global air traffic. We believe there are substantial growth opportunities for retrofit programs for the twin-aisle aircraft that service international routes and that the major U.S. airlines will need to invest in cabin interiors for their international fleets or face the prospect of losing market share on their international routes.

Record backlog driven by aftermarket demand from international airlines retrofitting existing fleets.    We believe that substantially all of the major international airlines are in the process of upgrading, or planning to upgrade, their existing fleets of twin-aisle aircraft. This activity is being driven by both the age of the existing cabin interiors as well as the desire by many of the leading international carriers to achieve a competitive advantage by investing in cabin interior products that incorporate leading comfort amenities and place a strong emphasis on pleasing aesthetics, quality and finish in order to enhance their international passengers' flight experience. As a result, we believe that the life-cycle of premium products, such as international business class seats and the products comprising our super first class suites, will continue to compress as airlines make investments in cabin interior products on a more frequent basis. For example, in 2005, British Airways selected us to outfit their wide-body fleet with our next generation horizontal lie-flat seats. In 2000, British Airways revolutionized the airline industry by introducing the first horizontal business class lie-flat seats (which were subsequently installed on their wide-body fleet during 2001-2002). We believe actions such as British Airways' decision to select our next generation horizontal lie-flat seats have accelerated the retrofit cycle for premium class seating products for other airlines operating wide-body aircraft serving international routes. Through March 31, 2008, retrofit activity for the international airlines with twin-aisle aircraft has consisted of upgrading the premium class seating, mood lighting and food and beverage preparation equipment for the first and business class sections of their international fleets. We believe these international airlines are now beginning to evaluate their coach class retrofit requirements, which we believe will further position us for future bookings and revenue growth.

Growth of wide-body aircraft fleet.    According to the Airline Monitor, new deliveries of wide-body aircraft totaled 197 in 2007. In addition, approximately 1,217 twin-aisle aircraft will be delivered over the 2008-2011 period, representing a 16% CAGR and averaging approximately 300 such aircraft per year or a 52% higher delivery level as compared to 2007. The Airline Monitor also predicts that nearly 2,200 twin-aisle aircraft will be delivered over the 2008-2014 timeframe or approximately 314 wide-body and super wide-body aircraft per year or some 59% higher, on average, as compared to 2007. We expect to benefit from this trend as wide-body aircraft generally carry more than five to eight times the dollar value of products of the type that we manufacture as compared to single-aisle, or narrow-body, aircraft.

Growth of worldwide airline fleet.    As a result of the current and projected growth in worldwide air traffic, deliveries of new aircraft are expected to grow. According to the Airline Monitor, new deliveries of large commercial aircraft grew to 888 aircraft in 2007 from 820 in 2006 and are expected to increase to 1,005 in 2008, 1,130 in 2009 and 1,220 in 2010. The worldwide fleet of passenger and cargo aircraft was approximately 19,000 as of December 31, 2007 and, according to the Airline Monitor, is expected to increase to 39,356 by December 31, 2025. As the size of the fleet expands, demand is also expected to grow for upgrade and refurbishment programs, for cabin interior products and for maintenance products, including spares and fasteners.

Growth in new aircraft introductions lead to new cabin interior product introductions and major retrofit opportunities.    Through May 31, 2008, 16 customers have placed orders for 192 of the new Airbus A380 super wide-body aircraft and 56 customers have placed orders for 896 of the new Boeing 787 wide-body aircraft, which Boeing has indicated is its most successful new product launch in its history. In addition, during 2007 Airbus announced that it will develop a new A350 XWB with long term delivery projections similar to those of the Boeing 787.

Growth in business jet and VIP aircraft markets.    Business jet deliveries increased by 24% in 2007 as compared to 2006 and are expected to increase by approximately 8% in 2008 as compared to 2007. We expect several larger business jet types, including the Boeing and Airbus Business Jet, the Bombardier Challenger, the Global Express and the Global 5000, the Gulfstream 450 and 550, the Falcon 900 and the Falcon 2000 and 7x, the Cessna Citation X and Embraer Legacy to be significant contributors to growth in new general aviation aircraft deliveries in the future. For example, Gulfstream recently introduced its largest and most technologically advanced aircraft to date, the 650. Since its introduction in March 2008, Gulfstream has reported receiving letters of intent for over 500 aircraft. Industry sources estimate that over 3,500 business jets will be built during the 2008 through 2010 period, with approximately 42% projected to be larger business jets. This is important to us because the typical cost of cabin interior products manufactured for a large business jet can be 10 times more than the cost to equip the interior of a small jet. Advances in engine technology and avionics and the continued development of fractional ownership of executive aircraft are also important growth factors for the business jet market. In addition, because the average age of the more than 15,000 general aviation and VIP jet aircraft existing today is approximately 15 years, we believe significant cabin interior retrofit and upgrade opportunities exist.

Opportunity to substantially expand our addressable markets through our fastener distribution business.    Our fastener distribution business leverages our key strengths, including marketing and service relationships with most of the world's airlines. As 60% of fastener demand is generated by the existing worldwide fleet, demand for fasteners is expected to increase over time as the fleet expands, similar to the market for cabin interior products. The aerospace and military OEMs are increasingly outsourcing to sub-contract manufacturers, driving a channel shift, which is benefiting distributors such as our company. The OEMs are increasing their outsourcing of manufactured parts to aerospace and defense subcontractors, many of which tend to purchase through distributors.

Business strategy

Our business strategy is to maintain a leadership position and to best serve our customers by:

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Offering the broadest and most innovative products and services in the industry;

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Offering a broad range of engineering services including design, integration, installation and certification services, aircraft reconfiguration, and passenger-to-freighter conversion services;

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Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturer and encompassing our entire product line;

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Pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support; and

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Aggressively pursuing continuous improvement initiatives in all facets of our businesses and in particular our manufacturing operations, to reduce cycle time, lower cost, improve quality and expand our margins.

Products and services

We conduct our operations through strategic business units that have been aggregated under five reportable segments: Seating, Interior Systems, Distribution, Business Jet and Engineering Services.

The following is a summary of net sales for each of our segments:

	Fiscal Year Ended December 31,
	2007		2006		2005
(dollars in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales

Distribution	$386.5	23.0%	$251.5	22.3%	$173.9	20.6%
Interior Systems	348.0	20.7%	273.9	24.3%	205.5	24.4%
Seating	632.6	37.8%	388.5	34.4%	281.8	33.4%
Business Jet	193.1	11.5%	147.5	13.1%	120.2	14.2%
Engineering Services	117.5	7.0%	66.8	5.9%	62.7	7.4%

Net sales	$1,677.7	100.0%	$1,128.2	100.0%	$844.1	100.0%

Distribution segment

Through our subsidiary, M&M Aerospace Hardware, Inc. (M&M), we are a leading distributor of aerospace grade fasteners for the aftermarket and we believe we offer one of the broadest lines of fasteners and inventory management services worldwide. Approximately 60% of our fastener sales are to the aftermarket, and nearly 65% of our orders are shipped within 24 hours of receipt of the order. With over 200,000 SKUs and next-day service, we serve as a distributor for almost every major aerospace fastener manufacturer. Our service offerings include inventory management and replenishment, electronic data interchange, special packaging and bar-coding, parts kitting, quality assurance testing and purchasing assistance. Our seasoned purchasing and sales teams, coupled with state-of-the-art information technology and automated retrieval systems, provide the basis for our reputation for high quality and overnight delivery.

Interior systems segment

We believe, based on our experience in the industry, that we are the leading manufacturer of interior systems for both narrow and wide-body aircraft, offering a broad selection of coffee and beverage makers, water boilers, liquid containers, ovens, refrigeration equipment, oxygen delivery systems and a variety of other interior components. We estimate that as of December 31, 2007 we had an aggregate installed base of such equipment valued at replacement prices of approximately $1.9 billion.

Oxygen delivery systems.    We believe, based on our experience in the industry, that we are the leading manufacturer of oxygen storage, distribution and delivery systems for both commercial and business jet aircraft. We have the capability to both produce all required components and to fully integrate overhead passenger service units with either chemical or gaseous oxygen equipment. Our oxygen equipment has been approved for use on all Boeing and Airbus aircraft and is also found on essentially all general aviation and VIP aircraft. The Boeing 787 will be the first aircraft equipped with a passenger oxygen system using our advanced "Pulse Oxygen" technology. We believe the Pulse Oxygen system delivers oxygen more efficiently than traditional passenger systems and reduces overall system weight and fuel burn and facilitates lower maintenance and cabin reconfiguration costs, when compared to traditional oxygen systems. Airbus has also selected us to provide similar "Pulse" technology on its passenger and crew oxygen systems for the A350 XWB.

Coffee makers/water boilers.    We believe, based on our experience in the industry, that we are the leading manufacturer of aircraft coffee and tea makers. We manufacture a broad line of coffee makers, including the Endura® beverage maker, coffee warmers and water boilers, and a Combi Unit® which will both brew coffee and boil water for tea while utilizing 25% less electrical power than traditional 5,000-watt water boilers. We also manufacture a cappuccino/espresso maker.

Ovens.    We believe, based on our experience in the industry, that we are the leading manufacturer of a broad line of specialized ovens, including high-heat efficiency ovens, high-heat convection and steam ovens and warming ovens. Our "DS Steam Oven" uses a method of preparing in-flight food by maintaining constant temperature and moisture in the food. It addresses the airlines' need to provide a wider range of food offerings than can be prepared by convection ovens.

Refrigeration equipment.    We believe, based on our experience in the industry, that we are the worldwide industry leader in the design, manufacture and supply of commercial aircraft refrigeration equipment. We manufacture self-contained wine and beverage chillers, refrigerators/freezers and air chilling systems.

Seating segment

We believe, based on our experience in the industry, that we are the world's leading manufacturer of aircraft seats, offering a wide selection of first class, business class, tourist class and regional aircraft seats. A typical seat manufactured and sold by us includes the seat frame, cushions, armrests, tray table and a variety of optional features such as adjustable lumbar supports, footrests, reading lights, head/neck supports, and oxygen masks. We estimate that as of December 31, 2007, we had an aggregate installed base of approximately 1.0 million aircraft seats valued at replacement prices of approximately $3.8 billion.

First and business classes.    Based upon major airlines' program selection and our backlog, we believe we are the leading worldwide manufacturer of premium class seats. Our line of first class sleeper seats incorporates full electric actuation, an electric ottoman, privacy panels and sidewall-mounted tables. Our business class seats incorporate features developed over 25 years of seating design. The business class seats include electrical or mechanical actuation, PC power ports, telephones, leg rests, adjustable lumbar cushions, four-way adjustable headrests and fiberoptic reading lights. The first and business class products are substantially more expensive than tourist class seats due to these luxury appointments.

Tourist class and regional jet seats.    We believe, based on our experience in the industry, that we are a leading worldwide manufacturer of tourist class seats and regional aircraft seats. We believe our Spectrum® coach class seat has become the industry's most popular seat platform for single-aisle aircraft since its launch in late 2002. We believe the seat improves comfort and offers significantly improved passenger living space as well as benefiting the airlines with simplified maintenance and spare parts purchasing. Spectrum® was engineered for use across the entire single-aisle aircraft fleet, including regional jets.

Spares.    Aircraft seats require regularly scheduled maintenance in the course of normal passenger use. Airlines depend on seat manufacturers and secondary suppliers to provide spare parts and kit upgrade programs. As a result, a significant market exists for spare parts and kit upgrades.

Business jet segment

We believe, based on our experience in the industry, that we are the leading manufacturer of a broad product line of furnishings for business jets. Our products include a complete line of business jet seating and sofa products, including electric fully berthing lie flat seats, direct and indirect lighting, air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories and tables. We have the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors. We believe we are the preferred supplier of seating products and direct and indirect lighting systems for most of the business jet manufacturers. We estimate that as of December 31, 2007, we had an aggregate installed base of business jet equipment valued at replacement prices of approximately $1.0 billion.

We believe, based on our experience in the industry, our business jet segment, which has had decades of experience in equipping VIP and head of state aircraft, is the leading manufacturer of super first class cabin interior products for commercial wide-body aircraft. Super first class products incorporate a broad range of amenities such as luxurious first class cabins with appointments such as lie-flat seating, mini-bars, closets, flat screen televisions and mood lighting, which were found only in VIP and head-of-state aircraft until recently.

Engineering services segment

Engineering design, integration, installation and certification services.    We believe, based on our experience in the industry, that we are a leader in providing engineering, design, integration, installation and certification services for commercial aircraft passenger cabin interiors. We also offer our customers in-house capabilities to design, manage, integrate, test and certify reconfigurations and modifications for commercial aircraft and to manufacture related products, including engineering kits and interface components. We provide a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications and entertainment equipment, relocate galleys, lavatories and overhead bins, and install crew rest compartments.

Passenger-to-freighter conversions.    We believe, based on our experience in the industry, that we are a leading supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. In addition, we have performed conversions for Boeing 767, Boeing 747-200 Combi Unit®, Boeing 747-200 (exclusive of door surround) and Airbus A300 B4 aircraft. In addition, China Southern has selected us to convert six of their A300-600 wide-body passenger aircraft to freighter aircraft. Freighter conversions require sophisticated engineering capabilities and very large and complex proprietary parts kits.

Crew rest compartments.    We believe, based on our experience in the industry, that we are a leader in the design, certification and manufacture of crew rest compartments. Long-haul international flights can carry two flight crews and the off-duty flight crew often utilize crew rest compartments to sleep during the flight. A crew rest compartment is constructed utilizing lightweight cabin interior materials and incorporates seating, electrical, heating, ventilation and air conditioning and lavatory systems.

Research, development and engineering

We work closely with commercial airlines to improve existing products and identify customers' emerging needs. Our expenditures in research, development and engineering totaled $127.9 million, $88.6 million and $65.6 million representing 7.6%, 7.9% and 7.8% of net sales for the years ending December 31, 2007, 2006, and 2005, respectively. We employed 1,000 professionals in engineering, research and development and program management as of December 31, 2007. We believe, based on our experience in the industry, that we have the largest engineering organization in the cabin interior products industry, with mechanical, electrical, electronic and software design skills, as well as substantial expertise in program management, materials composition and custom cabin interior layout design and certification.

Marketing and customers

We market and sell our commercial aircraft products directly to virtually all of the world's major airlines and airframe manufacturers. Airlines select manufacturers of cabin interior products primarily on the basis of custom design capabilities, product quality and performance, on-time delivery, after-sales customer service, product support and price. We believe that our large installed base, our timely responsiveness in connection with the custom design, manufacture, delivery and after-sales customer service and product support of our products and our broad product line and stringent customer and regulatory requirements all present barriers to entry for potential new competitors in the cabin interior products market.

We believe that airlines prefer our integrated worldwide marketing approach, which is focused by airline and encompasses our entire product line. Led by senior executives, teams representing each product line serve designated airlines that together accounted for over 80% of the purchases of products manufactured by our Seating, Interior Systems, and Engineering Services segments during the fiscal year ended December 31, 2007. Our teams have developed customer-specific strategies to meet each airline's product and service needs. We also staff "on-site" customer engineers at major airlines and airframe manufacturers to represent our entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. These engineers help customers integrate our wide range of cabin interior products and assist in obtaining the applicable regulatory certification for each particular product or cabin configuration. Through our on-site customer engineers, we expect to be able to more efficiently design and integrate products that address the requirements of our customers. We provide program management services, integrating all on-board cabin interior equipment and systems, including installation and Federal Aviation Administration certification, allowing airlines to substantially reduce costs. We believe that we are the only supplier in the commercial aircraft cabin interior products industry with the size, resources, breadth of product line and global product support capability to operate in this manner.

Our program management approach assigns a program manager to each significant contract. The program manager is responsible for all aspects of the specific contract and profitability, including managing change orders, negotiating related up front engineering charges and monitoring the progress of the contract through its delivery dates. We believe that our customers benefit substantially from our program management approach, including better on-time delivery and higher service levels. We also believe our program management approach results in better customer satisfaction.

We market our business jet products directly to all of the world's general aviation airframe manufacturers, modification centers and operators. Business jet owners typically rely upon the airframe manufacturers and completion centers to coordinate the procurement and installation of their interiors. Business jet owners select manufacturers of business jet products on a basis similar to commercial aircraft interior products: customer design capabilities, product quality and performance, on-time delivery, after-sales customer service, product support and price. We believe that potential new competitors would face a number of barriers to entering the cabin interior products market. Barriers to entry include regulatory requirements, our large installed product base, our custom design capability, manufacturing capability, delivery, and after-sales customer service, product support and our broad product line.

We market our aerospace fasteners directly to the airlines, completion centers, general aviation airframe manufacturers, first-tier suppliers to the commercial, military and defense airframe manufacturers, the airframe manufacturers and other distributors. We believe that our key competitive advantages are the breadth of our product offerings and our ability to deliver on a timely basis. We believe that our broad product offerings of aerospace fasteners and our ability to deliver products on a next day basis and our core competencies in product information management, purchasing and logistics management provide strong barriers to entry.

As of December 31, 2007, our direct sales, marketing and product support organizations consisted of 426 persons. In addition, we currently retain 50 independent sales representatives. Our sales to non-US. customers were approximately $928 million for the fiscal year ended December 31, 2007 and $645 million for the fiscal year ended December 31, 2006 or approximately 55% and 57%, respectively, of net sales during those periods. Approximately 82% of our total revenues were derived from airlines and other commercial aircraft operators during each of the two fiscal years ended December 31, 2007. Approximately 60% of our revenues during the fiscal years ended December 31, 2007 and 2006 were from refurbishment, spares and upgrade programs. During the fiscal year ended December 31, 2007, 2006 and 2005 no single customer accounted for more than 10% of our consolidated sales. The portion of our revenues attributable to particular customers varies from year to year with the airlines' scheduled purchases of new aircraft and for retrofit and refurbishment programs for their existing aircraft.

Backlog

We estimate that our backlog at December 31, 2007 was approximately $2.2 billion as compared to $1.7 billion at December 31, 2006 and approximately $1.1 billion at December 31, 2005. Approximately 60% of our backlog at December 31, 2007, is scheduled to be deliverable within the next twelve months. While 38% of our total backlog is with North American customers, only 15% of our total backlog is with domestic airlines. Approximately 23% of our current backlog is with European customers. Importantly, approximately 39% of backlog is with customers in emerging markets such as the Asia/Pacific Rim and the Middle East regions. Our backlog includes backlog from all of our businesses. Our backlog at December 31, 2007 increased by approximately 30% compared to the backlog at December 31, 2006 despite a nearly 50% year over year increase in revenues.

Customer service

We believe that our customers place a high value on customer service and product support and that this service level is a critical differentiating factor in our industry. The key elements of such service include:

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Rapid response to requests for engineering design, proposal requests and technical specifications;

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Flexibility with respect to customized features;

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On-time delivery;

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Immediate availability of spare parts for a broad range of products; and

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Prompt attention to customer problems, including on-site customer training.

Customer service is particularly important to airlines due to the high cost to the airlines of late delivery, malfunctions and other problems.

Warranty and product liability

We warrant our products, or specific components thereof, for periods ranging from one to ten years, depending upon product and component type. We establish reserves for product warranty expense after considering relevant factors such as our stated warranty policies and practices, historical frequencies of claims to replace or repair products under warranty and recent sales and claims trends. Actual warranty costs reduce the warranty reserve as they are incurred. We periodically review the adequacy of accrued product warranty reserves and revisions of such reserves are recognized in the period in which such revisions are determined.

We also carry product liability insurance. We believe that our insurance should be sufficient to cover product liability claims.

Competition

The commercial aircraft cabin interior products market is relatively fragmented, with a number of competitors in each of the individual product categories. Due to the global nature of the commercial aerospace industry, competition comes from both U.S. and foreign manufacturers. However, as aircraft cabin interiors have become increasingly sophisticated and technically complex, airlines have demanded higher levels of engineering support and customer service than many smaller cabin interior products suppliers can provide. At the same time, airlines have recognized that cabin interior product suppliers must be able to integrate a wide range of products, including sophisticated electronic components, such as video and live broadcast TV, particularly in wide-body aircraft. We believe that the airlines' increasing demands will result in a consolidation of the remaining suppliers. We have participated in this consolidation through strategic acquisitions and we intend to continue to participate in the consolidation. Our principal competitors for our seating segment are Groupe Zodiac S.A. and Keiper Recaro GmbH. Our primary competitors for interior systems segment are Groupe Zodiac S.A., JAMCO, and Premium Aircraft Interiors Group (PAIG, formerly Britax). Our principal competitors for other product and service offerings in our engineering services segment include Driessen Aircraft Interior Systems, JAMCO, PAIG, and TIMCO. The market for business jet products is highly fragmented, consisting of numerous competitors, the largest of which is Decrane Aircraft Holdings. Our primary competitors in the fastener distribution market are Honeywell's Consumables Solutions business, Wesco Aircraft Hardware and Anixter Pentacon.

Manufacturing and raw materials

Our manufacturing operations consist of both the in-house manufacturing of component parts and sub-assemblies and the assembly of our designed component parts that are purchased from outside vendors. We maintain up-to-date facilities, and we have an ongoing strategic manufacturing improvement plan utilizing lean manufacturing processes. We constantly strive for continuous improvement from implementation of these plans for each of our product lines. We have implemented common information technology platforms company-wide, as appropriate. These activities should lower our production costs, shorten cycle times and reduce inventory requirements and at the same time improve product quality, customer response and profitability. We do not believe we are materially dependent on any single supplier or assembler for any of our raw materials or specified and designed component parts and, based upon the existing arrangements with vendors, our current and anticipated requirements and market conditions, we believe that we have made adequate provisions for acquiring raw materials.

Government regulation

The FAA prescribes standards and licensing requirements for aircraft components, and licenses component repair stations within the United States. Comparable agencies regulate such matters in other countries. We hold several FAA component certificates and perform component repairs at a number of our U.S. facilities under FAA repair station licenses. We also hold an approval issued by the EASA to design, manufacture, inspect and test aircraft seating products in Leighton Buzzard, England and to manufacture and ship from our Kilkeel, Northern Ireland facility. We also have the necessary approvals to design, manufacture, inspect, test and repair our interior systems products in Nieuwegein, the Netherlands.

In March 1992, the FAA adopted Technical Standard Order C127, or TSO-C127, which provides a design approval that the FAA may issue to seat manufacturers for seats tested dynamically to meet the requirements of 14 CFR 25.562 (commonly referred to as "16G"). We believe we have developed and certified more seat models that meet the requirements of TSO-C127 and TSO-C127a than our competitors. The FAA and EASA also prescribe that seats meet certain flammability and electrical interference specifications. In October 2005, the FAA adopted 14 CFR 121.311(j), which requires dynamic testing of all seats installed in all new aircraft certified after January 1, 1988 and produced after October 27, 2009. EASA is expected to establish a similar role. Our large installed base of 16G seats demonstrates our industry leadership in seat certification requirements.

In November 2002, our seating group became the first passenger seating supplier to sign a Partnership for Safety Plan (PSP) with the FAA. Based on established qualifications of personnel and systems, the PSP provides us with increased authority to approve test plans and reports, and to witness tests. The PSP provides us with a number of business benefits including greater planning flexibility, simplified scheduling and greater program control and eliminates variables such as FAA workload and priorities.

Environmental matters

Our operations are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, including those governing discharges of pollutants into the air and water and the management and disposal of hazardous substances and wastes. We may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations, such as the Federal Superfund law and similar state statutes, governing remediation of contamination at facilities that we currently or formerly owned or operated or to which we send hazardous substances or wastes for treatment, recycling or disposal. We believe that we are currently compliant, in all material respects, with applicable environmental laws and regulations. However, we could become subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability relating to our facilities or operations.

Patents

We currently hold 229 U.S. patents and 217 international patents, as well as 114 U.S. patent applications and 209 foreign patent applications covering a variety of products. We believe that the termination, expiration or infringement of one or more of such patents would not have a material adverse effect on us.

Employees

As of December 31, 2007, we had approximately 6,298 employees. Approximately 70% of our employees are engaged in manufacturing/distribution operations and purchasing, 16% in engineering, research and development and program management, 7% in sales, marketing and product support and 7% in finance, information technology, legal and general administration. Unions represent approximately 20% of our worldwide employees. One domestic labor contract representing approximately 6% of our employees expires May, 2009. The other labor contract with the only other domestic union, which represents approximately 2% of our employees, expires June, 2010. The balance of our union employees are located in the U.K., the Netherlands and Germany, which tend to have government mandated union organizations. We consider our employee relations to be good.

Financial information about segments and foreign and domestic operations

Financial and other information by segment and relating to foreign and domestic operations for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, is set forth in note 14 to our consolidated financial statements.

Management

The following table sets forth information regarding our directors and executive officers as of June 15, 2008. Officers of the Company are elected annually by the Board of Directors.

Title	Age	Position
Amin J. Khoury	69	Chairman of the Board and Chief Executive Officer
Charles L. Chadwell	67	Director(2),(3)
Jim C. Cowart	56	Director(1),(3)
Richard G. Hamermesh	60	Director(1),(3)
Robert J. Khoury	66	Director
Jonathan M. Schofield	68	Director(2),(3)
Arthur E. Wegner	70	Director(1),(3)
Michael B. Baughan	49	President and Chief Operating Officer
Thomas P. McCaffrey	54	Senior Vice President, Chief Financial Officer and Treasurer
Wayne Exton	44	Vice President and General Manager, Business Jet Segment
Werner Lieberherr	48	Vice President and General Manager, Commercial Aircraft Products Group
Robert A. Marchetti	65	Vice President and General Manager, Distribution Segment
Edmund J. Moriarty	64	Vice President Law, General Counsel and Secretary
Stephen R. Swisher	49	Vice President Finance and Controller

(1)
Member, Audit Committee

(2)
Member, Compensation Committee

(3)
Member, Nominating and Governance Committee

Director classification

Our restated certificate of incorporation provides that the Board of Directors is to be divided into three classes, each nearly as equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year. The Board is currently comprised of two Class I Directors (Jim C. Cowart and Arthur E. Wegner), two Class II Directors (Robert J. Khoury and Jonathan M. Schofield) and three Class III Directors (Amin J. Khoury, Charles L. Chadwell and Richard G. Hamermesh). The terms of the Class I, Class II and Class III Directors expire at the end of each respective three-year term and upon the election and qualification of successor directors at annual meetings of stockholders held at the end of each fiscal year. Our executive officers are elected annually by the Board of Directors following the annual meeting of stockholders and serve at the discretion of the Board of Directors.

Current directors

Amin J. Khoury has been the Chairman of the Board since July 1987 when he founded the company. Effective December 31, 2005, Mr. Amin J. Khoury was appointed Chief Executive Officer. Mr. Amin J. Khoury also served as the company's Chief Executive Officer until April 1,

1996. Since 1986, Mr. Khoury has been a director of Synthes, Inc., the world's leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants. Mr. Khoury is a member of the board of directors of the Aerospace Industries Association. Mr. Khoury is the brother of Robert J. Khoury.

Charles L. Chadwell has been a Director since January 2007. He was the Vice President and General Manager, Commercial Engine Operations for GE Aircraft Engines, from which he retired in 2002. After joining General Electric in 1965, he held a variety of management positions, including: Program Manager, CF6-80C program; Plant Manager, GE Aircraft Engines' Wilmington, North Carolina plant; General Manager, GE Aircraft Engines' Sourcing Operations; General Manager; Production Operations, GE Aircraft Engines' Lynn, Massachusetts plant; Vice President, GE Aircraft Engines Human Resources; and Vice President and General Manager, Production and Procurement, GE Aircraft Engines.

Jim C. Cowart has been a Director since November 1989. Since September 2005, Mr. Cowart has been a Director of EAG Limited, a company listed on the London Stock Exchange, which is a provider of microanalytic laboratory services including surface analysis and materials characterization. Since September 2004, Mr. Cowart has been Chairman and Chief Executive Officer of Auriga Medical Products GmbH, a distributor of medical devices. He is a Principal of Cowart & Co. LLC and Auriga Partners, Inc., private capital firms that provide strategic planning, competitive analysis, financial relations and other services. From August 1999 to May 2001, he was Chairman of QualPro Corporation, an aerospace components manufacturing company. From January 1993 to November 1997, he was the Chairman and CEO of Aurora Electronics Inc. Previously, Mr. Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations.

Robert J. Khoury has been a Director since July 1987, when he co-founded the company. On December 31, 2005, Mr. Khoury retired from service as the company's President and Chief Executive Officer, a position he held since August 2000. From April 1996 through August 2000, he served as Vice Chairman. Mr. Khoury is the brother of Amin J. Khoury.

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman of the Board and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as Chairman from February 2000 until his retirement in March 2001. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the board of directors of Aero Sat, Inc., Nordam Group and TurboCombustor Technology, Inc.; and is a trustee of LIFT Trust.

Arthur E. Wegner has been a Director since January 2007. Mr. Wegner retired in 2000 as Executive Vice President of Raytheon Company and Chairman of Raytheon Aircraft. He joined Raytheon Company in July 1993 as a Senior Vice President and was appointed Chairman and CEO of Raytheon's Beech Aircraft Corporation. In September 1994, he was appointed Chairman and CEO of Raytheon Aircraft, which was formed by the merger of Raytheon subsidiaries, Beech Aircraft and Raytheon Corporate Jets. He became Chairman of Raytheon Aircraft in 2000. He was elected an Executive Vice President of Raytheon Company in March of 1995. Mr. Wegner came to Raytheon Company after 20 years with United Technologies Corporation (UTC), where he was Executive Vice President and President of UTC's Aerospace and Defense Sector. Prior to that he was President of UTC's Pratt and Whitney Division. Mr. Wegner is past Chairman of the Board of Directors of the General Aviation Manufacturers Association and the Aerospace Industries Association.

Executive officers

Michael B. Baughan has been President and Chief Operating Officer since December 31, 2005. From July 2002 to December 31, 2005, Mr. Baughan served as Senior Vice President and General Manager of Commercial Aircraft Segment. From May 1999 to July 2002, Mr. Baughan was Vice President and General Manager of Seating Products. From September 1994 to May 1999, Mr. Baughan was Vice President, Sales and Marketing for Seating Products. Prior to 1994, Mr. Baughan held various positions including President of AET Systems, Manager of Strategic Initiatives at The Boston Company (American Express) and Sales Representative at Dow Chemical Company.

Thomas P. McCaffrey has been Senior Vice President and Chief Financial Officer since May 1993. From August 1989 through May 1993, Mr. McCaffrey was a Director with Deloitte & Touche LLP, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant LLP.

Werner Lieberherr has been Vice President and General Manager of our Commercial Aircraft Products Group, which is comprised of our Seating, Interior Products and Engineering Systems segments since July 2006. Prior to joining our company, Mr. Lieberherr spent 20 years with Alstom Power, Inc., where he served in various senior management positions in Europe, Asia, and North America, including President, Managing Director, Vice President Project Management Worldwide, and General Manager-Sales.

Wayne R. Exton has been Vice President and General Manager, Business Jet Segment since May 2006. From November 2005 to April 2006, Mr. Exton served as Vice President and General Manager of the super first class division of the Business Jet Segment. Prior to joining our company, Mr. Exton spent nine years at the Britax Automotive and Aerospace Divisions of Britax PLC, serving in a variety of senior management positions including President, Vice President Operations and Director of Global Marketing and Sales. Before joining Britax PLC, Mr. Exton held several senior management positions at Magneti Marelli (a division of Fiat), and Lucas Electrical.

Robert A. Marchetti has been Vice President and General Manager of Fastener Distribution Segment since April 2002. From February 2001 to April 2002, Mr. Marchetti was Vice President of Machined Products Group. From 1997 to January 2001 Mr. Marchetti was employed by Fairchild Corporation's Fasteners Division with his last position being Senior Vice President and Chief Operating Officer. From 1990 to 1997, Mr. Marchetti served as a corporate officer of

UNC Inc. where he held several senior positions such as Corporate VP of Marketing, President of Tri-Remanufacturing and Chief Operating Officer of the Accessory Overhaul Division. From 1989 to 1990, he served as President of AWA Incorporated. From 1986 through 1989, Mr. Marchetti was Vice President of Marketing at General Electric Aircraft Engines and General Manager for a Component Repair Division. From 1965 through 1986 he held several sales and general management positions with Copperweld Corporation and Carlisle Corporation.

Edmund J. Moriarty has been Vice President Law, General Counsel and Secretary since November 1995. From 1991 to 1995, Mr. Moriarty served as Vice President and General Counsel to Rollins, Inc., a national service company. From 1982 through 1991, Mr. Moriarty served as Vice President and General Counsel to Old Ben Coal Company, a wholly owned coal subsidiary of The Standard Oil Company.

Stephen R. Swisher has been Vice President Finance and Controller since August 1999. Mr. Swisher has been Controller since 1996 and served as Director of Finance from 1994 to 1996. Prior to 1994, Mr. Swisher held various management positions at Burger King Corporation and Deloitte & Touche LLP.

Description of other indebtedness

Existing senior secured credit facility

In July 2006 and, as amended and restated on August 24, 2006, we entered into a senior secured credit facility, consisting of a $200.0 million revolving credit facility and a $300.0 million term loan. The revolving credit facility terminates on August 24, 2011 and the term loan terminates on August 24, 2012. The existing senior secured credit facility provides us with the ability to add additional term loans in the amount of up to $75.0 million upon satisfaction of certain customary conditions, including commitments from lenders.

Term loan borrowings under the existing senior secured credit facility bear interest at an annual rate equal to LIBOR plus 175 basis points. Revolving credit facility borrowings under the existing senior credit facility, if any, would bear interest at an annual rate equal to, at our option, LIBOR plus 125 basis points or prime plus 25 basis points.

The existing senior secured credit facility contains an interest coverage ratio maintenance financial covenant that currently must be maintained at a level greater than 2.50 to 1 through maturity of the term loan. The existing senior secured credit facility also contains a total leverage ratio financial covenant, which limits net debt to a 4.00 to 1 multiple of EBITDA (as defined therein) through maturity. The existing senior secured credit facility is collateralized by substantially all of our assets and contains customary affirmative covenants, negative covenants and conditions precedent for borrowings.

This summary of our existing senior secured credit facility is qualified in its entirety by reference to the actual agreement which is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007. See "Documents incorporated by reference."

At March 31, 2008, our long-term debt consisted principally of $150.0 million of term loan borrowings under our existing senior secured credit facility and there were no borrowings outstanding under the revolving credit facility.

We intend to repay all outstanding borrowings under and terminate our existing senior secured credit facility in connection with the HCS acquisition. However, in the event the HCS acquisition is not consummated by November 15, 2008, we will be required to use a portion of the proceeds of this offering to repay all outstanding borrowings under our existing senior secured credit facility.

New senior secured credit facility

In connection with the HCS acquisition, we will enter into a new senior secured credit facility, consisting of a term loan facility of $575.0 million, with a six-year maturity, and a revolving credit facility of $350.0 million, with a five year maturity. The initial borrowing under the new senior credit facility will consist of a term loan in the amount of $575.0 million, which we intend to use to pay the cash portion of the purchase price for the HCS acquisition, to repay indebtedness under our existing credit facility and to pay transaction fees and expenses. In addition, we may borrow from time to time up to $350.0 million under the revolving credit facility for working capital and general corporate purpose. We do not expect to have any outstanding borrowings under the revolving credit facility on the closing date of the HCS acquisition.

Borrowings under the term loan facility and the revolving credit facility will bear interest at an annual rate equal to ABR or LIBOR plus an applicable interest margin. The new senior credit facility is expected to contain an interest coverage ratio maintenance financial covenant and a total leverage ratio financial covenant. The new senior secured credit facility will be collateralized by substantially all of our assets and will contain customary affirmative covenants, negative covenants and conditions precedent for borrowings.

Description of notes

BE Aerospace, Inc. (the "Company") will issue the notes under an indenture, to be dated as of                         , 2008 by and between the Company and Wells Fargo Bank, National Association, as trustee. The terms of notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 ("TIA").

The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at the Company's address set forth in the section entitled "Documents incorporated by reference".

The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain definitions." For purposes of this section, references to the Company include only BE Aerospace, Inc. and not its subsidiaries.

This offering is not conditioned on the completion of the Honeywell Acquisition, or the related financing transactions, together forming the Transactions. If the Honeywell Acquisition is not consummated the notes will remain outstanding.

Brief description of the notes

The notes:

•
are unsecured senior obligations of the Company;

•
are senior in right of payment to any future Indebtedness that is specifically subordinated to the notes; and

•
rank equally in right of payment with all existing and future unsecured unsubordinated debt of the Company.

The notes will also be effectively subordinated to all existing and future secured indebtedness of the Company, including the Credit Agreement, to the extent of the value of the assets securing such Indebtedness and to all existing and future Indebtedness of any Subsidiary of the Company which is not a guarantor of the notes. As of the date of the indenture, none of our subsidiaries will guarantee the notes or the Credit Agreement. See "Risk Factors—Risks Relating to the Notes—As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes."

Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other senior secured Indebtedness, the assets of the Company that secure senior secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such Credit Agreement and other senior secured Indebtedness has been repaid in full from such assets. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture until the Company elects to designate any such entity as a Restricted Subsidiary. As of the Issue Date, the following Subsidiaries of the Company are Unrestricted Subsidiaries: Advanced Thermal Sciences Corporation, Aerospace Lighting Corporation and each of their respective subsidiaries.

Principal, maturity and interest

The Company will issue the notes in an initial aggregate principal amount of up to $500.0 million. The notes will be issued in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on                           , 2018. Interest on the notes will accrue at the rate of             % per annum and will be payable semi-annually in cash on                           and                                         of each year, with an initial interest payment on                           , 2009. The Company will make each interest payment to the persons who are registered holders of notes at the close of business on the immediately preceding                                        an d                                        . Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Initially, the trustee will act as paying agent and registrar for the notes. The Company may change any paying agent or registrar without notice to the holders of the notes. At the Company's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders of the notes.

Indenture may be used for future issuances

Subject to compliance with the covenant described under the subheading "—Covenants—Limitation on incurrence of additional indebtedness," the Company may issue an unlimited aggregate principal amount of additional notes under the indenture (the "Additional Notes"). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of notes," references to the notes include any Additional Notes actually issued.

Redemption

Optional redemption.    On and after                           , 2013, the Company will be entitled, at its option on one or more occasions, to redeem all or any portion of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on                           of the years set forth below, plus, in each case, accrued and unpaid interest to the date of redemption, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

Period	Percentage

2013	%
2014	%
2015	%
2016 and thereafter	100%

Optional redemption upon equity offering.    On or prior to                                        , 2011, the Company may, at its option on one or more occasions, redeem up to 35% of the initially issued aggregate principal amount of the notes (which includes Additional Notes, if any) with the net cash proceeds received by the Company from one or more Equity Offerings, at a redemption price equal to                           % of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that:

(1)
at least 65% of the initially issued aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and

(2)
each such redemption occurs within 90 days after the date of the related Equity Offering.

Redemption at make-whole premium.    At any time prior to                           , 2013, the Company may redeem all or any portion of the notes on one or more occasions upon not less than 30 nor more than 60 days notice at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption subject to the rights of holders of notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date.

Mandatory redemption.    The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and notice

In the event that less than all of the notes are to be redeemed at any time, the trustee will select the notes or portions thereof to be redeemed among the holders of notes on a pro rata basis, by lot or by any other method the trustee considers fair and appropriate.

The Company will redeem notes of $2,000 or less in whole and not in part. Notes in a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption upon an Equity Offering may be given prior to the completion thereof and any such redemption or notice may, at the Company's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Ranking

The notes will be general unsecured senior obligations of the Company and will be pari passu in right of payment to all unsecured Indebtedness of the Company. Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other senior secured Indebtedness, the assets of the Company that secure other senior secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such Credit Agreement and other senior secured Indebtedness has been repaid in full from such assets. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2008, after giving pro forma effect to the Transactions, the Company would have had approximately $1,076.7 million of indebtedness, of which $575.0 million would have been secured debt under the Credit Agreement. The amount of Indebtedness actually incurred to finance the Honeywell Acquisition could be different than set forth in the unaudited pro forma condensed combined financial information included elsewhere in this prospectus supplement. See the estimated sources and uses of funds table set forth under "Prospectus supplement summary—The HCS acquisition." If the Honeywell Acquisition is not consummated, as of March 31, 2008, after giving pro forma effect to this offering of notes and the application of the proceeds of this offering as described in "Use of proceeds," the Company would have had approximately $501.7 million of indebtedness, of which $1.7 million would have been secured debt. Although the indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, the amount of additional Indebtedness could be substantial. See "Covenants—Limitation on incurrence of additional indebtedness."

In addition, substantially all the operations of the Company are conducted through its subsidiaries. As of the date of the indenture, none of the Company's subsidiaries will guarantee the notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. Therefore the notes will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of non-guarantor subsidiaries of the Company.

As of March 31, 2008, after giving pro forma effect to the Transactions, the total liabilities of the Company's subsidiaries would have been approximately $114.6 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and Disqualified Capital Stock or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or

Disqualified Capital Stock or Preferred Stock under the indenture. See "Covenants—Limitation on incurrence of additional indebtedness."

Guarantees

If any Restricted Subsidiary of the Company guarantees any other Indebtedness of the Company or any of the guarantors, such Restricted Subsidiary will be required to guarantee the Company's obligations under the notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior basis.

The indenture will provide that upon a sale or other disposition to a person not an Affiliate of the Company of the Company's Capital Stock in such guarantor after which such guarantor is no longer a Restricted Subsidiary or a sale or other disposition of all or substantially all of the assets of any guarantor, such guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its guarantee. The guarantees, if any, may also be released in other situations. See "—Covenants—Limitation on guarantees of indebtedness by restricted subsidiaries."

Change of control

Upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion (in integral multiples of $1,000; provided that the Company will repurchase notes of $2,000 or less in whole and not in part) of such holder's notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Within 30 days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each holder, with a copy to the trustee, offering to purchase the notes as described above (the "Change of Control Offer"). The notice will state, among other things, the payment date, which must be no earlier than 30 days and no later than 70 days following the Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to the indenture as described under the caption "Redemption—Optional redemption," unless and until there is a default of the applicable redemption price.

The occurrence of a Change of Control would constitute a default under the Credit Agreement. Our future senior Indebtedness may contain prohibitions of certain events that would constitute a Change of Control or require such senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to purchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make required purchases. The provisions under the indenture relative to the Company's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the notes.

The phrase "all or substantially all," as used with respect to the assets of the Company in the definition of "Change of Control," is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of the Company has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions could be unclear.

The existence of a holder's right to require the Company to purchase such holder's notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of control" provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the indenture by virtue thereof.

Covenants

Suspension of certain covenants when notes rated investment grade

During any period of time that: (i) the notes have an Investment Grade Rating from either Rating Agency and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Company and the Restricted Subsidiaries will not be subject to the following provisions (collectively, the "Suspended Covenants") of the indenture:

(1)
"—Limitation on restricted payments";

(2)
"—Limitation on incurrence of additional indebtedness";

(3)
"—Limitation on transactions with affiliates";

(4)
"—Limitation on dividend and other payment restrictions affecting subsidiaries";

(5)
clause (2) of the first paragraph under "—Merger, consolidation and sale of assets"; and

(6)
"—Limitation on asset sales".

Upon the occurrence of a Covenant Suspension Event (the "Suspension Date"), the amount of Net Cash Proceeds that have not been invested or applied as provided under "—Limitation on asset sales" shall be set at zero as of such date. In the event that, on any date subsequent to any Suspension Date (the "Reversion Date"), the notes do not have an Investment Grade Rating from at least one Rating Agency, or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on restricted payments" will be made as though the covenant described under "—Limitation on restricted payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on restricted payments." On the Reversion Date all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred under clause (3) of the definition of Permitted Indebtedness.

There can be no assurance that the notes will achieve or maintain an Investment Grade Rating.

Limitation on restricted payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a)
declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock (other than dividends or distributions to a Restricted Subsidiary that owns Capital Stock of the Company),

(b)
purchase, redeem or otherwise acquire or retire for value any Equity Interests, other than the exchange of Equity Interests to acquire Qualified Capital Stock,

(c)
make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (other than payments on or repurchases, redemptions, defeasances or other acquisitions or retirement of (a) any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled principal payment, maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case due within one year of the date of payment, repurchase, acquisition or retirement) or (b) Subordinated Indebtedness permitted to be incurred under clause (6) of the definition of "Permitted Indebtedness");

(d)
make any Restricted Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment, or immediately after giving effect thereto,

(1)
a Default or an Event of Default shall have occurred and be continuing,

(2)
the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant, or

(3)
the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (3), (4), (5), (6), (8) and (11) of the following paragraph) shall exceed the sum of:

(v)
50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned during the period beginning January 1, 2008 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs, treating such period as a single accounting period, plus

(w)
the aggregate net cash proceeds and the Fair Market Value of property or assets received (i) by the Company or any of its Restricted Subsidiaries from any person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion or exchange of Indebtedness and (ii) by the Company as capital contributions to the Company from its shareholders subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs; provided, however, that any Equity Interests of the Company issued in connection with the Honeywell Acquisition shall be excluded from this paragraph (w), plus

(x)
the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange), plus

(y)
an amount equal to the net cash proceeds and Fair Market Value of property or assets received by the Company or any of its Restricted Subsidiaries after the Issue Date or from repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary, or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of the Company's Consolidated Net Income), from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or, in the case of a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit

(1)
the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have complied with the provisions of the indenture on the date of declaration;

(2)
the making of any Restricted Payment, either

(a)
in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(b)
through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

(3)
the repurchase by the Company of its Capital Stock if after giving effect thereto the aggregate consideration paid or payable for all such purchases does not exceed $100.0 million;

(4)
so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale pursuant to a provision similar to the "—Limitation on asset sales" covenant; provided that prior to or concurrently with such repurchase the Company has made the Net Proceeds Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Net Proceeds Offer;

(5)
so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of control" covenant; provided that prior to or concurrently with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(6)
the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus any accrued and unpaid interest thereon, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of any fees, expenses or defeasance costs of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the notes at least to the same extent as the Subordinated Indebtedness so purchased, redeemed, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Subordinated Indebtedness and a Stated Maturity later than the Stated Maturity of the Subordinated Indebtedness;

(7)
so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments by the Company in an aggregate amount expended pursuant to this clause (7) not to exceed $100.0 million;

(8)
the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of stock options or warrants to acquire Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock (including any fractional interests resulting therefrom), if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof and applicable withholding taxes, if any;

(9)
so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officers, directors, employees, members of management or consultants (or their heirs, family members, spouses, former spouses or their estates or other beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any plan or agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Issue Date does not exceed an aggregate amount of $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year); provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company or any of the Company's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(10)
the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on incurrence of additional indebtedness"; and

(11)
Restricted Payments that are made in connection with or related to the Honeywell Acquisition.

  In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1), (2)(b), (7) and (9) of this paragraph will be included in such calculation.

Limitation on incurrence of additional indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; provided, however, that the Company, any guarantor (or a Restricted Subsidiary which guarantees the notes at the time of such incurrence) may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and application of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company would be equal to or greater than 2.0 to 1.0.

Limitations on transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company in any transaction or series of related transactions (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $20.0 million unless:

(1)
such Affiliate Transaction, as determined by the Company in good faith, is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm's-length basis,

(2)
the Company delivers to the Trustee an officer's certificate with respect to such Affiliate Transaction stating that the Company has approved such Affiliate Transaction and stating that such Affiliate Transaction complies with clause (1) above, and

(3)
for any transaction or series of related transactions with an aggregate value of $50.0 million or more, such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the Company, if any.

The foregoing restrictions will not apply to:

(1)
payment of reasonable fees and compensation paid to, or loans made to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any subsidiary (including any employment agreements, employee benefit plans or indemnification agreements entered into with such persons) as determined, in good faith, by the Company;

(2)
any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(3)
transactions (including the payment of fees and expenses related thereto) pursuant to any of the Honeywell Acquisition Documents or agreements of the Honeywell Consumables Solutions Business in effect on the Honeywell Acquisition Closing Date;

(4)
any agreement as in effect as of the Issue Date or the Honeywell Acquisition Closing Date in the case of the Honeywell Consumables Solutions Business or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is, as determined by the Company, not more materially disadvantageous to the holders when taken as a whole than the original agreement as in effect on the Issue Date or the Honeywell Acquisition Closing Date in the case of the Honeywell Consumables Solutions Business;

(5)
Permitted Investments and Restricted Payments permitted by the indenture;

(6)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the determination of the Company, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7)
commercially reasonable transactions between the Company or a Restricted Subsidiary and any joint venture or any Unrestricted Subsidiary and otherwise in compliance with the terms of the indenture which are, in the determination of the Company at the time of entry into such transactions, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(8)
the issuance or sale of any Equity Interests of the Company.

Limitation on liens

(a)
The Company will not, and will not permit

(x)
any of the guarantors, directly or indirectly, to create, incur or assume any Lien securing Indebtedness, or

(y)
any of its non-guarantor Restricted Subsidiaries, directly or indirectly, to create, incur or assume any Debt Securities Lien,

in each case (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

(b)
Notwithstanding the foregoing, in addition to creating Permitted Liens on their properties or assets,

(x)
the Company and any of the guarantors may create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries), or

(y)
any of the Company's non-guarantor Restricted Subsidiaries may create Debt Securities Liens upon any of its properties or assets (including, but not limited to, any Capital Stock of its subsidiaries),

in each case, if the notes are secured equally and ratably with (or, if the Indebtedness to be secured by the Lien is subordinated in right of payment to the notes, prior to) the Indebtedness so secured, as the case may be, for so long as such obligations are so secured.

(c)
Any such Lien shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under the indenture, in which case such Liens shall only be discharged and released upon payment of the notes or cessation of such Default or Event of Default), (ii) in the case of any such Lien in favor of any guarantee, upon the termination and discharge of such guarantee in accordance with the terms of the indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "Merger, consolidation and sale of assets" below) in compliance with the indenture to any person (not an Affiliate of the Company) of the property or assets secured by such initial Lien, or of all of the Capital Stock held by the Company, any guarantor or any non-guarantor Restricted Subsidiary, as the case may be, in, or all or substantially all the assets of, any guarantor or any non-guarantor Restricted Subsidiary, as the case may be, creating such initial Lien.

Limitation on dividend and other payment restrictions affecting subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)
pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)
make loans or advances to or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company or

(c)
transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(1)
applicable law, rule, regulation or order of, or agreements with, governmental authorities with respect to assets located in their jurisdiction,

(2)
the notes, the indenture or any guarantee thereof,

(3)
(A) customary provisions (i) restricting the subletting or assignment of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (ii) contained in agreements related to the license of copyrighted or patented materials or other intellectual property, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder, (C) contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock or (D) in contracts with customers entered into the ordinary course of business that impose restriction on cash or other deposits or net worth,

(4)
any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary or merged with or into the Company or any Restricted Subsidiary, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than (a) the person or the properties or assets of the person so acquired (including the Capital Stock of such person), or (b) any Restricted Subsidiary having no assets other than (i) the person or the properties or assets of the person so acquired (including the Capital Stock of such person) and (ii) other assets having a fair market value not in excess of $1.0 million, and, in each case, the monetary proceeds thereof;

(5)
any agreement or instrument (A) in effect at or entered into on the Issue Date or on the Honeywell Acquisition Closing Date or (B) governing Indebtedness, including the Credit Agreement, provided that (x) such Indebtedness is permitted under the indenture and (y) the Company has determined in good faith at the time of incurrence that such encumbrance or restriction will not adversely affect in any material respect the Company's ability to make principal or interest payments on the notes as and when due;

(6)
purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(7)
restrictions on the transfer of assets subject to any Lien permitted under the indenture,

(8)
restrictions imposed by any agreement to sell assets not in violation of the indenture to any person pending the closing of such sale,

(9)
customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(10)
the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such other Indebtedness is permitted under the indenture;

(11)
the Honeywell Acquisition Documents, or

(12)
any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in subclauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, consolidation and sale of assets

The Company will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) in one or more related transactions or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, (other than if a Restricted Subsidiary merges or consolidates with or into, or sells, assigns, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entity to, the Company) unless:

(1)
either (A) the Company shall be the surviving or continuing person or (B) the person, if other than the Company, formed by such consolidation or into which the Company is merged, or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the "Surviving Entity"), (x) shall be a person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Company to be performed or observed;

(2)
immediately after giving effect to such transaction, the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "—Limitation on incurrence of additional indebtedness" covenant or the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, would be greater than such ratio immediately prior to such transaction, provided, however, in no event shall the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, be less than 1.5 to 1.0 immediately after giving effect to such transaction;

(3)
immediately before and immediately after giving effect to such transaction, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)
the Company or such Surviving Entity, as the case may be, shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing person, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of all of its obligations and duties under the indenture and the notes.

Limitation on asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)
at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is cash or Cash Equivalents, Replacement Assets or a combination thereof; provided that the amount of (a) any liabilities (other than Subordinated Indebtedness) of the Company or any such Restricted Subsidiary, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the time of such disposition, to the extent of the cash or Cash Equivalents received and (c) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50.0 million, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will each be deemed to be cash for the purposes of this clause (2); provided that the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

Within 365 days of the receipt of Net Cash Proceeds of any Asset Sale, the Company may apply directly or through a Restricted Subsidiary, or causes such Restricted Subsidiary to apply, an amount equal to the Net Cash Proceeds relating to such Asset Sale thereof either (A) to repay Indebtedness under the Credit Agreement or any other Credit Facility (and in the case of any Indebtedness outstanding under a revolving credit facility and repaid in satisfaction of this covenant, to permanently reduce the amounts that may be reborrowed thereunder by an equivalent amount), or Indebtedness of a Restricted Subsidiary with the Net Cash Proceeds received in respect thereof, (B) to reinvest in Replacement Assets or (C) a combination of prepayment, reduction and investment permitted by the foregoing clauses (A) and (B); provided that, if during such 365-day period the Company or Restricted Subsidiary enters into a definitive written agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (B) above, such 365-day period shall be extended with respect to the amount of Net Cash Proceeds so committed until the later of the date required to be paid in accordance with such agreement and 90 days. Pending the final application of any Net Cash Proceeds pursuant to clause (B) above, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

On the later of the 366th day after an Asset Sale and the date the Company or such Restricted Subsidiary agreed to apply such Net Cash Proceeds in accordance with it previously entered into definitive agreement; provided that such date may be earlier, as the Company or such Restricted Subsidiary may determine (the "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B) and (C) of the preceding sentence (each, a "Net Proceeds Offer Amount") will be applied by the Company to make an offer to repurchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari Passu Indebtedness then outstanding (the "Pro Rata Share"), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least $50.0 million being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Company or any guarantor may use such amount for any purpose not prohibited by the indenture. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

The Credit Agreement restricts the ability of the Company to repurchase the notes. Accordingly, if required to make a Net Proceeds Offer, the Company would need the consent of the lenders under the Credit Agreement. The failure of the Company to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders, not less than 30 days and not more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part (in integral multiples of $1,000 principal amount; provided that the Company will repurchase notes of $2,000 or less in whole and not in part) at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered).

If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with the "—Limitation on asset sales" covenant in the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "—Limitation on asset sales" covenant of the indenture by virtue thereof.

Limitation of guarantees by restricted subsidiaries

(a)
The Company will not permit any Restricted Subsidiary (other than a guarantor) to guarantee any Indebtedness of the Company unless, in any such case

  (1)
  such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture; and

  (2)
  if such guarantee is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness is similarly subordinated to the guarantee of the notes;

  provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary of the Company.

(b)
Any guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

(1)
the release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to paragraph (a) above (except a release by or as a result of payment under such Indebtedness);

(2)
any sale or other disposition (by merger or otherwise) to any person that is not an Affiliate of the Company, of the Company's Capital Stock in such Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary; provided, however, that

(x)
such sale or disposition of such Capital Stock is otherwise in compliance with the terms of the indenture; and

(y)
the Company is deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such entity not sold or disposed plus the Fair Market Value of any guarantee by the Company or any Restricted Subsidiary of Indebtedness of such entity;

(3)
any sale or other disposition (by merger or otherwise) to any person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that

(x)
such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

(y)
such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

(4)
the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

(5)
The exercise by the Company of its legal defeasance option under "Defeasance" or the discharge of the Company's obligations under the indenture.

Events of default

The following events are defined in the indenture as "Events of Default":

(1)
the failure to pay interest on any notes when the same becomes due and payable and such default continues for a period of 30 days; or

(2)
the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer; or

(3)
a default in the observance or performance of any other covenant or agreement contained in the indenture not specified in clause (1) or (2) above which default continues for a period of 60 days after the Company receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

(4)
the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary, other than intercompany Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; or

(5)
failure by the Company or a Restricted Subsidiary of the Company that is a Significant Subsidiary to pay any final judgment or final judgments entered by a court or courts of competent jurisdiction for the payment of money in excess (net of amounts covered by third-party insurance) of $50.0 million rendered against the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; or

(6)
certain events of bankruptcy affecting the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary; or

(7)
any of the guarantee of Significant Subsidiary of the Company ceases to be in full force and effect or any guarantee of a Significant Subsidiary of the Company is held in a judicial proceeding to be null and void and unenforceable or any guarantee of a Significant Subsidiary of the Company is found to be invalid by a final judgment or order that is not appealable or any Significant Subsidiary of the Company that is a guarantor denies its liability under its guarantee, other than by reason of a release of such Significant Subsidiary in accordance with the terms of the indenture.

During the continuance of any Event of Default specified in the indenture (other than an Event of Default specified in clause (6) above with respect to the Company), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same will become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)
if the rescission would not conflict with any judgment or decree;

(2)
if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding ("legal defeasance") except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

(2)
the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)
the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith; and

(4)
the legal defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance:

(1)
the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of legal defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)
in the case of covenant defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)
the Company delivers to the trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(5)
such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound;

(6)
the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)
the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(1)
either: (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation; or (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3)
the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4)
the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification of the indenture

The indenture and the notes may be amended, without the consent of any holder:

(1)
to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)
to provide for uncertificated notes in addition to or in place of certificated notes;

(3)
to comply with the "—Merger, consolidation and sale of assets" and "—Limitation on asset sales" covenants;

(4)
to provide for the assumption of the Company's or any guarantor's obligations under the indenture;

(5)
to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the indenture of any such holder;

(6)
to add covenants for the benefit of the holders or to surrender any right or power conferred upon the Company or any guarantor;

(7)
to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)
to evidence and provide for the acceptance and appointment under the indenture of a successor trustee thereunder pursuant to the requirements thereof;

(9)
to add a guarantor under the indenture;

(10)
to conform the text of the indenture or the notes to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the indenture or Notes;

(11)
to make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the notes; or

(12)
to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the holders of the notes, as security for the payment and performance of all or any portion of the notes, in any property or assets.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Modifications and amendments of the indenture or the notes may be made with the consent of holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1)
reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;

(3)
reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4)
make any notes payable in money other than that stated in the notes;

(5)
at any time after a Change of Control has occurred or the requirement to make a Net Proceeds Offer has occurred, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant entitled "Change of control," or a Net Proceeds Offer if one is required under "—Limitation on asset sales," as the case may be, including amending, changing or modifying any definition relating thereto;

(6)
make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes);

(7)
adversely affect the classification of the notes or the guarantees as Senior Debt in the indenture; or

(8)
release any guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture.

Reports

The indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in those sections. The indenture further provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For purposes of this covenant, the Company will be deemed to have furnished all required reports and information referred to in this paragraph to the trustee and the holders of the notes as required by this covenant if it has timely filed the reports referred to in this paragraph with the SEC via the EDGAR filing system and such reports are publicly available. The Company will also comply with the other provisions of TIA Section 314(a).

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (3) under "Events of Default" until 90 days after the date any report hereunder is due.

Governing law

The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The trustee

The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-entry, delivery and form

The notes will be issued in the form of one or more fully registered global notes in book entry form, which will be deposited with, or on behalf of, Depository Trust Company, or DTC, and registered in the name of DTC's nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the indenture and the beneficial owners of the notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders' rights, such as demand for acceleration of maturity or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.

If (1) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a qualified successor depository is not appointed by us within 60 days, (2) we, at any time and in our sole discretion, determine that the notes shall no longer be represented by a global note, (3) after the occurrence of an event of default under the indenture with respect to the notes, a holder of notes notifies the trustee it wishes to receive a note in certificated form, we will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

The following is based on information furnished by DTC:

DTC will act as securities depository for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

DTC, the world's largest securities depository, is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation' within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for almost 2.5 million issues of U.S. and non U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's direct participants deposit with DTC.

DTC also facilitates the post trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. Access to the DTC system is also available to others such as both U.S. and non U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book entry system for the notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts the notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will pay principal of and interest and premium, if any, on the notes in same day funds to the trustee and from the trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of us, the trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, interest and premium, if any, to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book entry transfers through DTC (or a successor securities depository). In that event, we will print and deliver certificated notes.

We, the underwriters and the trustee will have no responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-day settlement and payment

The underwriters will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a person or any of its Restricted Subsidiaries existing at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such person and not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

An "Affiliate" of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Premium" means, with respect to any note on any redemption date, the greater of:

(a)
1.0% of the principal amount of such note; and

(b)
the excess, if any, of:

(1)
the present value at such redemption date of (i) the redemption price of the note at                                        , 2013 (such redemption price being set forth in the table appearing above under the caption "—Redemption—Optional redemption") plus (ii) all remaining required interest payments due on the note through                                        , 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over

(2)
the principal amount of the note.

"Asset Acquisition" means

(a)
an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company, or

(b)
the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, conveyance, transfer or other disposition for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any person other than the Company or a Restricted Subsidiary of the Company of

(a)
any Capital Stock of any Restricted Subsidiary of the Company; or

(b)
any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales will not include

(1)
a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $25.0 million,

(2)
the sale of accounts receivable and inventory or other assets held for sale in the ordinary course of business,

(3)
the sale, conveyance, transfer or other disposition of assets in the ordinary course of business,

(4)
the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries or any guarantor as permitted under "—Merger, consolidation and sale of assets,"

(5)
sales, conveyances, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (or foreclosure with respect to) any Lien not prohibited by the provisions described under "—Limitation on liens,"

(6)
sales, conveyances, transfers or other dispositions of damaged, obsolete or worn out property or equipment, or property or equipment that is no longer necessary or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(7)
to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(8)
sales, conveyances, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under "—Limitation on restricted payments,"

(9)
the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(10)
execution of settlement of or unwinding of any Hedging Protection Obligations,

(11)
any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(12)
sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(13)
the lease, assignment or sublease of any real or personal property in the ordinary course of business.

"Attributable Debt" in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that "Attributable Debt" shall not include any such obligations to the extent they relate to the lease of manufacturing facilities, warehouses, offices, distribution facilities or other facilities, including without limitation, the fixtures appertaining thereto, unless such obligations are required to be recorded on the Company's balance sheet in accordance with GAAP.

"Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

"Capital Stock" means (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such person and (2) with respect to any person that is not a corporation, any and all partnership or other equity interests of such other person or any other interest that confers on a person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing person.

"Capitalized Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and reflected as a liability on a balance sheet under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means

(1)
United States dollars, euros or the currency of any country recognized by the United States;

(2)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;

(3)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

(4)
commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(5)
certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within two years from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any country recognized by the United States having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(6)
repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) and (3) above entered into with any bank meeting the qualifications specified in clause (5) above; and

(7)
investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

"Change of Control" means the occurrence of one or more of the following events:

(1)
any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the indenture);

(2)
the approval by the holders of Capital Stock of the Company of any plan for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

(3)
any person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company (the "Voting Stock"); or

(4)
the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

"Commodity Price Protection Obligation" means, in respect of a person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to fix or hedge commodity price risk.

"Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

(1)
Consolidated Net Income, plus

(2)
to the extent Consolidated Net Income has been reduced thereby, all losses from Asset Sales or abandonments or reserves relating thereto, all items classified as extraordinary losses and all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses), plus

(3)
Consolidated Interest Expense, and plus

(4)
Consolidated Non-Cash Charges.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which internal financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)
the incurrence, or repayment, retirement or extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment, retirement or extinguishment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment, retirement or extinguishment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)
any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including by any person who becomes a Restricted Subsidiary as a result of an Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act, except that such pro forma calculations may include expense and cost reductions for such period not calculated on a basis consistent with Regulation S-X under the Securities Act resulting from the Asset Sale or Asset Acquisition (including, without limitation, the Honeywell Acquisition) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within 12 months of the date of such transaction and are reasonably identifiable and factually supportable, provided that, in either case, such adjustments are set forth in an officers' certificate, signed on behalf of the Company by its principal executive officer or principal financial officer, that states (x) the amount of such adjustment or adjustments and (y) that such adjustment or adjustments are based on the reasonable good faith expectation of the officer executing such certificate at the time of such execution) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and the elimination of such operating expense and the realization of such cost reduction) occurred on the first day of the Four Quarter Period.

  Furthermore, in calculating "Consolidated Fixed Charges" of this "Consolidated Fixed Charge Coverage Ratio,"

  (a)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (b)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period or, if none, then based upon such optional rate chosen as the Company may designate; and

  (c)
  notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

(1)
Consolidated Interest Expense, plus

(2)
the product of

(x)
the amount of all dividend payments on any series of Disqualified Stock of such person or Preferred Stock of a Restricted Subsidiary of such person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period; and

(y)
a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person expressed as a decimal.

"Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication,

(1)
the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such person and its Restricted Subsidiaries, including the net costs associated with Hedging Protection Obligations, capitalized interest, and imputed interest with respect to Attributable Debt (but excluding (a) the write-off of deferred financing costs, (b) the amortization of deferred financing charges and (c) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Protection Obligations or other derivative instruments pursuant to GAAP), for such period determined on a consolidated basis in accordance with GAAP; and

(2)
the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(3)
interest income for such person and its Restricted Subsidiaries.

"Consolidated Net Income" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP before any reduction in respect of Preferred Stock Dividends; provided, however, that there shall be excluded therefrom

(a)
after tax gains or losses from Asset Sales (without regard to the $25.0 million threshold in clause (1) of the definition of Asset Sales) or abandonments or reserves relating thereto;

(b)
items classified as extraordinary gains or losses, and the related tax effects according to GAAP,

(c)
solely for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "Covenants—Limitation on incurrence of additional indebtedness," unusual or non-recurring gains or losses and expenses and severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans (in each case, as determined in good faith by an executive officer of the Company and set forth in an officer's certificate);

(d)
the cumulative effect of a change in accounting principles during such period;

(e)
the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by contract, operation of law or otherwise; provided that Consolidated Net Income of such person will be increased by the amount of the cash dividends or distributions actually paid to such person or a Restricted Subsidiary of such person to the extent not already included therein;

(f)
the net income (or net loss) of any person (other than a Restricted Subsidiary), including Unrestricted Subsidiaries, in which such person has an interest, except to the extent of cash dividends or distributions actually paid to such person or a Restricted Subsidiary of such person,

(g)
amounts attributable to dividends paid in respect of Qualified Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock,

(h)
any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangibles and No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141—Business Combinations and any successor statements,

(i)
accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies;

(j)
to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(k)
any noncash compensation charges or other noncash expenses (including write-offs and writer down) or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, and

(l)
any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any Asset Acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument, including any net gain or loss arising from the extinguishment of any Indebtedness of any Person and the amortization or write-off of debt issuance costs or debt discount.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Covenants—Limitation on restricted payments" only (other than clause (3)(y) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under "—Covenants—Limitation on restricted payments" pursuant to clause (3)(y) thereof.

"Consolidated Non-Cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of intangibles) and other non-cash expenses (including, without duplication, impairment charges and the impact of purchase accounting) of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an accrual of or a reserve for cash charges for any future period).

"Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who:

(1)
was a member of such board of directors of the Company on the date of the indenture; or

(2)
was nominated for election or elected to such board of directors with the approval or subsequent ratification of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

"Credit Agreement" means the (a) Credit Agreement in effect on the Issue Date between the Company and the lenders party thereto and (b) the Amended and Restated Credit Agreement to be dated on or about the Honeywell Acquisition Closing Date, including in each case all related notes and collateral documents, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement or commercial paper facilities or other agreements or indentures, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other debt) or letters of credit or other debt, in each case, as amended, restated, modified, renewed, refunded, replaced (which replacement can occur after termination of the relevant agreement), refinanced or substituted in whole or in part from time to time by one or more of such facilities, whether with the same or different banks or lenders and whether or not increasing the amount thereunder.

"Currency Exchange Protection Obligation" means, in respect of a person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to fix or hedge currency exchange risk.

"Debt Securities Lien" means any Lien securing Indebtedness incurred in connection with (a) any registered offering of securities under the Securities Act or (b) any private placement of securities (including under Rule 144A of the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act which does not include, among other things, Liens securing Indebtedness incurred in connection with (i) the Credit Agreement, and (ii) debt facilities or other agreements with one or more banks or one or more lenders providing for revolving credit loans, term loans or letters of credit facilities.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate executed by an executive officer of the Company or such Restricted Subsidiary;

"Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in whole or in part, on or prior to the final maturity date of the notes.

"Equity Interests" means all Capital Stock and all warrants, profits, interests, equity appreciation rights or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into equity.

"Equity Offering" means any private or public offering of Qualified Capital Stock of the Company, other than any issuance registered on Form S-8 or any successor thereto.

"Fair Market Value" means, with respect to any asset or property, as determined in good faith by the Company, the price which could be negotiated in an arm's-length transaction taking into account the circumstances of the subject transaction; provided that where the value of the assets or property is in excess of $50.0 million, the Fair Market Value shall be determined by the board of directors of the Company in good faith and will be evidenced by a board resolution delivered to the trustee.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

"GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

"Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

"Hedging Protection Obligations" means, with respect to any specified person, the obligations of such person under Interest Rate Protection Obligations, Commodity Price Protection Obligations and Currency Exchange Protection Obligations.

"Honeywell Acquisition" means the acquisition by the Company of the Honeywell Consumables Solutions Business and the other transactions contemplated by the Honeywell Acquisition Documents.

"Honeywell Acquisition Agreement" means the Stock and Asset Purchase Agreement, dated June 9, 2008, among the Company, Honeywell International Inc., Honeywell UK Limited, Honeywell Holding France SAS and Honeywell Deutschland GmbH, with respect to the Honeywell Acquisition, as the same may be amended, modified or supplemented from time to time.

"Honeywell Acquisition Closing Date" means the date the Honeywell Acquisition is consummated in accordance with the Honeywell Acquisition Documents.

"Honeywell Acquisition Documents" means the Honeywell Acquisition Agreement, including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Honeywell Acquisition, in each case as the same may be amended, modified or supplemented form time to time in accordance with the provisions thereof.

"Honeywell Consumables Solutions Business" means the assets of the consumables solutions distribution business of Honeywell International Inc. to be purchased by the Company pursuant to the Honeywell Acquisition Documents on the Honeywell Acquisition Closing Date.

"Incur" or "incur" means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

"Indebtedness" means with respect to any person, without duplication,

(1)
the principal amount of all obligations of such person for borrowed money,

(2)
the principal amount of all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

(3)
all Capitalized Lease Obligations of such person,

(4)
all obligations of such person to pay the deferred purchase price of property (but excluding trade accounts payable and other similar liabilities arising in the ordinary course of business and excluding any earn-out obligations),

(5)
all obligations of such person for the reimbursement of any obligor on any letter of credit or banker's acceptance,

(6)
guarantees of such person in respect of Indebtedness of a person referred to in clauses (1) through (5) above and clause (8) below,

(7)
all Indebtedness of any other person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the Fair Market Value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,

(8)
all Hedging Protection Obligations of such person, excluding non-speculative Hedging Protection Obligations;

(9)
all Preferred Stock of any Restricted Subsidiary of such person, and

(10)
all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the issuer of such Disqualified Capital Stock, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Limitation on incurrence of additional indebtedness" covenant. The amount of Indebtedness of any person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP.

"Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

"Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or other acquisition for consideration by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. "Investment" shall exclude extensions of trade credit, advances to customers, travel and similar advances to officers and employees in the ordinary course of business by the Company and its subsidiaries. For the purposes of the "—Limitation on restricted payments" covenant,

(1)
"Investment" will include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, and

(2)
the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such subsidiary not sold or disposed.

"Investment Grade Rating" means BBB- or higher by S&P or Baa3 or higher by Moody's, or the equivalent of such ratings by S&P and Moody's, or of another Rating Agency.

"Issue Date" means the date on which the notes are originally issued under the indenture.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Moody's" means Moody's Investor Service, Inc. and its successors.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of

(a)
all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b)
taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c)
the amounts of

(x)
any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and

(y)
any repayments of debt associated with such assets that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

(d)
any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;

(e)
all amounts deemed appropriate by the Company to be provided as a reserve, in accordance with GAAP ("GAAP Reserves"), against any liabilities associated with such assets which are the subject of such Asset Sale;

(f)
all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable) in connection with or as a result of such Asset Sale; and

(g)
with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent)

(3)
such proceeds cannot under applicable law be transferred to the United States; or

(4)
such transfer would result (in the good faith determination of the Company) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

"Pari Passu Indebtedness" means any Indebtedness of the Company or a guarantor of the notes ranking pari passu with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

"Permitted Indebtedness" means, without duplication,

(1)
the notes (other than Additional Notes) and the guarantees thereof,

(2)
Indebtedness incurred pursuant to Credit Facilities by the Company and any guarantee thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any time outstanding not to exceed $1,075 million, less the amount of any permanent prepayment thereunder made with the proceeds of an Asset Sale in accordance with and in satisfaction of the "—Limitation on asset sales" covenant,

(3)
Indebtedness (other than Indebtedness contemplated by clause (1) or (2) of this definition) of the Company and its subsidiaries outstanding on the Issue Date,

(4)
Indebtedness under any of the Honeywell Acquisition Documents and Indebtedness of the Honeywell Consumables Solutions Business existing on the Honeywell Acquisition Closing Date following the Honeywell Acquisition (including any Indebtedness assumed by the Company or any of its Restricted Subsidiaries pursuant to the Honeywell Acquisition Documents);

(5)
obligations of the Company or any Restricted Subsidiary pursuant to Hedging Protection Obligations which are not incurred for speculative purposes,

(6)
intercompany Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided, however, that if, as of any date any person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (6),

(7)
Acquired Indebtedness, provided that after giving effect to the acquisition or merger the Company could Incur at least $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio in accordance with the "—Limitation on incurrence of additional indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness,

(8)
(A) guarantees by Restricted Subsidiaries of Indebtedness of the Company or guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Company of any of its Restricted Subsidiaries' Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture,

(9)
Indebtedness (including Capitalized Lease Obligations and purchase money obligations) incurred by the Company or any Restricted Subsidiary in connection with the purchase, lease or improvement of property (real or personal) or equipment or other capital expenditures in connection with a related business whether through a direct purchase of assets or the Capital Stock of any Person owning such assets, in aggregate not to exceed $30.0 million in any fiscal year of the Company,

(10)
guarantees, letters of credit and indemnity agreements relating to performance, bid, appeal and surety bonds and completion guarantees incurred in the ordinary course of business,

(11)
any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the "—Limitation on incurrence of additional indebtedness" covenant and clauses (1), (3), (4), (7), (9) and this clause (11) of this definition, including any additional Indebtedness incurred to pay premiums reasonably determined by the Company (including tender premiums) ("Required Premiums") , defeasance costs and fees and expenses in connection therewith prior to its respective maturity; provided, however, that any such event does not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay premiums, defeasance costs and related fees and expenses or (B) otherwise permitted to be incurred under the indenture) of the Company and its subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such refinanced Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold,

(12)
additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $100.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement), and

(13)
Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation or employee health claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation or employee health claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence,

(14)
Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (14)),

(15)
the guarantee by Company or any Restricted Subsidiary that guarantees Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed,

(16)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is extinguished within five business days,

(17)
Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (17) and outstanding on the date of such incurrence, does not exceed $75.0 million; and

(18)
Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

For purposes of determining compliance with the "Limitation on incurrence of additional indebtedness" covenant:

(a)
In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "—Limitation on incurrence of additional indebtedness" covenant, the Company in its sole discretion, will be permitted to classify and/or divide such item of Indebtedness on the date of its incurrence or later reclassify and/or divide all or a portion of such item of Indebtedness, in any manner that complies with the "—Limitation on incurrence of additional indebtedness" covenant; provided, however that all Indebtedness under the Credit Agreement which is in existence or available on or prior to the date of the Honeywell Acquisition Closing Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, will be deemed to have been incurred on such date under clause (2) of this definition of "Permitted Indebtedness," and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

(b)
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount, together with any accrued and unpaid interest thereon and any premium or fees and expenses related thereto, of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which refinancing Indebtedness is denominated that is in effect on the date of such refinancing. Notwithstanding any other provision of the indenture, the maximum amount of Indebtedness that the Company may incur pursuant to the "Limitation on incurrence of additional indebtedness" covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(c)
Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Capital Stock or Preferred Stock for purposes of the "Limitation on incurrence of additional indebtedness" covenant.

"Permitted Investments" means

(1)
Investments in the Company or any Restricted Subsidiary of the Company, or for the benefit of, any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any person, if after giving effect to such Investment, such person would be a Restricted Subsidiary of the Company or such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company);

(2)
Investments in cash or Cash Equivalents;

(3)
Investments existing on the Issue Date or acquired in connection with the Honeywell Acquisition;

(4)
Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and amendments thereof;

(5)
loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective employees not to exceed $15.0 million at any one time outstanding;

(6)
Investments in an amount not to exceed $50.0 million at any one time outstanding.

(7)
Investments received by the Company or its Restricted Subsidiaries as non-cash consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the "—Limitation on asset sales" covenant;

(8)
Hedging Protection Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business;

(9)
extensions of credit to customers and suppliers in the ordinary course of business;

(10)
Investments in joint ventures (in each case that are not subsidiaries of the Company) (measured on the date each such investment was made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed the greater of (a) $75.0 million and (b) 2.5% of Total Assets;

(11)
guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness permitted by the "—Limitation on incurrence of additional indebtedness" covenant;

(12)
any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock; and

(13)
Investments in Unrestricted Subsidiaries not to exceed $75.0 million.

"Permitted Liens" means

(1)
Liens (other than Debt Securities Liens) securing Indebtedness under a Credit Facility permitted to be incurred under the indenture;

(2)
Liens outstanding on the Issue Date and on the Honeywell Acquisition Closing Date;

(3)
Liens securing the notes (other than any Additional Notes) or any guarantees;

(4)
Liens imposed by any governmental authority for taxes, assessments or charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Restricted Subsidiaries, as the case may be, in accordance with GAAP;

(5)
Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens arising out of judgments or awards against the Company or its Restricted Subsidiary with respect to which the Company or its Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(6)
pledges or deposits under worker's compensation, unemployment insurance and other similar legislation;

(7)
deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Company or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of Company or any of its Restricted Subsidiaries or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which Company or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business,

(8)
easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, do not in the aggregate materially adversely affect from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)
Liens on property of any entity (including shares of stock owned by such entity) which becomes a Restricted Subsidiary of the Company after the date on which the notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(10)
Liens upon property, including software and license rights with respect to software, acquired after the date on which the notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

(11)
any Liens arising as a result of the sale of property owned by the Company or any Restricted Subsidiary of the Company which property is, immediately following such sale, leased back to the Company or any Restricted Subsidiary;

(12)
Liens in favor of the Company or any Restricted Subsidiary;

(13)
Liens securing Hedging Protection Obligations of the Company or any of its Restricted Subsidiaries permitted to be incurred under the indenture;

(14)
Liens on property necessary to defease Indebtedness that was not incurred in violation of the indenture;

(15)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit or in possession of such bank;

(16)
Liens on the property of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under the indenture;

(17)
Liens related to bonds or similar instruments related to the Company's or any Restricted Subsidiary's 401(k) or other retirement based benefit plans;

(18)
Liens incurred with respect to any environmental remediation program;

(19)
Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)
leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(21)
deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)
Liens that are contractual rights of set-off: (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries;

(23)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(24)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(25)
Liens incurred pursuant to the Honeywell Acquisition Documents; and

(26)
any extension, renewal or replacement (which replacement can occur after termination of the relevant agreement) of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

"Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

"Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

"Rating Agency" means (i) S&P, (ii) Moody's or (iii) if neither S&P nor Moody's is rating the notes, another recognized rating agency, selected by the Company.

"Related Business" means, as determined by the Company in good faith, the businesses of (x) the Company and its Restricted Subsidiaries as conducted on the Issue Date and (y) the Honeywell Consumables Solutions Business on the Honeywell Acquisition Closing Date, and, in each case similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

"Replacement Assets" means (a) assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries (including capital expenditures) as conducted on the date of the relevant Asset Sale or (b) any Related Business (including the Capital Stock of a person or persons in any such businesses or Related Business and licenses or similar rights to operate).

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of any person means any subsidiary of such person that at the time of determination is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors to its ratings business.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Debt" means any indebtedness that is pari passu as to ranking with the notes issued under the indenture.

"Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

"Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

"Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the notes.

"Total Assets" means the total assets of the Company and its subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company or such other Person as may be expressly stated.

"Transactions" means

(a)
the consummation of the Honeywell Acquisition and the payment of all consideration, fees and expenses contemplated by the Honeywell Acquisition Documents;

(b)
the issuance of Capital Stock of the Company as contemplated by the Honeywell Acquisition Agreement;

(c)
the entering into of the credit agreement to be dated on or about the Honeywell Acquisition Closing Date and the payment of all fees and expenses in connection therewith;

(d)
the repayment by the Company of Indebtedness under its existing credit agreement in effect on the Issue Date;

(e)
the issuance of the notes and the guarantees thereof, and the payment of all fees and expenses in connection therewith; and

(f)
payment of all other fees and expenses payable in connection with and related to the items listed in (a) through (e).

"Unrestricted Subsidiary" of any person means

(1)
any subsidiary of such person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the board of directors of such person in the manner provided below; and

(2)
any subsidiary of an Unrestricted Subsidiary.

The board of directors of the Company may designate any subsidiary (including any existing or newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that

  (x)
  the Company certifies to the trustee that such designation complies with the "—Limitation on restricted payments" covenant; and

  (y)
  each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the "—Limitation on incurrence of additional indebtedness" covenant and the "—Limitation on restricted payments" covenant.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

  (x)
  immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on incurrence of additional indebtedness" covenant and

  (y)
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. As of the Issue Date, the following Subsidiaries of the Company are Unrestricted Subsidiaries: Advanced Thermal Sciences Corporation, Aerospace Lighting Corporation and each of their respective subsidiaries.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(a)
the then outstanding aggregate principal amount of such Indebtedness into

(b)
the sum of the total of the products obtained by multiplying

(1)
the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(2)
the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Material United States federal tax considerations

Subject to the limitations set forth below, the following describes the material U.S. federal income tax considerations relating to the ownership and disposition of the notes and, in the case of a Non-U.S. Holder (as defined below), the material U.S. federal estate tax considerations relating to the ownership and disposition of the notes. This discussion applies to notes that are (1) acquired by initial investors who purchase notes at original issuance for the "issue price" for notes, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and (2) held as capital assets.

This discussion does not describe all of the tax considerations that may be relevant to holders of notes in light of their particular circumstances or to holders subject to special rules, such as:

•
certain financial institutions;

•
insurance companies;

•
U.S. expatriates;

•
dealers in securities or foreign currencies;

•
persons holding notes as part of a hedge or other integrated transaction;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•
entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; or

•
persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the Code), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect or in existence as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus may be retroactive and may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of a note.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. holders

This subsection describes U.S. federal income tax considerations for a "U.S. Holder" of the notes. You are a "U.S. Holder" if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or of the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect prior to 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to the subsection for Non-U.S. Holders below.

Payments of interest

Subject to the discussion below, you will be required to report as gross income stated interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Further, if as expected, the notes are issued at par or at a discount that is "de minimis" for U.S. federal income tax purposes, the notes will not be treated as issued with "original issue discount" for such purposes.

In certain circumstances (see "Description of notes—Change of control" and "Description of notes—Redemption—Optional redemption"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to the applicable Treasury Regulation, the possibility that any such amounts in excess of stated interest or principal will be paid will not affect the amount of interest income a U.S. Holder recognizes if the likelihood of their payment is remote as of the issue date of the notes or their amount is incidental. Based upon this Treasury Regulation, we do not intend to treat these potential payments pursuant to the change of control provisions or upon redemption as part of the yield to maturity of the notes. Under this approach, if we ultimately pay a premium pursuant to the change of control provisions, or upon redemption, U.S. Holders will be required to recognize such amounts as income at such time. If the Internal Revenue Service (the IRS) takes a contrary position, however, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Disposition of the notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued interest on the note, which will be treated as ordinary interest income for U.S. federal income tax purposes if not previously included in gross income) and your adjusted tax basis in the note. Your adjusted tax basis in your note is generally equal to your cost in acquiring the note.

Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A non-corporate U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to us or our paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability, if any, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. holders

This subsection describes U.S. federal income and estate tax considerations for a "Non-U.S. Holder" of the notes. You are a "Non-U.S. Holder" if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•
an individual who is classified as a nonresident for U.S. federal income tax purposes;

•
a non-U.S. corporation; or

•
a non-U.S. estate or trust.

A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes may be subject to special tax provisions and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note. If you are a U.S. Holder, this subsection does not apply to you, and you should refer to "U.S. holders" above.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or our paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•
the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•
such interest is not effectively connected with your conduct of a United States trade or business;

•
the certification requirement summarized below has been fulfilled with respect to the beneficial owner; and

•
the holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code.

Interest will not be exempt from withholding tax unless the Non-U.S. Holder provides its name and address, and certifies to us or our paying agent, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN) or a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business and holds the note on a Non-U.S. Holder's behalf certifies to us or our paying agent, under penalties or perjury, either that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the holder's foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the holder provides a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the holder's conduct of a trade or business in the United States.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder. Such a Non-U.S. Holder will be required to provide us or our paying agent with a properly executed IRS Form W-8ECI (or any successor form) in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of branch profits tax at a 30% rate or a lower treaty rate if applicable.

Disposition of the notes

Any gain recognized upon the sale, exchange, retirement or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment); or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

U.S. federal estate tax

If you are an individual and are not a citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will not be subject to the U.S. federal estate tax so long as, at the time of your death:

•
you did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder; or

•
your interest income on the notes would not have been effectively connected with your conduct of a United States trade or business.

Backup withholding and information reporting

Information returns generally will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with the certification procedures described above to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding on such payments as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount

J.P. Morgan Securities Inc.	$
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Greenwich Capital Markets, Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to       % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to       % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•
We will pay our expenses related to the offering, which we estimate will be $       .

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchase of securities.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

From time to time, some of the underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and commercial banking and financial advisory services to us and our affiliates, for which they have received, and expect to receive, customary compensation. Affiliates of each of the underwriters are lenders under our existing senior credit facility and JPMorgan Chase Bank, N.A. acts as administrative agent thereunder. We intend to repay all outstanding borrowings under and terminate our existing senior credit facility in connection with the HCS acquisition. However, in the event the HCS acquisition is not consummated, we will be required to use the proceeds of this offering to repay all outstanding borrowings under our existing senior credit facility and affiliates of each of the underwriters will receive a portion of the proceeds of this offering. On June 9, 2008, we entered into a commitment letter with affiliates of each of the underwriters pursuant to which they agreed to provide us with a new senior credit facility in connection with the HCS acquisition. The underwriters will act as joint lead arrangers and joint bookrunners for the new senior credit facility and JPMorgan Chase Bank, N.A. will act as administrative and collateral agent thereunder. In addition, Credit Suisse Securities (USA) LLC and UBS Securities LLC acted as our financial advisors in connection with the HCS acquisition. J.P. Morgan Securities Inc. acted as financial advisor to Honeywell in connection with the HCS acquisition.

United Kingdom

Each underwriter has represented and agreed that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not

made and will not make an offer of notes to the public in that Relevant Member State other than:

(a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)    to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of J.P. Morgan Securities Inc.; or

(d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than €50,000 (or its other currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

Legal matters

The validity of the notes offered hereby and certain other legal matters in connection with this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

Where you can find additional information

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq at 1735 K Street, Washington, D.C. 20006.

We filed a registration statement on Form S-3 to register with the SEC the offering of the notes described in this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these notes in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

Documents incorporated by reference

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and the date of the closing of the offering made hereby. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included in or delivered with this document:

    •
    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 20, 2008, as amended by our Annual Report on Form 10-K/A, filed on May 5, 2008.

    •
    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 8, 2008.

    •
    Our Current Report on Form 8-K filed with the SEC on June 11, 2008 and June 23, 2008.

You may request a copy of these incorporated documents at no cost by writing or telephoning us at the following address:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
Attention: General Counsel
(561) 791-5000

Index to financial statements

BE Aerospace, Inc.

Unaudited Condensed Consolidated Financial Statements

Audited consolidated financial statements

Consumable Solutions Business
of Honeywell International, Inc.

Unaudited Combined Financial Statements

Audited Combined Financial Statements

BE Aerospace, Inc.
Condensed consolidated balance sheets (unaudited)
(dollars in millions, except share data)

	March 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$40.4	$81.6
Accounts receivable—trade, less allowance for doubtful accounts ($4.9 at March 31, 2008 and $4.5 at December 31, 2007)	280.1	218.0
Inventories, net	684.4	636.3
Deferred income taxes, net	41.0	62.4
Other current assets	18.3	21.7

Total current assets	1,064.2	1,020.0
Property and equipment, net of accumulated depreciation ($164.4 at March 31, 2008 and $158.6 at December 31, 2007)	118.4	116.4
Goodwill	473.8	467.2
Identifiable intangible assets, net of accumulated amortization ($113.6 at March 31, 2008 and $109.7 at December 31, 2007)	141.9	142.2
Other assets, net	27.2	26.2

	$1,825.5	$1,772.0

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$184.3	$192.1
Accrued liabilities	109.2	114.7
Current maturities of long-term debt	1.5	1.6

Total current liabilities	295.0	308.4

Long-term debt, net of current maturities	150.2	150.3
Deferred income taxes, net	35.5	34.9
Other non-current liabilities	21.3	20.3
Commitments, contingencies and off-balance sheet arrangements (Note 7)
Stockholders' equity:
Preferred stock, $0.01 par value; 1.0 million shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value; 200.0 million shares authorized; 93.1 million (March 31, 2008) and 93.1 million (December 31, 2007) shares issued and outstanding	0.9	0.9
Additional paid-in capital	1,328.0	1,324.3
Accumulated deficit	(41.2)	(89.7)
Accumulated other comprehensive income	35.8	22.6

Total stockholders' equity	1,323.5	1,258.1

	$1,825.5	$1,772.0

See accompanying notes to condensed consolidated financial statements.

BE Aerospace, Inc.
Condensed consolidated statements of earnings (unaudited)
(in millions, except per share data)

	Three months ended
	March 31, 2008	March 31, 2007

Net sales	$473.2	$387.8
Cost of sales	304.1	253.5
Selling, general and administrative	56.3	50.7
Research, development and engineering	35.4	27.2

Operating earnings	77.4	56.4
Operating earnings percentage	16.4%	14.5%
Interest expense, net	2.8	10.6

Earnings before income taxes	74.6	45.8
Income taxes	26.1	13.7

Net earnings	$48.5	$32.1

Net earnings per common share:
Basic	$0.53	$0.41

Diluted	$0.53	$0.40

Weighted average common shares:
Basic	91.6	78.9
Diluted	92.0	79.5

See accompanying notes to condensed consolidated financial statements.

BE Aerospace, Inc.
Condensed consolidated statements of cash flows (unaudited)
(dollars in millions)

	Three months ended
	March 31, 2008	March 31, 2007

Cash flows from operating activities:
Net earnings	$48.5	$32.1
Adjustments to reconcile net earnings to net cash flows used in operating activities:
Depreciation and amortization	9.1	8.1
Provision for doubtful accounts	0.4	0.8
Non-cash compensation	3.7	2.4
Deferred income taxes	21.9	9.8
Changes in operating assets and liabilities:
Accounts receivable	(60.2)	(24.8)
Inventories	(46.2)	(58.6)
Other current assets and other assets	2.1	(2.4)
Payables, accruals and other liabilities	(14.2)	15.9

Net cash used in operating activities	(34.9)	(16.7)

Cash flows from investing activities:
Capital expenditures	(8.5)	(8.0)

Net cash used in investing activities	(8.5)	(8.0)

Cash flows from financing activities:
Proceeds from common stock issued	0.2	373.4
Principal payments on long-term debt	(0.2)	(0.7)
Borrowings on line of credit	22.0	30.0
Repayments on line of credit	(22.0)	(30.0)

Net cash provided by financing activities	0.0	372.7

Effect of foreign exchange rate changes on cash and cash equivalents	2.2	0.1

Net (decrease) increase in cash and cash equivalents	(41.2)	348.1
Cash and cash equivalents, beginning of period	81.6	65.0

Cash and cash equivalents, end of period	$40.4	$413.1

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest, net	2.6	5.3
Income taxes, net	2.6	2.3

See accompanying notes to condensed consolidated financial statements.

BE Aerospace, Inc.
Notes to condensed consolidated financial statements
(unaudited—dollars in millions, except share and per share data)

Note 1.  Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown, are of a normal recurring nature and have been reflected in the condensed consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the BE Aerospace, Inc. (the "Company" or "B/E") Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

Note 2.  New accounting standards

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on the Company's financial condition and results of operations. For additional information on the fair value of certain financial assets and liabilities, see Note 6, "Fair Value Measurements".

Fair value option: In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115," which permits an entity to measure certain financial assets and financial liabilities at fair value, with unrealized gains and losses reported in earnings at each subsequent measurement date. The fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless an event specified in SFAS No. 159 occurs that results in a new election date. This statement is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 as of January 1, 2008 and has elected not to measure any additional financial instruments and other items at fair value.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" (FAS 141R)) and No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FAS 160)". FAS 141(R) will change how business acquisitions are accounted for and FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of FAS 141(R) and FAS 160 will not have a material impact on the Company's consolidated financial statements.

Note 3.  Inventories

Inventories are stated at the lower of cost or market. Cost is determined using FIFO or the weighted average cost method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. In accordance with industry practice, costs in inventory include amounts relating to long-term contracts with long production cycles and inventory items with long procurement cycles, some of which are not expected to be realized within one year. Inventories consist of the following:

	March 31, 2008	December 31, 2007

Purchased materials and component parts	$148.0	$132.2
Work-in-process	44.5	37.7
Finished goods (primarily aftermarket fasteners)	491.9	466.4

	$684.4	$636.3

Note 4.  Goodwill and intangible assets

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", the Company has completed the fair value analysis for goodwill and other intangible assets as of December 31, 2007, and concluded that no impairment existed. As of March 31, 2008, the Company believed that no indicators of impairment existed. Amortization expense on identifiable intangible assets was approximately $2.7 for each of the three month periods ended March 31, 2008 and 2007. The Company expects to report amortization expense of approximately $12 to $13 in each of the next five fiscal years.

Note 5.  Long-term debt

In July 2006, and as amended and restated on August 24, 2006, the Company entered into a senior secured credit facility (the "Senior Secured Credit Facility"), consisting of a $200.0 revolving credit facility and a $300.0 term loan. The revolving credit facility terminates on August 24, 2011 and the term loan terminates on August 24, 2012. The Senior Secured Credit Facility provides for the ability of the Company to add additional term loans in the amount of up to $75.0 upon satisfaction of certain customary conditions, including commitments from lenders.

At March 31, 2008, long-term debt consisted principally of $150 term loan borrowings under the Senior Secured Credit Facility. There were no borrowings outstanding on the revolving credit facility of the Senior Secured Credit Facility at March 31, 2008.

Term loan borrowings under the Senior Secured Credit Facility bear interest at an annual rate equal to LIBOR plus 175 basis points (5.71% at March 31, 2008). Revolving credit borrowings under the Senior Secured Credit Facility, if any, would bear interest at an annual rate equal to, at the Company's option, LIBOR plus 125 basis points or Prime plus 25 basis points.

The Senior Secured Credit Facility contains an interest coverage ratio (as defined therein) maintenance financial covenant that currently must be maintained at a level greater than 2.50 to 1 through maturity of the term loan. The Senior Secured Credit Facility also contains a total leverage ratio covenant (as defined therein) which limits net debt to a 4.00 to 1 multiple of EBITDA (as defined therein) through maturity. The Senior Secured Credit Facility is collateralized by substantially all of the Company's assets and contains customary affirmative covenants, negative covenants and conditions precedent for borrowings, all of which were met as of March 31, 2008.

Note 6.  Fair value measurements

As described in Note 2, "New Accounting Standards", the Company adopted SFAS 157 effective January 1, 2008. SFAS 157 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also describes three levels of inputs that may be used to measure fair value:

Level 1—quoted prices in active markets for identical assets and liabilities.

Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3—unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

The only assets or liabilities to which SFAS 157 applies are cash and cash equivalents; there was no difference between fair value of such assets and historical cost basis set forth in the March 31, 2008 balance sheet.

Note 7.  Commitments, contingencies and off-balance sheet arrangements

Lease commitments—The Company finances its use of certain facilities and equipment under committed lease arrangements provided by various institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on the condensed consolidated balance sheet. At March 31, 2008, future minimum lease payments under these arrangements totaled approximately $118.2; the majority of which related to the long-term real estate leases.

Indemnities, commitments and guarantees—During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include non-infringement of patents and intellectual property indemnities to the Company's customers in connection with the delivery, design, manufacture and sale of its products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies, and in certain cases is indefinite. The Company believes that substantially all of these indemnities, commitments and guarantees provide for limitations on the maximum potential future payments the Company could be obligated to make. However, the Company is unable to estimate the maximum amount of liability related to its indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events which are not reasonably determinable. Management believes that any liability for these indemnities, commitments and guarantees would not be material to the accompanying condensed consolidated financial statements. Accordingly, no significant amounts have been accrued for indemnities, commitments and guarantees.

Product warranty costs—Estimated costs related to product warranties are accrued at the time products are sold. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair its products under warranty. The following table provides a reconciliation of the activity related to the Company's accrued warranty expense:

	Three months ended
	March 31, 2008	December 31, 2007

Beginning balance	$20.6	$18.4
Accruals for warranties issued during the period	6.8	4.9
Settlements made	(7.0)	(1.1)
Other	—	(0.8)

Ending balance	$20.4	$21.4

Note 8.  Accounting for stock-based compensation

The Company has a Long Term Incentive Plan ("LTIP") under which the Company's Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other forms of equity based or equity related awards.

During the three month periods ended March 31, 2008 and 2007, the Company granted 21,592 and 19,796 shares, respectively, of restricted stock with an average fair market value at the date of grant of $38.90 and $30.56, respectively. Compensation cost is being recognized on a straight-line basis over the four-year vesting period of the shares. Share-based compensation of $3.5 and $2.4 was recognized during the three month periods ended March 31, 2008 and 2007 related to these share grants and restricted shares granted in prior periods. Unrecognized compensation expense related to share grants, including the estimated impact of any future forfeitures, was $38.0 at March 31, 2008.

No compensation cost was recognized for stock options during the three month periods ended March 31, 2008 and 2007 since no options were granted or vested during either period.

The Company has established a qualified Employee Stock Purchase Plan which allows qualified employees (as defined in the Employee Stock Purchase Plan) to purchase shares of the Company's common stock at a price equal to 85% of the closing price at the end of each semi-annual stock purchase period. Compensation cost for this plan of $0.2 and $0.1 was recognized during the fiscal quarters ended March 31, 2008 and 2007, respectively.

Note 9.  Segment reporting

The Company is organized based on the products and services it offers. The Company's reportable segments are comprised of: Distribution, Interior Systems, Seating, Business Jet and Engineering Services.

The Company evaluates segment performance based on segment operating earnings or loss. Each segment reports its results of operations and makes requests for capital expenditures and acquisition funding to the Company's chief operational decision-making group. This group is presently comprised of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Senior Vice President, Chief Financial Officer and Treasurer. Each operating segment has separate management teams and infrastructures dedicated to providing a full range of products and services to their customers.

The following table presents net sales and operating earnings by business segment:

	Three months ended
	March 31, 2008	March 31, 2007

Net sales
Distribution	$122.0	$96.9
Interior systems	93.2	81.1
Seating	150.9	144.4
Business jet	72.7	44.1
Engineering services	34.4	21.3

	$473.2	$387.8

Operating earnings(1)
Distribution	$35.3	$19.7
Interior systems	18.4	14.6
Seating	15.5	16.9
Business jet	10.6	4.4
Engineering services	(2.4)	0.8

	77.4	56.4
Interest expense	2.8	10.6

Earnings before income taxes	$74.6	$45.8

(1)
Operating earnings includes an allocation of corporate general and administrative and employee benefits costs based on the proportion of each segments' number of sales and employees, respectively.

The following table presents capital expenditures by business segment:

	Three months ended
	March 31, 2008	March 31, 2007

Capital expenditures
Distribution	$1.1	$1.6
Interior systems	2.6	2.4
Seating	3.6	2.1
Business jet	0.5	1.3
Engineering services	0.7	0.6

	$8.5	$8.0

The following tables present total assets by business segment:

	March 31, 2008	December 31, 2007

Total assets(1)
Distribution	$595.8	$575.2
Interior systems	428.9	415.3
Seating	358.2	357.9
Business jet	265.6	256.4
Engineering services	177.0	167.2

	$1,825.5	$1,772.0

(1)
Corporate assets of $96.1 and $139.2 at March 31, 2008 and December 31, 2007, respectively, have been allocated to the above segments based on each segment's respective percentage of total assets.

Note 10.  Net earnings per common share

Basic net earnings per common share is computed using the weighted average common shares outstanding during the period. Diluted net earnings per common share is computed by using the average share price during the period when calculating the dilutive effect of stock options, shares issued under the Employee Stock Purchase Plan and restricted shares. Shares outstanding for the periods presented were as follows:

	Three months ended
	March 31, 2008	March 31, 2007

Net earnings	$48.5	$32.1
Basic weighted average common shares (in millions)	91.6	78.9
Effect of dilutive stock options and employee stock puchase plan shares (in millions)	0.1	0.4
Effect of restricted shares issued (in millions)	0.3	0.2

Diluted weighted average common shares (in millions)	92.0	79.5

Basic net earnings per share	$0.53	$0.41

Diluted net earnings per share	$0.53	$0.40

Note 11.  Comprehensive earnings

Comprehensive earnings is defined as all changes in a company's net assets except changes resulting from transactions with shareholders. It differs from net earnings in that certain items currently recorded to equity would be a part of comprehensive earnings.

The following table sets forth the computation of comprehensive earnings for the periods presented:

	Three months ended
	March 31, 2008	December 31, 2007

Net earnings	$48.5	$32.1
Other comprehensive earnings:
Foreign exchange translation adjustment and other	13.2	2.5

Comprehensive earnings	$61.7	$34.6

Note 12.  Accounting for uncertainty in income taxes

The Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), on January 1, 2007. Upon adoption, the liability for unrecognized tax benefits at January 1, 2007 was $4.9, which was accounted for as a $2.3 increase to accumulated deficit, a $2.3 increase in long term deferred tax assets, and a $0.3 reduction in income taxes payable. The net amount of these unrecognized tax benefits, if recognized, would affect the Company's effective tax rate.

The Company's tax expense during the three month period ended March 31, 2008 reflects approximately $0.4 of tax benefits associated with non-recurring tax planning initiatives that were finalized during the first quarter of 2008.

The Company is not currently undergoing any income tax examinations in the U.S. federal or state jurisdictions in which the Company operates. The Company is currently undergoing an income tax audit in one of its non-U.S. jurisdictions. With minor exceptions, the Company is currently open to audit by the tax authorities for the tax years ending December 31, 2003 through December 31, 2007.

The Company classifies interest and penalties related to income taxes as income tax expense. The amount included in the Company's liability for unrecognized tax benefits for interest and penalties as of the date of adoption of FIN 48 was under $1.0 and this amount did not materially change as of March 31, 2008.

Report of independent registered
public accounting firm

The Board of Directors and Stockholders
BE Aerospace, Inc.
Wellington, Florida

We have audited the accompanying consolidated balance sheets of BE Aerospace, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of earnings and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in item 15(a)(2). These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BE Aerospace, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 10 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2008 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Costa Mesa, California
February 15, 2008

Consolidated balance sheets, December 31, 2007 and 2006
(in millions, except per share data)

	December 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$81.6	$65.0
Accounts receivable trade, net	218.0	172.9
Inventories, net	636.3	420.9
Deferred income taxes, net	62.4	53.1
Other current assets	21.7	13.8

Total current assets	1,020.0	725.7

Property and equipment, net	116.4	107.9
Goodwill	467.2	457.2
Identifiable intangible assets, net	142.2	160.6
Deferred income taxes, net	—	27.9
Other assets, net	26.2	18.4

	$1,772.0	$1,497.7

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$192.1	$166.9
Accrued liabilities	114.7	100.9
Current maturities of long-term debt	1.6	1.9

Total current liabilities	308.4	269.7

Long-term debt, net of current maturities	150.3	502.0
Deferred income taxes, net	34.9	10.0
Other non-current liabilities	20.3	10.0
Commitments, contingencies and off-balance sheet arrangements (Note 8)
Stockholders' equity:
Preferred stock, $0.01 par value; 1.0 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value; 200.0 shares authorized; 93.1 (December 31, 2007) and 79.5 (December 31, 2006) shares issued and outstanding	0.9	0.8
Additional paid-in capital	1,324.3	927.2
Accumulated deficit	(89.7)	(234.8)
Accumulated other comprehensive income	22.6	12.8

Total stockholders' equity	1,258.1	706.0

	$1,772.0	$1,497.7

See accompanying notes to consolidated financial statements.

Consolidated statements of earnings and comprehensive income for the fiscal years ended December 31, 2007, 2006 and 2005
(in millions, except per share data)

	Fiscal years ended December 31,
	2007	2006	2005

Net sales	$1,677.7	$1,128.2	$844.1
Cost of sales	1,107.6	731.7	548.5
Selling, general and administrative	195.2	159.6	136.4
Research, development and engineering	127.9	88.6	65.6

Operating earnings	247.0	148.3	93.6
Interest expense, net	20.9	38.9	59.3
Debt prepayment costs	11.0	19.4	—

Earnings before income taxes	215.1	90.0	34.3
Income tax expense (benefit)	67.8	4.4	(50.3)

Net earnings	147.3	85.6	84.6
Other comprehensive income:
Foreign exchange translation adjustment and other	9.8	17.5	(13.7)

Comprehensive income	$157.1	$103.1	$70.9

Net earnings per share—basic	$1.67	$1.11	$1.44

Net earnings per share—diluted	$1.66	$1.10	$1.39

Weighted average common shares—basic	88.1	77.1	58.8

Weighted average common shares—diluted	88.8	78.0	60.8

See accompanying notes to consolidated financial statements.

Consolidated statements of stockholders' equity
for the fiscal years ended December 31, 2007, 2006, and 2005
(in millions)

	Common stock		Additional paid-in capital		Accumulated other comprehensive income (loss)	Total stockholders' equity
				Accumulated deficit
	Shares	Amount

Balance, December 31, 2004	56.6	$0.6	$578.2	$(405.0)	$9.0	$182.8
Sale of common stock under public offering	15.0	0.1	268.6	—	—	268.7
Sale of stock under employee stock purchase plan	0.2	—	2.8	—	—	2.8
Exercise of stock options	2.3	—	13.5	—	—	13.5
Employee benefit plan matching contribution	0.2	—	2.9	—	—	2.9
Deferred income tax benefit from shared based payments	—	—	28.0	—	—	28.0
Net earnings	—	—	—	84.6	—	84.6
Foreign currency translation adjustment	—	—	—	—	(13.7)	(13.7)

Balance, December 31, 2005	74.3	0.7	894.0	(320.4)	(4.7)	569.6
Sale of stock under employee stock purchase plan	0.1	—	2.6	—	—	2.6
Exercise of stock options	3.6	0.1	28.5	—	—	28.6
Restricted stock grants	1.5	—	2.2	—	—	2.2
Deferred income tax benefit (cost) from shared based payments	—	—	(0.7)	—	—	(0.7)
Net earnings	—	—	—	85.6	—	85.6
Foreign currency translation adjustment and other	—	—	0.6	—	17.5	18.1

Balance, December 31, 2006	79.5	0.8	927.2	(234.8)	12.8	706.0
Sale of common stock under public offering, net	12.1	0.1	368.5	—	—	368.6
Sale of stock under employee stock purchase plan	0.1	—	3.1	—	—	3.1
Exercise of stock options	1.0	—	14.8			14.8
Restricted stock grants	0.4	—	10.7	—	—	10.7
Net earnings	—	—	—	147.3	—	147.3
Foreign currency translation adjustment and other	—	—	—	0.1	9.8	9.9
Impact of adoption of FIN48	—	—	—	(2.3)	—	(2.3)

Balance, December 31, 2007	93.1	$0.9	$1,324.3	$(89.7)	$22.6	$1,258.1

See accompanying notes to consolidated financial statements.

Consolidated statements of cash flows
for the fiscal years ended December 31, 2007, 2006, and 2005
(in millions)

	Fiscal year ended December 31,
	2007	2006	2005

Cash flows from operating activities:
Net earnings	$147.3	$85.6	$84.6
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	35.0	29.4	28.6
Deferred income taxes	58.5	(0.6)	(51.9)
Excess tax benefits (cost) from share-based payments	—	(0.7)	28.0
Non-cash compensation	11.0	2.7	4.1
Provision for doubtful accounts	0.6	1.8	0.5
Loss on disposal of property and equipment	0.5	0.5	1.0
Debt prepayment costs	11.0	19.4	—
Changes in operating assets and liabilities:
Accounts receivable	(43.2)	(16.2)	(46.7)
Inventories	(212.9)	(155.7)	(28.9)
Other current assets and other assets	(19.2)	8.3	(30.8)
Payables, accruals and other liabilities	33.4	66.5	24.1

Net cash flows provided by operating activities	22.0	41.0	12.6

Cash flows from investing activities:
Capital expenditures	(32.1)	(24.1)	(16.9)
Acquisitions, net of cash acquired	(0.4)	(145.3)	—
Other	(0.1)	—	1.6

Net cash flows used in investing activities	(32.6)	(169.4)	(15.3)

Cash flows from financing activities:
Proceeds from common stock issued, net of expenses	386.1	30.0	285.1
Principal payments on long term debt	(352.8)	(549.5)	(0.9)
Debt facility and prepayment costs	(7.4)	(19.2)	—
Proceeds from long-term debt	—	373.6	—
Borrowings on line of credit	93.0	150.0	—
Repayments on line of credit	(93.0)	(150.0)	—

Net cash flows provided by (used in) financing activities	25.9	(165.1)	284.2

Effect of foreign exchange rate changes on cash and cash equivalents	1.3	2.5	(1.8)

Net increase (decrease) in cash and cash equivalents	16.6	(291.0)	279.7
Cash and cash equivalents, beginning of year	65.0	356.0	76.3

Cash and cash equivalents, end of year	$81.6	$65.0	$356.0

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest	$26.6	$49.0	$57.8
Income taxes	8.0	1.6	3.2

See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements
for the fiscal years ended December 31, 2007, 2006 and 2005
(In millions, except per share data)

1.     Summary of significant accounting policies

Organization and basis of presentation—BE Aerospace, Inc. and its wholly owned subsidiaries (the "Company") designs, manufactures, sells and services commercial aircraft and business jet cabin interior products consisting of a broad range of seating, interior systems, including structures as well as all food and beverage storage and preparation equipment and distributes aerospace fasteners. The Company's principal customers are the operators of commercial and business jet aircraft and aircraft manufacturers. As a result, the Company's business is directly dependent upon the conditions in the commercial airline, business jet and aircraft manufacturing industries. The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation—The accompanying consolidated financial statements include the accounts of BE Aerospace, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Financial statement preparation—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

Revenue recognition—Sales of products are recorded when the earnings process is complete. This generally occurs when the products are shipped to the customer in accordance with the contract or purchase order, risk of loss and title has passed to the customer, collectibility is reasonably assured and pricing is fixed and determinable. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the sales contract.

Service revenues primarily consist of engineering activities and are recorded when services are performed.

Revenues and costs under certain long-term contracts are recognized using contract accounting under the percentage-of-completion method, generally using the cost-to-cost method. The percentage-of-completion method requires the use of estimates of costs to complete long-term contracts. The estimation of these costs requires judgment on the part of management due to the duration of these contracts as well as the technical nature of the products involved. Adjustments to these estimated costs are made on a consistent basis. Revenues associated with any contractual claims are recognized when it is probable that the claim will result in additional contract revenue and the amount can be reasonably estimated. A provision for contract losses is recorded when such facts are determinable.

Income taxes—The Company provides deferred income taxes for temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. Deferred income taxes are computed using enacted tax rates that are expected to be in effect when the temporary differences reverse. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

Cash equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts receivable—The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current creditworthiness, as determined by review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. Credit losses have historically been within management's expectations and the provisions established. Our allowance for doubtful accounts at December 31, 2007 and 2006 was $4.5 and $4.7, respectively.

Inventories—The Company values inventory at the lower of cost (FIFO or weighted average cost method) or market. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on historical demand, as well as, an estimated forecast of product demand and production requirements. Demand for the Company's products can fluctuate significantly. In accordance with industry practice, costs in inventory include amounts relating to long-term contracts with long production cycles and to inventory items with long procurement cycles, some of which are not expected to be realized within one year.

Debt issuance costs—Costs incurred to issue debt are deferred and amortized as interest expense over the term of the related debt.

Goodwill and identified intangible assets—Under Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", goodwill and other intangible assets with indefinite lives are not amortized, but are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives. In addition to goodwill, intangible assets with indefinite lives consist of the M & M trademark. Patents and other intangible assets are amortized using the straight-line method over periods ranging from one to thirty years (see Note 5). On at least an annual basis, management assesses whether there has been any impairment in the value of goodwill or intangible assets with indefinite lives by comparing the fair value to the net carrying value of reporting units. If the carrying value exceeds its estimated fair value, an impairment loss would be recognized if the implied fair value of the asset being tested was less than its carrying value. In this event, the asset is written down accordingly. In accordance with SFAS No. 142, the Company completed step one of the impairment tests and fair value analysis for goodwill and other intangible assets, and there were no impairments or impairment indicators present and no impairment loss was recorded during the fiscal years ended December 31, 2007, 2006 or 2005.

Long-lived assets—The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss is measured as the amount by which the asset's carrying value exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

Product warranty costs—Estimated costs related to product warranties are accrued at the time products are sold. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair its products under warranty. The following table provides a reconciliation of the activity related to the Company's accrued warranty expense:

	Fiscal year ended December 31,
	2007	2006	2005

Balance at beginning of period	$18.4	$14.3	$13.2
Accruals for warranties issued during the period	24.5	12.7	13.6
Settlement made	(22.3)	(9.2)	(12.5)
Acquistions	—	0.6	—

Balance at end of period	$20.6	$18.4	$14.3

Accounting for stock-based compensation—Prior to January 1, 2006 the Company applied Accounting Principles Board Opinion No. 25 "Accounting for Stock Issues to Employees", and related interpretations in accounting for its stock option and purchase plans. Effective January 1, 2006, the Company began accounting for share-based compensation arrangements in accordance with the provisions of SFAS No. 123(R), "Share Based Payment" (SFAS No. 123(R)) whereby share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized over the requisite service period. The Company elected to use the modified prospective transition method as permitted by SFAS No. 123(R) and therefore has not restated the financial results for prior periods.

Commencing January 1, 2006, compensation cost includes all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). No compensation cost has been recognized during 2006 or 2007 for share-based payments granted prior to January 1, 2006 as the vesting of all remaining unvested awards were accelerated in December 2005 and no options were granted during the two year period ended December 31, 2007. The following table illustrates the effects of options and employee purchase rights granted prior to January 1, 2006 on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R) for the fiscal year ended December 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for options granted during the year ended December 31, 2005; risk free rate of 4.1%, dividend yield of 0%, volatility of 65%, and expected life (years) of 2.2.

As reported
Net earnings	$84.6
Add: Stock-based compensation expense included in reported net earnings, net of tax effects	0.7
Deduct: Expense per SFAS No. 123 (R), fair value method, net of related tax effects	(6.3)

Pro forma net earnings	$79.0

Net earnings per share—basic:
As reported	$1.44
Proforma	$1.34
Net earnings per share—diluted:
As reported	$1.39
Proforma	$1.30

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits from tax deductions in excess of deferred tax asset (hypothetical and actual) recorded for stock compensation costs (excess tax benefits) to be classified as financing cash flows.

The Company has established a qualified Employee Stock Purchase Plan. The Plan allows qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to 85% of the closing price at the end of each semi-annual stock purchase period. The value of employee purchase rights granted pursuant to the Company's Employee Stock Purchase Plan during the years ended December 31, 2007, 2006 and 2005 was $0.5, $0.4 and $1.7, respectively. The fair value of those purchase rights represents the difference between the closing price of the Company's shares on the date of purchase and the purchase price of the shares.

Research and development—Research and development expenditures are expensed as incurred.

Foreign currency translation—The assets and liabilities of subsidiaries located outside the United States are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Revenue and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income, and those resulting from translation of financial statements are accumulated as a separate component of stockholders' equity. The Company's European subsidiaries utilize the British pound or the Euro as their local functional currency.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" (SFAS 157) which provides guidance for measuring assets and liabilities at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115" (SFAS 159). SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" (FAS 141 (R)) and No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FAS 160)". FAS 141(R) will change how business acquisitions are accounted for and FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of FAS 141(R) and FAS 160 will not have a material impact on the Company's consolidated financial statements.

2.     Business combinations

During 2006, the Company completed two acquisitions which were accounted for as purchases under SFAS No. 141, "Business Combinations". The assets purchased and liabilities assumed for these acquisitions have been reflected in the accompanying consolidated balance sheet as of December 31, 2006 and the results of operations for the acquisitions are included in the accompanying consolidated statement of earnings from the respective dates of acquisition.

Draeger Aerospace GmbH

On July 26, 2006, the Company acquired Draeger Aerospace GmbH (Draeger), from Cobham PLC of Dorset, England for $79.4 in cash.

Draeger manufactures components and integrated systems to supply chemical and gaseous oxygen systems for both civil and military aircraft. The integration of Draeger with the Company's existing oxygen systems business will provide for a broadening of the Company's oxygen systems product line and an expansion of its customer base.

The excess of the purchase price over the fair value of the identifiable net tangible assets acquired approximated $57.7 of which $13.7 has been allocated to intangible assets and $44.0 is included in goodwill. Adjustments to identified assets and goodwill relate to changes to deferred tax balances resulting in part from the finalization of the acquisition appraisal during 2007.

New York Fasteners Corp.

On September 1, 2006, the Company acquired New York Fasteners Corp. (New York Fasteners), a privately-held company, for $67.3 in cash.

New York Fasteners is a distributor of aerospace fasteners and hardware primarily to the military sector. The integration of New York Fasteners into the Company's distribution segment is expected to create procurement and operations synergies and significantly expand the Company's overall penetration into the military sector.

The estimated excess of the purchase price over the fair value of identifiable net tangible assets acquired was $48.3 of which $5.5 has been allocated to intangible assets and $42.8 is included in goodwill.

The following table summarizes the fair values of assets acquired and liabilities assumed:

Cash and cash equivalents	$1.0
Accounts receivable-trade	19.9
Inventories	35.3
Other current assets	0.1
Property and equipment	4.4
Goodwill	86.8
Identified intangibles	19.2
Long term deferred tax asset	1.8
Other assets	1.4
Accounts payable and accrued liabilities	(23.1)
Other liabilities	(0.1)

Total purchase price	$146.7

Goodwill of $42.8 and other intangibles of $5.5 related to the New York Fasteners acquisition are expected to be deductible for U.S. tax purposes.

Consolidated pro forma revenues for fiscal years 2006 and 2005, giving effect to the New York Fasteners and Draeger acquisitions as if they had occurred on January 1, 2006 and 2005 were $1,190.0 and $919.6, respectively. Consolidated pro forma net earnings, and diluted net earnings per share giving effect to the New York Fasteners and Draeger acquisitions as if they had occurred on January 1, 2006 and 2005 were $82.8 and $82.5, and $1.06 and $1.36, respectively.

3.     Inventories

Inventories are stated at the lower of cost or market. Cost is determined using FIFO or the weighted average cost method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. Inventories consist of the following:

	December 31, 2007	December 31, 2006

Purchased materials and component parts	$132.2	$96.8
Work-in-process	37.7	21.7
Finished goods (primarily aftermarket fasteners)	466.4	302.4

	$636.3	$420.9

4.     Property and equipment

Property and equipment are stated at cost and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to fifty years (or the lesser of the term of the lease for leasehold improvements, as appropriate). Property and equipment consist of the following:

	Useful life (years)	December 31, 2007	December 31, 2006

Land, buildings and improvements	5–50	$48.2	$42.4
Machinery	5–20	69.0	68.0
Tooling	3–20	30.2	22.6
Computer equipment and software	3–15	113.1	103.7
Furniture and equipment	3–15	14.5	13.3

		275.0	250.0
Less accumulated depreciation		(158.6)	(142.1)

		$116.4	$107.9

Aggregate depreciation expense was $23.9, $19.1 and $18.8 for the fiscal years ended December 31, 2007, 2006 and 2005 respectively.

5.     Goodwill and intangible assets

In accordance with SFAS No. 142, the Company's goodwill and indefinite life intangible assets are not amortized, but are subject to an annual impairment test. The following sets forth the intangible assets by major asset class, all of which were acquired through business acquisition transactions:

		December 31, 2007			December 31, 2006
	Useful life (years)	Original cost	Accumulated amortization	Net book value	Original cost	Accumulated amortization	Net book value

Acquired technologies	10–40	$100.2	$29.7	$70.5	$99.5	$26.4	$73.1
Trademarks and patents	1–20	28.8	17.0	11.8	28.1	15.2	12.9
Trademarks and tradenames (nonamortizing)	—	20.7	—	20.7	20.6	—	20.6
Technical qualifications, plans and drawings	18–30	31.7	20.3	11.4	31.5	18.7	12.8
Replacement parts annuity and product approvals	18–30	42.9	30.9	12.0	42.4	28.3	14.1
Covenant not to compete and other identified intangibles	3–14	27.6	11.8	15.8	43.1	16.0	27.1

		$251.9	$109.7	$142.2	$265.2	$104.6	$160.6

Aggregate amortization expense of intangible assets was $11.1, $10.2 and $9.8 for the fiscal years ended December 31, 2007, 2006 and 2005, respectively. Amortization expense associated with identified intangible assets is expected to be approximately $12 to $13 in each of the next five years.

Changes to the original cost basis of goodwill during the calendar year ended December 31, 2007 were due to completing acquisition appraisals and foreign currency fluctuations. The changes in the carrying amount of goodwill for the fiscal years ended December 31, 2007 and 2006 are as follows:

	Seating	Interior systems	Distribution	Business jet	Engineering services	Total

Balance as of December 31, 2005	$10.1	$116.1	$108.0	$88.1	$40.6	$362.9
Acquisitions	—	42.4	42.4	—	—	84.8
Effect of foreign currency translation and other	2.7	3.6	0.2	0.5	2.5	9.5

Balance as of December 31, 2006	12.8	162.1	150.6	88.6	43.1	457.2
Transfers	—	18.0	(18.0)	—	—	—
Effect of foreign currency translation and other	0.1	7.3	0.2	0.2	0.2	8.0
Finalization of purchase accounting	—	1.6	0.4	—	—	2.0

Balance as of December 31, 2007	$12.9	$189.0	$133.2	$88.8	$43.3	$467.2

6.     Accrued liabilities

Accrued liabilities consist of the following:

	December 31, 2007	December 31, 2006

Accrued salaries, vacation and related benefits	$34.2	$25.5
Accrued product warranties	20.6	18.4
Deferred revenue	12.7	5.0
Other accrued liabilities	47.2	52.0

	$114.7	$100.9

7.     Long-term debt

Long-term debt consists of the following:

	December 31, 2007	December 31, 2006

Bank Credit Facilities	$150.0	$250.0
8 7/8% Senior Subordinated Notes	—	250.0
Other long-term debt	1.9	3.9

	151.9	503.9
Less current portion of long-term debt	(1.6)	(1.9)

	$150.3	$502.0

8 7/8% Senior subordinated notes

The 8 7/8% senior subordinated notes were redeemed in full on May 1, 2007.

Bank credit facilities

On July 26, 2006 and, as amended and restated, on August 24, 2006, the Company entered into a senior secured credit facility (the "Senior Secured Credit Facility"), consisting of a $200.0 revolving credit facility and a $300.0 term loan. The revolving credit facility terminates on August 24, 2011 and the term loan terminates on August 24, 2012. The Senior Secured Credit Facility provides for the ability of the Company to add additional term loans in the amount of up to $75.0 upon satisfaction of certain customary conditions, including commitments from lenders.

Revolving credit borrowings under the Senior Secured Credit Facility bear interest at an annual rate equal to the London interbank offered rate (LIBOR) plus 125 basis points. Term loan borrowings under the Senior Secured Credit Facility bear interest at an annual rate equal to LIBOR plus 175 basis points (6.73% at December 31, 2007).

The Senior Secured Credit Facility contains an interest coverage ratio (as defined in the Credit Agreement) maintenance financial covenant that currently must be maintained at a level greater than 2.25 to 1 through December 31, 2007 and 2.50 to 1 thereafter. The Senior Secured Credit Facility also contains a total leverage ratio covenant (as defined in the Credit Agreement) which limits net debt to a 4.25 to 1 multiple of EBITDA (as defined in the Credit Agreement) through December 31, 2007 and 4.00 to 1 thereafter. The Senior Secured Credit Facility is collateralized by substantially all of the Company's assets and contains customary affirmative covenants, negative covenants and conditions precedent for borrowings, all of which were met as of December 31, 2007.

There are no borrowings outstanding on the revolving credit facility portion of the Senior Secured Credit Facility at December 31, 2007. Term loan borrowings at December 31, 2007 were $150.0. Letters of credit outstanding under the Senior Secured Credit Facility aggregated approximately $24.0 at December 31, 2007.

Royal Inventum B.V., one of the Company's subsidiaries, has a revolving credit agreement aggregating $0.7 that renews annually. This credit agreement is collateralized by accounts receivable and inventories. There were no borrowings outstanding under Royal Invention B.V.'s credit agreement as of December 31, 2007.

Maturities of long-term debt are as follows:

Fiscal year ending December 31,

2008	$1.6
2009	0.6
2010	1.6
2011	1.6
2012	146.5
Thereafter	—

Total	$151.9

During the second quarter of 2007, the Company prepaid $100.0 of bank debt. Interest expense amounted to $23.5 for the year ended December 31, 2007, $42.8 for the year ended December 31, 2006 and $60.8 for the year ended December 31, 2005.

8.     Commitments, contingencies and off-balance-sheet arrangements

Lease commitments—The Company finances its use of certain facilities and equipment under committed lease arrangements provided by various institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on the consolidated balance sheet. At December 31, 2007, future minimum lease payments under these arrangements approximated $136.8, of which $124.8 is related to long-term real estate leases.

Rent expense for the years ended December 31, 2007, 2006 and 2005 was $20.4, $16.8 and $15.1, respectively. Future payments under operating leases with terms currently greater than one year are as follows:

Fiscal year ending December 31,

2008	$20.1
2009	14.2
2010	11.4
2011	10.4
2012	9.4
Thereafter	71.3

Total	$136.8

Litigation—The Company is a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on the Company's consolidated financial statements.

Indemnities, commitments and guarantees—During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include non-infringement of patents and intellectual property indemnities to the Company's customers in connection with the delivery, design, manufacture and sale of its products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. Substantially all of these indemnities, commitments and guarantees provide for limitations on the maximum potential future payments the Company could be obligated to make. However, the company is unable to estimate the maximum amount of liability related to its indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events which are not reasonably determinable. Management believes that any liability for these indemnities, commitments and guarantees would not be material to the accompanying condensed consolidated financial statements. Accordingly, no significant amounts have been accrued for indemnities, commitments and guarantees.

Employment agreements—The Company has employment and compensation agreements with three key officers of the Company. Agreements for one of the officers provides for the officer to earn a minimum of $1.0 per year through a three-year period ending from any date after which it is measured, adjusted annually for changes in the consumer price index (as defined) or as determined by the Company's Board of Directors, as well as a retirement compensation equal to 150% of base salary.

Two other agreements provide for the officers to each receive annual minimum compensation of $0.5 per year through a three-year period ending from any date after which it is measured, adjusted annually for changes in the consumer price index (as defined) or as determined by the Company's Board of Directors, as well as a retirement compensation equal to the product of the number of years worked times one-half of each officer's average three years' annual salary (as defined).

Retirement compensation has been accrued as provided for under the above-mentioned employment agreements. Through December 31, 2007, the Company fully funded these and other retirement compensation obligations, all of which were maintained in grantor trusts on behalf of the individuals. In addition, the Company has employment agreements with certain other key members of management expiring on various dates through the year 2008. The Company's employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance and related benefits under certain circumstances in the event of a change of control, and for the Company to reimburse such officers for the amount of any excise taxes associated with such benefits.

9.     Income taxes

The components of earnings before incomes taxes were:

	Fiscal year ended December 31,
	2007	2006	2005

Earnings before income taxes
United States	$127.3	$43.0	$23.5
Foreign	87.8	47.0	10.8

Earnings before income taxes	$215.1	$90.0	$34.3

Income tax expense (benefit) consists of the following:

	Fiscal year ended December 31,
	2007	2006	2005

Current:
Federal	$2.1	$—	$—
State	—	—	—
Foreign	7.2	5.6	1.6

	9.3	5.6	1.6

Deferred:
Federal	34.7	16.4	(48.7)
State	5.1	2.9	(3.2)
Foreign	18.7	(20.5)	—

	58.5	(1.2)	(51.9)

Total tax expense (benefit)	$67.8	$4.4	$(50.3)

The difference between income tax expense and the amount computed by applying the statutory U.S. federal income tax rate (35%) to the pretax earnings consists of the following:

	Fiscal year ended December 31,
	2007	2006	2005

Statutory federal income tax expense	$75.3	$31.5	$12.0
U.S. state income taxes	5.9	2.9	(2.1)
Dividend income from foreign affiliate	2.5	0.4	3.0
Foreign tax rate differential	(6.3)	(1.2)	(2.2)
Non-deductible charges and other	3.9	2.4	1.3
Research and development credit	(5.3)	(4.2)	—
Extraterritorial income exclusion	(8.2)	—	—
Change in valuation allowance	—	(27.4)	(62.3)

	$67.8	$4.4	$(50.3)

Through December 31, 2004, the Company had maintained a valuation allowance to fully reserve its net deferred tax assets based on the Company's assessment that the realization of the net deferred tax assets did not meet the "more likely than not" criterion under SFAS No. 109, "Accounting for Income Taxes". During 2006 and 2005, the Company reversed its valuation allowance on its U.S. and U.K. deferred tax assets as a result of improved performance and outlook for its operations and expected reductions in interest costs resulting from note redemptions.

The tax effects of temporary differences and carryforwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,
	2007	2006	2005

Deferred tax assets:
Inventory reserves	$10.2	$9.6	$9.4
Warranty reserves	5.0	4.9	4.1
Accrued liabilities	7.9	4.2	6.5
Net operating loss carryforward	58.6	121.8	139.1
Federal capital loss carryforward	7.3	13.0	13.0
Research and development credit carryforward	19.2	7.9	3.7
Alternative minimum tax credit carryforward	2.0	—	—
Depreciation	1.3	—	—
Other	6.2	4.1	6.0

	$117.7	$165.5	181.8

Deferred tax liabilities:
Acquisition accruals	$(13.4)	$(12.8)	$(11.7)
Intangible assets	(61.5)	(58.3)	(39.1)
Depreciation	—	(1.5)	(5.8)
Software development costs	(5.7)	(6.4)	(7.0)

	(80.6)	(79.0)	(63.6)

Net deferred tax asset before valuation allowance	37.1	86.5	118.2
Valuation allowance	(9.8)	(15.5)	(40.5)

Net deferred tax asset	$27.3	$71.0	$77.7

The Company maintained a valuation allowance of $9.8 as of December 31, 2007 primarily related to the Company's domestic capital loss carryforwards because of uncertainties that preclude the Company from determining that it is more likely than not that we will be able to generate sufficient capital gain income and realize this tax benefit during the applicable carryforward period. During 2007, both our valuation allowance and deferred tax assets decreased by $5.7 as a result of tax planning initiatives which utilized a portion of our capital loss carryforward.

As of December 31, 2007, the Company had federal, state and foreign net operating loss carryforwards of approximately $215, $103 and $24, respectively. The federal and state net operating loss carryforwards begin to expire in 2012 and 2008, respectively. In addition, the Company has a federal capital loss carryover of approximately $16 which is scheduled to expire in 2008.

As of December 31, 2007, the Company had a federal research and development tax credit carryforward of $19.2 which begins to expire in 2008.

The Company has not provided for any residual U.S. income taxes on the approximately $74.0 of earnings from its foreign subsidiaries because such earnings are intended to be indefinitely reinvested. Such residual U.S. income taxes, if provided for, would not be material.

Through 2007, the Company recognized cumulative tax deductions of $81.8 related to stock option exercises and $3.3 related to the vesting of restricted shares. In accordance with the Company's methodology for determining when these deductions are deemed realized under SFAS No. 123(R), the Company will assume that it utilizes its net operating loss carryforwards to reduce its taxes payable during 2007 rather than these deductions. Pursuant to the principles of SFAS No. 123(R), these deductions are not deemed realized until they provide an incremental benefit by reducing taxes payable. To the extent deductions of $85.1 are treated as reducing taxes payable in the future, the Company expects to record a credit to additional paid-in capital of $33.1.

10.  Accounting for uncertainty in income taxes

The Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", on January 1, 2007. Upon the adoption, the liability for unrecognized tax benefits at January 1, 2007 was $4.9, which was accounted for as a $2.3 increase to accumulated deficit, a $2.3 increase in long term deferred tax assets, and a $0.3 reduction in income taxes payable. During the year ended December 31, 2007, mainly as a result of the finalization of a tax credit study related to prior periods and other tax planning initiatives, the Company's liability for unrecognized tax benefits increased by $4.3 to $9.2. This liability, if recognized, would affect the Company's effective tax rate. It is reasonably possible that the amount of liability for unrecognized tax benefits will change in the next twelve months; however, the Company does not expect the change to have a material impact on the Company's consolidated financial statements.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefit are as follows:

Balance at January 1, 2007	$7.4
Additions based on tax positions related to the current year	1.6
Additions for tax positions of prior years	2.5
Currency fluctuations	0.3

Balance at December 31, 2007	$11.8

The difference between the gross uncertain tax position of $11.8 and the liability for unrecognized tax benefits of $9.2 is due to the netting of certain items when calculating the liability for unrecognized tax benefits.

The Company is not currently undergoing any income tax examinations in the U.S. federal, state or non-U.S. jurisdictions in which the Company operates. With minor exceptions, the Company is currently open to audit by the tax authorities for the tax years ending December 31, 2004 through December 31, 2007.

The Company classifies interest and penalties related to income tax as income tax expense. The amount included in the Company's liability for unrecognized tax benefits for interest and penalties as of the date of adoption was under $1.0 and this amount did not materially change as of December 31, 2007.

11. Employee retirement plans

The Company sponsors and contributes to a qualified, defined contribution Savings and Investment Plan covering substantially all U.S. employees. In addition, the Company and its subsidiaries participate in government-sponsored programs in certain European countries. In general, the Company's policy is to fund these plans based on legal requirements, tax considerations, local practices and investment opportunities.

The BE Aerospace Savings and Investment Plan was established pursuant to Section 401(k) of the Internal Revenue Code. Under the terms of the plan, covered employees may contribute up to 100% of their pay, limited to certain statutory maximum contributions for 2007. Effective July 1, 2006, participants are vested in matching contributions immediately and the matching percentage was revised to 100% of the first 3% of employee contributions and 50% on the next 2% of employee contributions. Total expense for the plan was $5.6, $3.9 and $3.0 for the calendar years ended December 31, 2007, 2006 and 2005, respectively.

The BE Aerospace, Inc. Hourly Tax-Sheltered Retirement Plan was established pursuant to Section 401(k) of the Internal Revenue Code. Under terms of the plan, covered employees may contribute from 1% to 20% of their compensation, limited to certain statutory maximum contributions for 2007. The Company matches 50% of employee contributions, up to 8% of a participant's compensation. Participants become fully vested in the Company's contributions after six years of service with the Company. Total expense for the plan was $0.2, $0.3 and $0.2 for the calendar years ended December 31, 2007, 2006 and 2005, respectively.

The Company also has two defined benefit plans, The SMR Technologies, Inc. Defined Benefit Pension Plan for Union Employees and The Draeger Aerospace GmbH Defined Benefit Plan. These plans were adopted by the Company when the related subsidiary companies were acquired. Under terms of these plans participants are entitled to certain defined benefits upon retirement. The number of employees covered by these plans as of December 31, 2007 totaled 275. The Company's funding contribution to these plans was $0.5, $0.2 and $0.0 for the calendar years ended December 31, 2007, 2006 and 2005, respectively.

12.  Stockholders' equity

Earnings per share.    Basic earnings per common share is computed using the weighted average of common shares outstanding during the year. Diluted earnings per common share is computed by using the average share price during the year when calculating the dilutive effect of stock options, shares issued under the Employee Stock Purchase Plan and restricted shares.

The following table sets forth the computation of basic and diluted net earnings per share for the fiscal years ended December 31, 2007, 2006 and 2005:

	Fiscal year ended December 31,
	2007	2006	2005

Numerator—net earnings	$147.3	$85.6	$84.6
Denominator:
Denominator for basic earnings per share—weighted average shares	88.1	77.1	58.8
Effect of dilutive securities—dilutive securities	0.7	0.9	2.0

Denominator for diluted earnings per share—adjusted weighted average shares	88.8	78.0	60.8

Basic net earnings per share	$1.67	$1.11	$1.44

Diluted net earnings per share	$1.66	$1.10	$1.39

Long term incentive plan.    The Company has a Long Term Incentive Plan ("LTIP") under which the Company's Stock Option and Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other forms of equity based or equity related awards. The LTIP replaced the Company's 2001 Stock Option Plan, the 1996 Stock Option Plan, the United Kingdom 1992 Employee Share Option Scheme and the Company's Amended and Restated 1989 Stock Option Plan (collectively, the "Prior Plans"). As further described below, as of December 31, 2007 stock options and restricted stock have been granted in accordance with the terms of the LTIP and the Prior Plans. The number of shares available for grant under the LTIP as of December 31, 2007 were 1,722,319.

Restricted stock grants—During 2006 and 2007, the Company granted restricted stock to certain members of the Company's Board of Directors and management. Restricted stock grants vest over two or four year terms and are granted at the discretion of the Compensation Committee of the Board of Directors. Compensation cost is recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price. Share based compensation of $10.3 and $2.0 was recorded during 2007 and 2006, respectively.

Unrecognized compensation cost related to these grants was $41.0 at December 31, 2007. The following table summarizes shares granted, forfeited and outstanding:

	December 31, 2007			December 31, 2006
	Shares	Weighted average grant date fair value	Weighted average remaining vesting period (in years)	Shares	Weighted average grant date fair value	Weighted average remaining vesting period (in years)

	(in thousands)			(in thousands)
Outstanding, beginning of period	1,423	$26.13	3.7	—	$—	—
Shares granted	454	42.43	—	1,425	26.15	—
Shares vested	(355)	26.14	—	—	—	—
Shares forfeited	(64)	27.30	—	(2)	26.99	—

Outstanding, end of period	1,458	31.18	3.1	1,423	26.15	3.7

Stock option grants.    In December 2005, the Compensation Committee of the Board of Directors approved the acceleration of the vesting of 1.9 million stock options, which represented all remaining unvested stock options at that time. The Company recorded a charge of $1.2 during the fourth quarter of 2005 as a result of the acceleration of the vesting of such stock options. The estimated per share fair value of options granted during the year ended December 31, 2005 was $4.52. No stock options were granted during the years ended December 31, 2006 and 2007.

The following table summarizes options granted, canceled, forfeited and outstanding:

	December 31, 2007		December 31, 2006		December 31, 2005
	Options	Weighted price per share	Options	Weighted price per share	Options	Weighted price per share

	(in thousands)		(in thousands)		(in thousands)
Outstanding, beginning of period	1,170	$13.53	4,806	$8.83	7,071	$7.99
Options granted	—	—	—	—	160	18.45
Options exercised	(910)	14.99	(3,626)	7.44	(2,362)	5.73
Options forfeited	(15)	29.41	(10)	14.55	(63)	11.06

Outstanding, end of period	245	11.16	1,170	13.53	4,806	8.83

Excercisable at end of period	245	$11.16	1,170	$13.53	4,806	$8.83

Options outstanding at December 31, 2007
Range of exercise price	Options outstanding	Weighted average exercise price outstanding	Weighted average remaining contractual life (years)

	(in thousands)
$4.08–$5.59	85	$4.97	5.29
6.59–9.70	13	7.49	5.08
10.42–10.42	67	10.42	6.90
10.70–28.13	80	18.88	2.04

The Company issues new shares of common stock upon exercise of stock options. During the year ended December 31, 2007, 0.9 million stock options were exercised with an aggregate intrinsic value of $20.8 determined as of the date of option exercise. The aggregate intrinsic value of outstanding options as of December 31, 2007 was $10.2.

13.  Employee stock purchase plan

The Company has established a qualified Employee Stock Purchase Plan, the terms of which allow for qualified employees (as defined in the Plan) to participate in the purchase of designated shares of the Company's common stock at a price equal to 85% of the closing price at the end of each semi-annual stock purchase period. The Company issued approximately 67,000, 110,000 and 241,000 shares of common stock during the fiscal years ended December 31, 2007, 2006 and 2005, respectively, pursuant to this plan at a weighted average price per share of $39.46, $20.51, and $11.45, respectively.

14.  Segment reporting

The Company is organized based on the products and services it offers. Under this organizational structure, the Company has five reportable segments: Seating, Interior Systems, Distribution, Business Jet and Engineering Services. The Seating, Interior Systems and Distribution segments consist of three, five and four principal operating facilities, respectively. Business Jet and Engineering Services segments consist of three and one principal operating facilities, respectively.

Each segment reports its results of operations and makes requests for capital expenditures and acquisition funding to the Company's chief operational decision-making group. This group is presently comprised of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer. Each operating segment has separate management teams and infrastructures dedicated to providing a full range of products and services to their commercial, business jet and aircraft-manufacturing customers.

The following table presents net sales and other financial information by business segment:

	Fiscal year ended December 31, 2007
	Seating	Interior systems	Distribution	Business jet	Engineering serivces	Consolidated

Net sales	$632.6	$348.0	$386.5	$193.1	$117.5	$1,677.7
Operating earnings(1)	72.8	64.8	85.5	19.7	4.2	247.0
Total assets(2)	357.9	415.3	575.2	256.4	167.2	1,772.0
Goodwill	12.9	189.0	133.2	88.8	43.3	467.2
Capital expenditures	9.1	8.8	4.4	5.0	4.8	32.1
Depreciation and amortization	11.2	10.5	4.3	5.5	3.5	35.0

	Fiscal year ended December 31, 2006
	Seating	Interior systems	Distribution	Business jet	Engineering serivces	Consolidated

Net sales	$388.5	$273.9	$251.5	$147.5	$66.8	$1,128.2
Operating earnings (loss)(1)	37.6	51.2	50.4	9.4	(0.3)	148.3
Total assets(2)	266.1	374.7	492.9	251.6	112.4	1,497.7
Goodwill	12.8	162.1	150.6	88.6	43.1	457.2
Capital expenditures	8.2	6.1	3.3	5.1	1.4	24.1
Depreciation and amortization	10.2	8.8	3.5	4.2	2.7	29.4

	Year ended December 31, 2005
	Seating	Interior systems	Distribution	Business jet	Engineering serivces	Consolidated

Net sales	$281.8	$205.5	$173.9	$120.2	$62.7	$844.1
Operating earnings (loss)(1)	25.5	32.3	34.9	7.8	(6.9)	93.6
Total assets(2)	223.0	326.7	421.0	286.7	169.1	1,426.5
Goodwill	10.1	116.1	108.0	88.1	40.6	362.9
Capital expenditures	6.1	3.3	2.4	4.0	1.1	16.9
Depreciation and amortization	9.0	8.7	3.7	4.2	3.0	28.6

(1)
Operating earnings (loss) includes an allocation of corporate IT costs, employee benefits and general and administrative costs based on the proportion of each segments' systems users, number of employees and sales, respectively.

(2)
Corporate assets (including cash and cash equivalents) of $139.2, $117.7 and $462.1 at December 31, 2007, 2006 and 2005, respectively, have been allocated to the above segments based on each segments respective percentage of total assets. During 2007 certain operations with total assets of approximately $31.5 were transferred from Distribution to Interior Systems.

Net sales for these business segments for the fiscal years ended December 31, 2007, 2006 and 2005 are presented below:

	Fiscal year ended December 31,
	2007		2006		2005
	Net sales	% of Net sales	Net sales	% of Net sales	Net sales	% of Net sales

Seating	$632.6	37.8%	$388.5	34.4%	$281.8	33.4%
Interior Systems	348.0	20.7%	273.9	24.3%	205.5	24.4%
Distribution	386.5	23.0%	251.5	22.3%	173.9	20.6%
Business Jet	193.1	11.5%	147.5	13.1%	120.2	14.2%
Engineering Services	117.5	7.0%	66.8	5.9%	62.7	7.4%

Net sales	$1,677.7	100.0%	$1,128.2	100.0%	$844.1	100.0%

Geographic origination

The Company operated principally in three geographic areas, the United States, Europe (primarily the United Kingdom) and emerging markets, i.e., Asia, Pacific Rim, Middle East, etc. during the fiscal years ended December 31, 2007, 2006 and 2005. There were no significant transfers between geographic areas during these periods. Identifiable assets are those assets of the Company that are identified with the operations in each geographic area.

The following table presents net sales and operating earnings for the fiscal years ended December 31, 2007, 2006 and 2005 and identifiable assets as of December 31, 2007, 2006 and 2005 by geographic area:

	Fiscal year ended December 31,
	2007	2006	2005

Net sales:
Domestic	$1,036.6	$732.9	$588.4
Foreign	641.1	395.3	255.7

	$1,677.7	$1,128.2	$844.1

Operating earnings:
Domestic	$159.1	$100.7	$72.1
Foreign	87.9	47.6	21.5

	$247.0	$148.3	$93.6

Identifiable assets:
Domestic	$1,306.6	$1,068.6	$1,214.2
Foreign	465.4	429.1	212.3

	$1,772.0	$1,497.7	$1,426.5

Geographic destination

Export sales from the United States to customers in foreign countries amounted to approximately $437.1, $307.6 and $241.9 in the fiscal years ended December 31, 2007, 2006 and 2005, respectively.

Net sales by geographic area (based on destination) for the fiscal years ended December 31, 2007, December 31, 2006, and 2005 were as follows:

	Fiscal year ended December 31,
	2007		2006		2005
	Net sales	% of Net sales	Net sales	% of Net sales	Net sales	% of Net sales

U.S.	$749.5	44.7%	$483.0	42.8%	$399.4	47.3%
Europe	468.0	27.9%	331.5	29.4%	202.2	24.0%
Asia, Pacific Rim, Middle East and other	460.2	27.4%	313.7	27.8%	242.5	28.7%

	$1,677.7	100.0%	$1,128.2	100.0%	$844.1	100.0%

Major customers (i.e., customers representing more than 10% of net sales) change from year to year depending on the level of refurbishment activity and/or the level of new aircraft purchases by such customers. During the fiscal years ended December 31, 2007, 2006 and 2005 no single customer accounted for more than 10% of our consolidated sales.

15.  Fair value information

The following disclosure of the estimated fair value of financial instruments at December 31, 2007 and 2006 is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies; however, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts of cash and cash equivalents, accounts receivable-trade, and accounts payable and term debt are a reasonable estimate of their fair values as interest is based upon floating market rates. The fair value of the Company's 8 7/8% Notes as of December 31, 2006 was $260.0.

The fair value information presented herein is based on pertinent information available to management at December 31, 2007 and December 31, 2006, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

16.  Selected quarterly data (Unaudited)

Summarized quarterly financial data for the fiscal years ended December 31, 2007 and December 31, 2006 are as follows:

	Fiscal year ended December 31, 2007
	First quarter	Second quarter	Third quarter	Fourth quarter

Net sales	$387.8	$398.2	$428.2	$463.5
Gross profit	134.3	140.6	146.7	148.5
Net earnings	32.1	28.4	44.5	42.3
Basic net earnings per share(1)	0.41	0.31	0.49	0.46
Diluted net earnings per share(1)	0.40	0.31	0.48	0.46

	Fiscal year ended December 31, 2006
	First quarter	Second quarter	Third quarter	Fourth quarter

Net sales	$247.2	$271.5	$287.9	$321.6
Gross profit	86.5	96.4	100.8	112.8
Net earnings	13.8	18.7	31.4	21.7
Basic net earnings per share(1)	0.18	0.24	0.40	0.28
Diluted net earnings per share(1)	0.18	0.24	0.40	0.28

(1)
Net earnings per share are computed individually for each quarter presented. Therefore, the sum of the quarterly net earnings per share may not necessarily equal the total for the year.

Schedule II—Valuation and qualifying accounts
for the fiscal years ended December 31, 2007, 2006, and 2005
(In millions)

	Balance at beginning of period	Expenses	Other	Write- offs/ disposals	Balance at end of period

Deducted from assets:
Allowance for doubtful accounts:
Fiscal year ended December 31, 2007	$4.7	$0.6	$—	$0.8	$4.5
Fiscal year ended December 31, 2006	2.9	1.4	1.6	1.2	4.7
Fiscal year ended December 31, 2005	2.8	0.5	(0.1)	0.3	2.9
Reserve for obsolete inventories:
Fiscal year ended December 31, 2007	29.1	8.1	—	5.0	32.2
Fiscal year ended December 31, 2006	27.1	3.3	2.6	3.9	29.1
Fiscal year ended December 31, 2005	26.9	16.0	(0.7)	15.1	27.1
Deferred tax asset valuation allowance:
Fiscal year ended December 31, 2007	15.5	—	(5.7)	—	9.8
Fiscal year ended December 31, 2006	40.5	(27.4)	2.4	—	15.5
Fiscal year ended December 31, 2005	129.3	(62.3)	(26.5)	—	40.5

Consumables Solutions Business
Combined statement of income
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2008	2007

Revenue	$144,092	$127,952

Costs, expenses and other:
Cost of sales	121,145	104,742
Selling, general and administrative expenses	5,071	4,966
Other (income)/expense	(128)	36
Interest and other financial charges	170	96

	126,258	109,840

Income before taxes	17,834	18,112
Income taxes	6,422	6,596

Net Income	$11,412	$11,516

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Combined balance sheet
(dollars in thousands)
(unaudited)

	March 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$35,056	$30,355
Accounts, notes and other receivables—net	64,537	51,761
Due from Honeywell	2,808	3,332
Inventories—net	332,273	322,751
Deferred income taxes	14,184	14,207
Note due from Honeywell	1,034	1,021
Other current assets	2,265	1,589

Total current assets	452,157	425,016
Property, plant, equipment and internal use software-net	1,636	1,762
Goodwill	288,886	288,886
Other assets	1,902	2,144

Total assets	$744,581	$717,808

Liabilities
Current Liabilities:
Accounts payable	$78,896	$69,240
Due to Honeywell	420	666
Note due to Honeywell	13,021	13,773
Accrued liabilities	6,790	11,292

Total current liabilities	99,127	94,971
Deferred income taxes	5,626	5,479
Other liabilities	58	58
Contingencies
Equity
Invested equity	642,377	621,058
Accumulated other comprehensive (loss)	(2,607)	(3,758)

Total equity	639,770	617,300

Total liabilities and equity	$744,581	$717,808

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Combined statement of cash flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2008	2007

Cash flows from operating activities:
Net Income	$11,412	$11,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	149	326
Loss on disposal of property, plant, equipment and internal use software	—	6
Deferred income taxes	170	814
Other	(13)	—
Changes in assets and liabilities:
Accounts, notes and other receivables	(12,776)	(4,176)
Due from Honeywell	524	(161)
Inventories	(9,522)	(8,761)
Accounts payables	9,656	14,719
Due to Honeywell	(246)	(313)
Accrued liabilities	(4,502)	445
Other assets and liabilities	717	115

Net cash provided by (used for) operating activities	(4,431)	14,530

Cash flows from investing activities:
Expenditures for property, plant, equipment and internal use software	(23)	(12)

Net cash (used for) investing activities	(23)	(12)

Cash flow from financing activities:
Net increase/(decrease) in invested equity	9,907	(10,123)
Net increase/(decrease) in note due to Honeywell	(752)	1,381

Net cash provided by (used for) financing activities	9,155	(8,742)

Net increase in cash and cash equivalents	4,701	5,776
Cash and cash equivalents at beginning of period	30,355	14,288

Cash and cash equivalents at the end of the period	$35,056	$20,064

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Combined statement of equity
(dollars in thousands)
(unaudited)

	Invested equity	Accumulated other comprehensive income (loss)	Total equity

Balance at December 31, 2006	$617,082	$(3,750)	$613,332
Net income	11,516		11,516
Change in fair value of effective cash flow hedges		(1)	(1)

Comprehensive income			11,515
Change in invested equity	(10,123)		(10,123)

Balance at March 31, 2007	$618,475	$(3,751)	$614,724

Balance at December 31, 2007	$621,058	$(3,758)	$617,300
Net income	11,412		11,412
Change in fair value of effective cash flow hedges		1,151	1,151

Comprehensive income			12,563
Change in invested equity	9,907		9,907

Balance at March 31, 2008	$642,377	$(2,607)	$639,770

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Notes to combined financial statements
(dollars in thousands, except as otherwise noted)
(unaudited)

1.     Organization and operations

The Consumables Solutions Business (the "Business") consists of operating units of Honeywell International Inc. ("Honeywell") in the United States and Honeywell UK Limited, a direct wholly owned subsidiary of Honeywell, as well as wholly owned indirect subsidiaries of Honeywell in France and Germany. The Business distributes consumable parts and supplies to aircraft manufacturers, airlines and aircraft repair and overhaul facilities.

The Business was not a separate stand-alone entity from Honeywell during the periods presented. The accompanying financial statements have been derived from Honeywell's accounting records using the historical basis of the Business' assets and liabilities. Additionally, Honeywell performs certain services, such as legal, accounting and infrastructure, on behalf of the Business. The cost of these services has been allocated to the Business on a basis that the Business and Honeywell consider a reasonable reflection of the benefits received by the Business. However the financial position information presented in these financial statements may not reflect the combined position, operating results and cash flows of the Business had the Business been a separate stand-alone entity during the periods presented.

In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Business at March 31, 2008 and the results of operations for the three months ended March 31, 2008 and 2007 and cash flows for the three months ended March 31, 2008 and 2007. The results of operations for the three month period ended March 31, 2008 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year.

The Business reports quarterly financial information using a calendar convention; that is, the first, second and third quarters are consistently reported as ending on March 31, June 30 and September 30, respectively. The Business' practice has been to establish actual quarterly closing dates using a predetermined "fiscal" calendar, which requires the closing of the books on a Saturday in order to minimize the potentially disruptive effects of quarterly closing on business processes. The effects of this practice are generally not significant to reported results for any quarter and only exist within a reporting year. In the event that differences in actual closing dates are material to year-over-year comparisons of quarterly year-to-date results, the Business will provide appropriate disclosures. The actual closing dates for the three month periods ended March 31, 2008 and 2007 were March 29, 2008 and March 31, 2007, respectively.

The financial information as of March 31, 2008 should be read in conjunction with the financial statements for the year ended December 31, 2007.

2.     Related party transactions with Honeywell

The Business, in the ordinary course of operations, sells products to Honeywell at prices agreed to between the parties. Additionally, the Business receives from Honeywell interest on the note due from Honeywell. Certain costs incurred by Honeywell on behalf of the Business have been charged or allocated to the Business. Additionally, the Business pays Honeywell interest on the note due to Honeywell. The following tables summarize the related party transactions:

	Three months ended March 31,
	2008	2007

Revenue on sales to Honeywell	$17,886	$16,408
Interest income	13	—

	$17,899	$16,408

Legal, accounting, and infrastructure costs	$3,022	$3,274
Insurance	408	387
Interest expense, before capitalized interest	171	100
Rent	328	255
Stock based compensation	61	63
Pension and other postretirement cost	253	245

	$4,243	$4,324

Unpaid interest income and expense have been added to the note due from Honeywell and the note to Honeywell, respectively. All other unpaid amounts due from Honeywell and due to Honeywell for the above are reflected on the Combined Balance Sheet in current assets and current liabilities, respectively. The change in invested equity represents the effect of the allocations and cash transfers between the Business and Honeywell.

3.     Other (income) expense

	Three months ended March 31,
	2008	2007

Interest income	$(188)	$(150)
Foreign exchange	46	185
Other	14	1

	$(128)	$36

4.     Interest and other financial charges

	Three months ended March 31,
	2008	2007

Total interest and other financial charges	$171	$100
Less: capitalized interest	(1)	(4)

	$170	$96

5.     Inventories

Inventories, consisting entirely of finished products ready for sale, are valued at the lower of cost or market using the specific identification method. Inventory cost includes the cost of the purchasing function, in-bound freight and receiving/inspection. Provision for Inactive, Obsolete and Surplus items has been made based on the projected demand for the inventory.

6.     Commitments and contingencies

In the normal course of operations the Business issues product warranties. The estimated cost of product warranties is accrued based on contract terms and historical experience at the time of sale. Adjustments to initial obligations for warranties are made as changes in the obligations become reasonably estimable.

7.     Subsequent event

On June 9, 2008 B/E Aerospace ("B/E") and Honeywell entered into a stock and asset purchase agreement in which B/E agreed to purchase the Business for $1.05 billion in cash and B/E stock.

PricewaterhouseCoopers LLP 1850 North Cenlral Ave Suite 700 Phoenix AZ 85004-4563 Telephone (602) 364 8000 Facsimile (602) 364 8001

Report of independent registered public accounting firm

To Board of Directors and Shareholders of
Honeywell International Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of income, equity and cash flows present fairly, in all material respects, the financial position of Consumable Solutions business of Honeywell International Inc. (the "Company") at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 12, 2008

Consumables Solutions Business
Combined statement of income
(dollars in thousands)

	Years ended December 31,
	2007	2006	2005

Revenue	$524,440	$482,111	$436,517

Costs, expenses and other:
Cost of sales	437,351	376,536	342,591
Selling, general and administrative expenses	21,218	25,943	34,909
Other (income)/expense	(3)	(826)	(546)
Interest and other financial charges	587	359	344

	459,153	402,012	377,298

Income before taxes	65,287	80,099	59,219
Income taxes	23,775	29,786	21,579

Net income	$41,512	$50,313	$37,640

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Combined balance sheet
(dollars in thousands)

	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$30,355	$14,288
Accounts, notes and other receivables—net	51,761	49,525
Due from Honeywell	3,332	3,095
Inventories—net	322,751	295,842
Deferred income taxes	14,207	34,198
Note due from Honeywell	1,021	—
Other current assets	1,589	1,766

Total current assets	425,016	398,714
Property, plant, equipment and internal use software-net	1,762	2,704
Goodwill	288,886	288,886
Other assets	2,144	2,886

Total assets	$717,808	$693,190

Liabilities
Current liabilities:
Accounts payable	$69,240	$56,258
Due to Honeywell	666	577
Note due to Honeywell	13,773	8,038
Accrued liabilities	11,292	9,935

Total current liabilities	94,971	74,808
Deferred income taxes	5,479	4,992
Other liabilities	58	58
Contingencies
Equity
Invested equity	621,058	617,082
Accumulated other comprehensive (loss)	(3,758)	(3,750)

Total equity	617,300	613,332

Total liabilities and equity	$717,808	$693,190

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Combined statement of cash flows
(dollars in thousands)

	Years ended December 31,
	2007	2006	2005

Cash flows from operating activities:
Net Income	$41,512	$50,313	$37,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,058	2,018	2,868
Loss on disposal of property, plant, equipment and internal use software	253	126	75
Deferred income taxes	20,478	3,070	5,498
Other	(29)	374	(358)
Changes in assets and liabilities:
Accounts, notes and other receivables	(2,236)	(2,396)	(10,260)
Due from Honeywell	(237)	354	446
Inventories	(26,909)	(15,493)	(5,755)
Accounts payables	12,982	9,500	(1,348)
Due to Honeywell	89	(374)	562
Accrued liabilities	1,357	(836)	(1,178)
Other assets and liabilities	919	16	1,054

Net cash provided by operating activities	49,237	46,672	29,244

Cash flows from investing activities:
Expenditures for property, plant, equipment and internal use software	(369)	(570)	(933)
Increase in note due from Honeywell	(1,000)	—	—

Net cash (used for) investing activities	(1,369)	(570)	(933)

Cash flow from financing activities:
Net (decrease) in invested equity	(37,536)	(43,585)	(23,500)
Net increase/(decrease) in note due to Honeywell	5,735	(3,269)	1,800

Net cash (used for) financing activities	(31,801)	(46,854)	(21,700)

Effect of foreign exchange rate changes on cash and cash equivalents	—	408	(1,546)

Net increase/(decrease) in cash and cash equivalents	16,067	(344)	5,065
Cash and cash equivalents at beginning of period	14,288	14,632	9,567

Cash and cash equivalents at the end of the period	$30,355	$14,288	$14,632

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Combined statement of equity
(dollars in thousands)

	Invested equity	Accumulated other comprehensive income (loss)	Total equity

Balance at December 31, 2004	$596,214	$(4,360)	$591,854
Net income	37,640		37,640
Foreign exchange translation adjustments		(172)	(172)

Comprehensive income			37,468
Change in invested equity	(23,500)		(23,500)

Balance at December 31, 2005	610,354	(4,532)	605,822

Net income	50,313		50,313
Foreign exchange translation adjustments		782	782

Comprehensive income			51,095
Change in invested equity	(43,585)		(43,585)

Balance at December 31, 2006	617,082	(3,750)	613,332

Net income	41,512		41,512
Change in fair value of effective cash flow hedges		(8)	(8)

Comprehensive income			41,504
Change in invested equity	(37,536)		(37,536)

Balance at December 31, 2007	$621,058	$(3,758)	$617,300

The Notes to the Combined Financial Statements are an integral part of this statement.

Consumables Solutions Business
Notes to combined financial statements
(dollars in thousands, except where otherwise noted)

1.     Organization and operations

The Consumables Solutions Business (the "Business") consists of operating units of Honeywell International Inc. ("Honeywell") in the United States and Honeywell UK Limited, a direct wholly owned subsidiary of Honeywell, as well as wholly owned indirect subsidiaries of Honeywell in France and Germany. The Business distributes consumable parts and supplies to aircraft manufacturers, airlines and aircraft repair and overhaul facilities.

The Business was not a separate stand-alone entity from Honeywell during the three year period ending December 31, 2007. The accompanying financial statements have been derived from Honeywell's accounting records using the historical basis of the Business' assets and liabilities. Additionally, Honeywell performs certain services, such as legal, accounting and infrastructure, on behalf of the Business. The cost of these services has been allocated to the Business on a basis that the Business and Honeywell consider a reasonable reflection of the benefits received by the Business. However the financial position information presented in these financial statements may not reflect the combined position, operating results and cash flows of the Business had the Business been a separate stand-alone entity during the periods presented.

2.     Summary of significant accounting policies

Principles of combination—The combined financial statements include the accounts of the Business, as operated through the unincorporated operating units and indirect subsidiaries of Honeywell. All material transactions between the operating units have been eliminated.

Cash and cash equivalents—Cash and cash equivalents include cash on hand and on deposit and highly liquid, temporary cash investments with an original maturity of three months or less.

Receivables and allowance for doubtful accounts—Trade accounts receivable are recorded at the invoiced amount as the result of transactions with customers. The allowance for doubtful accounts is the Business' best estimate of the probable credit losses to be incurred for existing accounts receivable and is determined based on historical write-off experience. Specific account balances are charged off against the allowance when the Business believes it is probable the receivable will not be recovered.

Inventories—Inventories, consisting entirely of finished products ready for sale, are valued at the lower of cost or market using the specific identification method. Inventory cost includes the cost of the purchasing function, in-bound freight and receiving/inspection. Provision for Inactive, Obsolete and Surplus ("IOS") items has been made based on the projected demand for the inventory.

Property, plant, equipment and internal use software—Property, plant, equipment and internal use software are stated at cost, including any related asset retirement obligation, less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of 10 to 30 years (not to exceed the lease term) for leasehold improvements 3 to 10 years for furniture, fixtures and equipment, and 5 years for software. The estimated useful lives are continually evaluated and periodically revised based on current events. Repairs and maintenance costs are expensed as incurred. Upon retirement or disposal of an asset the cost and related accumulated depreciation is removed from the Combined Balance Sheet.

The Business evaluates the recoverability of property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Events or changes in circumstances are evaluated based on a number of factors including operating results, business plans and forecasts, general and industry trends and, economic projections and anticipated cash flows. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings.

Goodwill—Goodwill, which represents the excess of cost (purchase price) over the fair value of net assets acquired, is not amortized but has been tested for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The testing, done using the guidance and criteria described in Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles", compares the carrying value of goodwill to its estimated fair value. Such testing as of December 31, 2007 determined that there was no impairment as of that date.

Revenue recognition—The Business records revenues, net of any applicable discounts and rebates, for products when persuasive evidence of an arrangement exists, product delivery has occurred, pricing is fixed or determinable and collection is reasonably assured.

Stock based compensation—Certain employees of the Business participate in Honeywell's stock based compensation plans. The cost of those plans for the covered employees is included in the Business' results of operations.

Pension and other postretirement benefits—The Business participates in the Honeywell pension and, for eligible retirees, postretirement benefit plans that provide health care and life insurance benefits. The cost of those plans for the covered employees, which is computed using a multi-employer/service cost method with Honeywell being the sponsor of the plans, is included in the Business' results of operations.

Foreign currency translation and remeasurement—Effective 2007 the functional currency for the Business' operations world-wide is the US dollar. Prior to 2007 for the French operating unit and prior to 2006 for the German operating unit, the functional currency was the Euro. For periods when a unit's functional currency was not the US dollar, the associated assets and liabilities were translated from the functional currency to the US dollar using year-end exchange rates and the revenue, costs and expenses were translated using the average exchange rates in effect for the year. The changes in functional currency have been accounted for on a prospective basis with the cumulative translation adjustments as of the date of changes being retained in accumulated other comprehensive income (loss). Some of Business' transactions and associated assets and liabilities are denominated in currencies other than the functional currencies with the resulting remeasurement adjustments for the changes in values of those assets and liabilities being included in earnings.

Derivative financial instruments—As a result of the Business' global operations it is exposed to market risk for changes in foreign currency exchange rates. Those risks are minimized through normal operating activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are used to manage risk and are not used for trading or other speculative purposes and the Business does not use leveraged derivative financial instruments. Derivative financial instruments used for hedging purposes must be designated and effective as a hedge of the identified risk exposure at the inception of the contract. According, changes in the fair value of each derivative contract must be highly correlated with changes in the fair value of the underlying hedged item at the inception and over the life of the hedge contract.

All derivatives are recorded on the Combined Balance Sheet at fair value. For derivatives designated as hedges of US dollar value of hedged assets or liabilities, the changes in the US dollar value of both the derivative and the hedged item is recorded in earnings. For derivates designed as cash flow hedges, the effective portion of the changes in the fair value of the derivatives are recorded in accumulated other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact earnings.

Income taxes—Income taxes are presented on a separate return basis.

Deferred tax liabilities or assets reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The determination of the amount of a valuation allowance to be provided on recorded deferred tax assets involves estimates regarding (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. In assessing the need for a valuation allowance, the Business considers all available positive and negative evidence, including past operating results, projections of future taxable income and the feasibility of ongoing tax planning strategies. The projections of future taxable income include a number of estimates and assumptions regarding volume, pricing and costs. Additionally, valuation allowances related to deferred tax assets can be impacted by changes to tax laws.

Significant judgment is required in determining income tax provisions under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS No. 109) and in evaluating tax positions. The Business establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by FASB Interpretation ("FIN") No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Business is examined by various Federal, State and foreign tax authorities. The Business regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. The Business continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

Use of estimates—The preparation of the Business' combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the combined financial statements and related disclosures in the accompanying notes. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the combined financial statements in the period they are determined to be necessary.

Recent accounting pronouncements—In June 2006, the Financial Accounting Standards Board ("FASB") issued FIN 48, which establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. The implementation of this new standard did not have a material impact on the Business' combined financial position or results of operations.

In May 2007, the FASB issued FASB Staff Position ("FSP") FIN 48-1 "Definition of Settlement in FASB Interpretation No. 48" (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this new standard did not have a material impact on the Business' combined financial position or results of operations.

In September 2006, the FASB issued FSP AUG AIR-1 "Accounting for Planned Major Maintenance Activities" (FSP AUG AIR-1). FSP AUG AIR-1 amends the guidance on the accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable "accrue in advance" method. FSP AUG AIR-1 is effective for fiscal years beginning after December 15, 2006. The implementation of this new standard did not have a material impact on the Business' combined financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 157, "Fair Value Measurements" (SFAS No. 157). SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.

In February 2008, the FASB issued FSP 157-2 "Partial Deferral of the Effective Date of Statement 157" (FSP 157-2). FSP 157-2 delays the effective date of SFAS No. 157, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Business is currently assessing the impact of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities on its combined financial position and results of operations. The implementation of this standard, for financial assets and financial liabilities, will not have a material impact on the Business' combined financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The implementation of this standard, for financial assets and financial liabilities, will not have a material impact on the Business' combined financial position and results of operations.

In March 2007, the FASB ratified Emerging Issues Task Force ("EITF") Issue No. 06-10 "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements" (EITF 06-10). EITF 06-10 provides guidance for determining a liability for postretirement benefit obligations as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The implementation of this standard, for financial assets and financial liabilities, will not have a material impact on the Business' combined financial position and results of operations.

In June 2007, the FASB ratified EITF 06-11 "Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards" (EITF 06-11). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The implementation of this standard, for financial assets and financial liabilities, will not have a material impact on the Business' combined financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(revised 2007), "Business Combinations" (SFAS No. 141R). SFAS No. 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. SFAS No. 141R also expands required disclosures surrounding the nature and financial effects of business combinations. SFAS No. 141R is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. The Business is currently assessing the impact of SFAS No. 141R on its combined financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" (SFAS No. 160). SFAS No. 160 establishes requirements for ownership interests in subsidiaries held by parties other than the Business (sometimes called "minority interests") be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value. SFAS No. 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The implementation of this new standard will not have a material impact on the Business' combined financial position or results of operations.

In December 2007, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), Implementation Issue No. E23, "Hedging—General: Issues Involving the Application of the Shortcut Method under Paragraph 68" (Issue E23). Issue E23 amends SFAS 133 to explicitly permit use of the shortcut method for hedging relationships in which interest rate swaps have nonzero fair value at the inception of the hedging relationship, provided certain conditions are met. Issue E23 was effective for hedging relationships designated on or after January 1, 2008. The implementation of this guidance will not have a material impact on the Business' combined financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, "Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133" (SFAS No. 161). SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity's derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Business is currently assessing the impact of SFAS No. 161 on its combined financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162 "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS No. 162"). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective sixty days following the SEC's approval of PCAOB amendments to AU Section 411, "The Meaning of 'Present fairly in conformity with generally accepted accounting principles"'. The Business is currently evaluating the potential impact, if any, of the adoption of SFAS No. 162 on its combined financial statements.

In May 2008, FASB issued SFAS 163 "Accounting for Financial Guarantee Insurance Contracts" ("SFAS No. 163"). SFAS No. 163 clarifies how SFAS 60 "Accounting and Reporting by Insurance Enterprises" applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is not applicable to the Business.

3.     Related party transactions with Honeywell

The Business, in the ordinary course of operations, sells products to Honeywell at prices agreed to between the parties. Additionally, the Business receives from Honeywell interest on the note due from Honeywell. Certain costs incurred by Honeywell on behalf of the Business have been charged or allocated to the Business. Additionally, the Business pays Honeywell interest on the note due to Honeywell. The following tables summarize the related party transactions:

	Years ended December 31,
	2007	2006	2005

Revenue on sales to Honeywell	$65,540	$65,351	$59,137
Interest income	21	—	—

	$66,561	$65,351	$59,137

Legal, accounting, and infrastructure costs	$13,064	$13,067	$9,591
Insurance	1,551	1,645	1,675
Interest expense, before capitalized interest	591	388	371
Rent	1,242	1,252	2,253
Stock based compensation	252	149	—
Pension and other postretirement cost	977	1,210	1,206

	$17,677	$17,711	$15,096

Unpaid interest income and expense have been added to the note due from Honeywell and the note to Honeywell, respectively. All other unpaid amounts due from Honeywell and due to Honeywell for the above are reflected on the Combined Balance Sheet in current assets and current liabilities, respectively. The change in invested equity represents the effect of the allocations and cash transfers between the Business and Honeywell.

4.     Repositioning charge

In 2005 the Business recognized a repositioning charge of $846 for severance costs related to workforce reductions of 45 manufacturing and administrative positions. The charge is included in cost of sales. The following table summarizes the status of the repositioning reserve.

Repositioning reserve

Balance at December 31, 2004	$—
2005 charge	846
2005 payments	(617)

Balance at December 31, 2005	229
2006 payments	(229)

Balance at December 31, 2006	$—

5.     Other (income) expense

	Years ended December 31,
	2007	2006	2005

Interest income	$(770)	$(556)	$(327)
Foreign exchange	760	(296)	(471)
Other	7	26	252

	$(3)	$(826)	$(546)

6.     Interest and other financial charges

	Years ended December 31,
	2007	2006	2005

Total interest and other financial charges	$591	$388	$371
Less: capitalized interest	(4)	(29)	(27)

	$587	$359	$344

7.     Income taxes

Income before taxes

	Years ended December 31,
	2007	2006	2005

United States	$42,779	$61,480	$45,024
Foreign	22,508	18,619	14,195

	$65,287	$80,099	$59,219

Tax expense

	Years ended December 31,
	2007	2006	2005

United States	$16,121	$23,204	$16,582
Foreign	7,654	6,582	4,997

	$23,775	$29,786	$21,579

	Years ended December 31,
	2007	2006	2005

Tax expense consist of:
Current:
United States	$(4,176)	$18,683	$9,455
State	(461)	2,062	1,043
Foreign	7,934	5,971	5,583

	3,297	26,716	16,081

Deferred:
United States	18,694	2,215	5,479
State	2,063	244	605
Foreign	(279)	611	(586)

	20,478	3,070	5,498

	$23,775	$29,786	$21,579

	Years ended December 31,
	2007	2006	2005

The US statutory federal income tax rate is reconciled to the effective income tax rate as follows:
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
Taxes on foreign earnings above (below) U.S. tax rate	(0.13)	0.08	0.04
State income taxes	1.60	1.87	1.81
Change in enacted tax rate	(0.22)	—	—
Tax benefits on export sales	—	(0.23)	(0.28)
All other items—net	0.17	0.47	(0.13)

	36.42%	37.19%	36.44%

The Business' effective tax rate decreased by 0.77 of a percentage point in 2007 compared with 2006 due principally to the decrease in the overall state and foreign tax rates partially offset by the expiration of the tax benefit on export sales.

Deferred tax assets (liabilities)

Deferred income taxes represent the future tax effects of transactions which are reported in different periods for tax and financial reporting purposes. The tax effects of temporary differences which give rise to future income tax benefits and payables are as follows:

	Years ended December 31,
	2007	2006

Inventory reserves	$12,529	$31,653
Property, plant and equipment basis differences	(38)	(242)
Other asset basis differences	(5,441)	(4,750)
Other accrued items	1,678	2,545

	8,728	29,206
Valuation allowance	—	—

	$8,728	$29,206

The decrease in deferred tax assets associated with inventory reserves was due to a disposal in 2007 of previously reserved for IOS inventory.

There were $12,400 of U.S. federal tax and state tax net operating losses ("NOL") generated in the tax year ending December 31, 2007 and have varying limitations and expiration dates through 2027. Due to taxable income being recognized in the two preceding years it is projected these losses will be carried back. An NOL carry-back is applied to the income of the two preceding years starting with the second preceding year and moving forward to the immediately preceding year.

The basis of presenting the Business is as assets operating in multiple jurisdictions without a common parent. As such, deferred taxes have not been provided for the book and tax basis differences in the shares of each entity which would relate primarily to permanently reinvested earnings.

The Business has adopted the provisions of FIN 48 effective January 1, 2007 and concluded it had no unrecognized tax benefits as of the date of adoption. For the year ended December 31, 2007, the Business again concluded there were no unrecognized tax benefits.

In many cases the Business' certain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The following table summarizes these open tax years by major jurisdiction as of December 31, 2007:

Open tax year
Jurisdiction	Examination in progress	Examination not yet initiated

United States(1)	1998–2006	2007
United Kingdom	2001–2005	2006–2007
France	N/A	2005–2007
Germany(1)	N/A	2004–2007

(1)
includes federal as well as state, provincial or similar local jurisdictions, as applicable

Based on the outcome of these examinations it is reasonably possible that the tax benefits for tax positions taken regarding previously filed tax returns could change. Based on the number of tax years currently under audit by the relevant U.S federal, state and foreign tax authorities, the Business anticipates that several of these audits may be finalized in the foreseeable future. However, based on the status of these examinations, and the protocol of finalizing audits by the relevant tax authorities, which could include formal legal proceedings, at this time it is not possible to estimate the impact of any amount of such changes, if any, to previously recorded tax positions.

8.     Accounts, notes and other receivables

	December 31,
	2007	2006

Trade	$52,057	$51,611
Other	1,163	181

	53,220	51,792
Less—Allowance for doubtful accounts	(1,459)	(2,267)

	$51,761	$49,525

9.     Note due from Honeywell

Note due from Honeywell represents the investment of the Business' excess cash in another Honeywell entity. The note is due upon demand and bears interest at the three month LIBOR rate plus 0.25 percent.

10.  Property, plant, equipment and internal use software

	December 31,
	2007	2006

Leasehold improvements	$913	$843
Furniture, fixtures and equipment	4,210	4,184
Internal use software	10,700	10,650
Construction in progress	70	250

	15,893	15,927
Less—Accumulated depreciation	(14,131)	(13,223)

	$1,762	$2,704

Depreciation expense was $1,058, $2,018, and $2,868 for the years ended December 31, 2007, 2006 and 2005, respectively.

11.  Goodwill

Goodwill was $288,886 as of December 31, 2007 and 2006 relates to acquisitions that took place prior to July 2001. There were no transactions impacting goodwill during the periods presented.

12.  Note due to Honeywell

Note due to Honeywell represents the Business' German unit's Euro cash disbursements in excess of receipts funded by Honeywell. The Business pays interest at a rate applicable for short term notes payable in Germany with such interest included in interest and other financial charges in the Combined Statement of Income.

13.  Accrued liabilities

	December 31,
	2007	2006

Taxes, other than income taxes	$4,337	$2,086
Customer advances and deferred income	3,859	4,417
Compensation, benefit and other employee related	2,346	2,201
Product warranties	167	326
Other	583	905

	$11,292	$9,935

14.  Lease comitments

Future minimum lease payments under operating leases having an initial or remaining noncancellable lease terms in excess of one year are as follows:

At December 31, 2007

2008	$2,039
2009	1,601
2010	921
2011	853
2012	—
Thereafter	—

$5,414

The Business has entered into agreements to lease land, buildings and equipment. All of the operating leases have initial terms of up to 9 years with some containing renewal options subject to customary conditions. The Business does not expect that any of the commitments under the lease agreements would have a material adverse effect on its combined results of operations, financial position or liquidity.

Rent expense, including amounts charged by Honeywell, was $3,334, $3,741 and $4,670 for the years ended December 31 2007, 2006 and 2005, respectively.

15.  Financial instruments

Credit and market risk—Financial instruments, including derivatives, expose the Business to counterparty credit risk for nonperformance and to market risk related to changes in interest or currency exchange rates. The exposure to counterparty credit risk is managed through specific minimum credit standards, diversification of counterparties, and procedures to monitor concentrations of credit risk. The counterparty in derivative transactions is Honeywell. The impact of market risk on the fair value and cash flows of derivative and other financial instruments is monitored considering reasonably possible changes in interest and currency exchange rates and restrict the use of derivative financial instruments to hedging activities.

The Business continually monitors the creditworthiness of customers granted credit terms in the normal course of operations. While concentrations of credit risk associated with trade accounts and notes receivable are considered minimal due to the diverse customer base, most of the customers are in the commercial air transport industry (aircraft manufacturers and airlines). The terms and conditions of credit sales are designed to mitigate or eliminate concentrations of credit risk with any single customer. Sales are not materially dependent on a single customer or a small group of customers.

Foreign currency risk management—The Business conducts operations on a multinational basis in a variety of foreign currencies. Exposure to market risk for changes in foreign currency exchange rates arises from international financing activities between operating units, foreign currency denominated monetary assets and liabilities and anticipated transactions arising from international trade. The Business' objective is to preserve the economic value of non-functional currency denominated cash flows. The Business attempts to hedge transaction exposures with natural offsets to the fullest extent possible and, once these opportunities have been exhausted, through foreign currency forward and option agreements with Honeywell. The Business' principal currency exposures relate to the US dollar, Euro and British pound.

The Business hedges monetary assets and liabilities denominated in non-functional currencies. Prior to conversion into U.S dollars, these assets and liabilities are remeasured at spot exchange rates in effect on the balance sheet date. The effects of changes in spot rates are recognized in earnings and included in Other/ (Income) Expense. Exposure to changes in foreign exchange rates is hedged principally with forward contracts. Forward contracts are marked-to-market with the resulting gains and losses similarly recognized in earnings offsetting the gains and losses on the non-functional currency denominated monetary assets and liabilities being hedged.

The Business has partially hedge forecasted 2008 sales and purchases denominated in non-functional currencies with currency forward contracts. When a functional currency strengthens against nonfunctional currencies, the decline in value of forecasted non-functional currency cash inflows (sales) or outflows (purchases) is partially offset by the recognition of gains (sales) and losses (purchases), respectively, in the value of the forward contracts designated as hedges. Conversely, when a functional currency weakens against non-functional currencies, the increase in value of forecasted nonfunctional currency cash inflows (sales) or outflows (purchases) is partially offset by the recognition of losses (sales) and gains (purchases), respectively, in the value of the forward contracts designated as hedges. Market value gains and losses on these contracts are recognized in earnings when the hedged transaction is recognized. All open forward contracts mature by December 31, 2008.

At December 31, 2007 and 2006, there were contracts with notional amounts of $19,434 and $21,276, respectively, to exchange the US dollar, Euro and British pound.

Commodity price risk management—Exposure to market risk for commodity prices can result in changes in the Business' cost of sales. The Business primarily mitigates exposure to commodity price risk through the use of long-term, fixed-price contracts with suppliers and customers.

Fair value of financial instruments—The carrying value of cash and cash equivalents, trade accounts and notes receivables, accounts payables and foreign currency exchange contracts contained on the Combined Balance Sheet approximates fair value.

16.  Accumulated other comprehensive income (loss)

Total accumulated other comprehensive income (loss) is included in the Combined Statement of Equity. The changes in accumulated other comprehensive income (loss) are as follows:

Year ended December 31, 2007	Pretax	Tax	After-tax

Change in fair value of effective cash flow hedges	$(13)	$5	$(8)

Year ended December 31, 2006	Pretax	Tax	After-tax

Foreign exchange translation adjustments	$782	$—	$782

Year ended December 31, 2005	Pretax	Tax	After-tax

Foreign exchange translation adjustments	$(172)	$—	$(172)

The components of accumulated other comprehensive income (loss) are as follows:

	December 31,
	2007	2006

Foreign exchange translation adjustments	$(3,750)	$(3,750)
Change in fair value of effective cash flow hedges	(8)	—

	$(3,758)	$(3,750)

17.  Stock-based compensation plans

Key employees of the Business are eligible to receive stock-based compensation under the 2006 Stock Incentive Plan of Honeywell International Inc and its Affiliates (the "Plan"). Grants under the Plan are in the form of Honeywell non-qualified stock options, incentive stock options stock appreciation rights and restricted stock. Compensation cost on a pre-tax basis related to stock compensation plans recognized in the Business' operating results (included in selling, general and administrative expenses) was $252 and $149, for the years ended December 31, 2007 and 2006, respectively.

Stock options—The exercise price, term and other conditions applicable to each option granted under the stock plans are generally determined by the Management Development and Compensation Committee of Honeywell's Board of Directors. The exercise price of stock options is set on the grant date and may not be less than the fair market value per share of Honeywell's stock on that date. The fair value is recognized as an expense over the employee's requisite service period (generally the vesting period of the award). Prior to 2007, options have generally vested over a three-year period and expire after ten years. Starting with the 2007 option grants the vesting period was extended to four years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on implied volatilities from traded options on Honeywell common stock. A Monte Carlo simulation model was used to derive an expected term. Such model uses historical data to estimate option exercise activity and post-vest termination behavior. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant.

Compensation cost related to stock options recognized on the Combined Statement of Income includes (a) compensation cost for stock option awards granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123 "Accounting for Stock-Based Compensation" and (b) compensation expense for stock option awards granted subsequent to December 31, 2004 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(revised 2004) "Share-Based Payment" (SFAS No. 123R). There would have been no material impact had the Business adopted the provisions of SFAS 123R prior to 2006.

The following table sets forth fair value per share information, including related weighted-average assumptions, used to determine compensation cost consistent with the requirements of SFAS No. 123R.

	Years ended December 31,
	2007	2006	2005

Weighted average fair value per share of options granted during the year(1)	$10.27	$9.44	$10.67
Assumptions:
Expected annual dividend yield	2.09%	2.15%	2.4%
Expected volatility	20.18%	22.32%	34.8%
Risk-free rate of return	4.66%	4.63%	3.7%
Expected option term (years)	5.3	5.0	5.0

(1)
Estimated on date of grant using Black-Scholes option-pricing model.

18.  Commitments and contingencies

In the normal course of operations the Business issues product warranties. The estimated cost of product warranties is accrued based on contract terms and historical experience at the time of sale. Adjustments to initial obligations for warranties are made as changes in the obligations become reasonably estimable. Warranty expense was $170, $(67) and $94 for the years ended December 31, 2007, 2006 and 2005, respectively. The warranty accrual is included in accrued liabilities on the Combined Balance Sheet.

19.  Pension and other postretirement benefits

The Business' employees participate in Honeywell's defined benefit pension plans which cover a majority of Honeywell's employees. Honeywell's funding policy is to contribute annual amounts as needed based upon actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations. As employees provide credited service the Business is charged for the cost of the plans, computed using a multi-employer/service cost method with Honeywell being the sponsor of the plans. Benefits provided are primarily based on the employee's age, years of service and compensation.

The Business' employees participate in Honeywell's postretirement benefits plans that provide, for eligible retirees, health care and life insurance benefits. As employees provided credited service the Business is charged for the cost of plans, computed using a multi-employer/service cost method with Honeywell being the sponsor of the plans.

The cost of the plans charged to the Business and the major actuarial assumptions used to compute the periodic cost are presented in the following table.

	Pensions			Other postretirement plans
	2007	2006	2005	2007	2006	2005

Service cost charged to the Business	$950	$1,177	$1,166	$27	$33	$40
Discount Rate	6.00%	5.75%	5.875%	5.70%	5.50%	5.50%
Expected rate of return on plan assets	9.00%	9.00%	9.00%	—	—	—
Expected annual rate of compensation increase	4.00%	4.00%	4.00%	—	—	—

20.  Subsequent event

On June 9, 2008 B/E Aerospace ("B/E") and Honeywell entered into a stock and asset purchase agreement in which B/E agreed to purchase the Business for $1.05 billion in cash and B/E stock.

Prospectus

BE Aerospace, Inc.

Common stock
Debt securities

We may offer and sell, from time to time, in one or more offerings, our common stock and our debt securities that we describe in this prospectus.

We may offer and sell our common stock and our debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms of the common stock or debt securities to be offered in prospectus supplements to this prospectus or other offering material. Information in this prospectus will be deemed modified or superseded by any accompanying prospectus supplement or other offering material. You should read carefully this prospectus and the accompanying prospectus supplement or other offering material before you invest in our common stock or debt securities.

Investing in our common stock or debt securities involves risks that are described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement or other offering material.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2008.

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus, any prospectus supplement or in any other offering material or in any of the documents that are incorporated by reference in this prospectus or in any prospectus supplement or in any other offering material. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement in any other offering material, as well as the information contained in any document incorporated by reference therein or herein, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell our common stock and our debt securities covered by this prospectus in one or more offerings

This prospectus provides you with a description of our common stock and our debt securities that we may sell. Each time we sell our common stock or our debt securities, we will provide one or more prospectus supplements or other offering material that will contain specific information about the terms of that specific offering of our common stock or our debt securities and the specific manner in which they may be offered. The prospectus supplement or other offering material may also add to, update or change any of the information contained in this prospectus. To the extent that any statement we make in a prospectus supplement or other offering material is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or other offering material. The prospectus supplement or other offering material may also contain information about any material federal income tax considerations relating to our common stock or our debt securities described in the prospectus supplement or other offering material. You should read both this prospectus and the applicable prospectus supplement or other offering material together with the additional information described under "Where you can find additional information" before making an investment decision. This prospectus may not be used to sell our common stock or our debt securities unless it is accompanied by a prospectus supplement or other offering material.

i

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where you can find additional information."

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the common stock and debt securities offered under this prospectus. That registration statement can be read at the SEC's web site (www.sec.gov) or at the SEC's offices mentioned under the heading "Where you can find additional information."

In this prospectus we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation.

Where you can find additional information

We file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained at the SEC's website (http://www.sec.gov). In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq at 1735 K Street, Washington, D.C. 20006.

Incorporation of certain documents by reference

We filed a registration statement on Form S-3 to register with the SEC the common stock and debt securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The SEC allows us to incorporate by reference the information we file with it into this prospectus. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by any information incorporated later or superseded by information included in this prospectus or any prospectus supplement or other offering material relating to an offering of our common stock and debt securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but that have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended by our Annual Report on Form 10-K/A.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

  •
  Our Current Report on Form 8-K filed with the SEC on June 11, 2008 and June 23, 2008.

We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document incorporated by reference into this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
Attention: General Counsel
(561) 791-5000

Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus.

Forward-looking statements

This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, all statements that do not relate solely to historical or current facts, including statements regarding the completion of, and the expected benefits derived in connection with, acquisitions, implementation and expected benefits of lean manufacturing and continuous improvement plans, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration of acquired businesses, ongoing capital expenditures, our ability to grow our business, the impact of the large number of grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements, the impact on our business of the recent increases in passenger traffic and projected increases in passenger traffic and the size of the airline fleet, and any offering of securities made pursuant to this prospectus. These forward-looking statements include risks and uncertainties and our actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in our filings with the SEC, under the heading "Risk Factors" in our periodic reports filed with the SEC or in any accompanying prospectus supplement or other offering material, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, outbreaks in national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS), delays in, or unexpected costs associated with, the integration of our acquired or recently consolidated businesses and businesses we acquire in the future, conditions in the airline industry, conditions in the business jet industry, regulatory developments, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, increased leverage, possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers or airframe manufacturers, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products, fluctuations in currency exchange rates or our inability to properly manage our rapid growth.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading the risk factors and the other information in this prospectus, any accompanying prospectus supplement or other offering material and the documents incorporated by reference.

Our company

Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our products directly to virtually all of the world's major airlines and airframe manufacturers and a wide variety of general aviation customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

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  commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

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  a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and microwave, convection and steam ovens;

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  both chemical and gaseous aircraft oxygen storage, distribution and delivery systems, protective breathing equipment and lighting products;

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  business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, passenger and crew oxygen systems, air valve systems, high-end furniture and cabinetry; and

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  a broad line of aerospace fasteners, consisting of over 200,000 Stock Keeping Units serving the commercial aircraft, business jet and military and defense industries.

We also provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services and component kits.

Use of proceeds

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the sale of the common stock and debt securities under this prospectus for general corporate or working capital purposes, which may include, among other things, capital expenditures, repaying indebtedness, funding acquisitions and investments. Additional information on the use of net proceeds from any sale of common stock or debt securities offered by this prospectus may be set forth in the prospectus supplement or other offering material relating to such offering.

Ratio of earnings to fixed charges

Set forth below is information concerning our ratio of earnings to fixed charges.

For these ratios, earnings represents operating earnings before fixed charges and income taxes. Fixed charges represents interest expense, capitalized interest and amortization of deferred debt issuance costs.

	Three Months Ended March 31,		Year Ended
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	22.9x	4.9x	9.6x	3.0x	1.6x	*	*

*
Earnings were insufficient to cover fixed charges by $20.5 million and $51.5 million for the fiscal years ended December 31, 2004 and December 31, 2003, respectively.

Description of common stock

We are authorized to issue 200,000,000 shares of common stock, $0.01 par value, of which 93,075,758 shares were outstanding as of May 2, 2008. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the board of directors out of funds legally available to pay dividends. The indenture relating to our outstanding senior subordinated notes and our current bank credit facility restrict dividend payments by us to our stockholders. In the event of a liquidation, dissolution or winding up of our company, holders of our stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of common stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of our common stock are, and the shares to be sold under this prospectus will be, when issued and paid for, fully paid and non-assessable.

Directors' exculpation and indemnification

Our restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the restated certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The restated certificate also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Election and removal of directors

The restated certificate of incorporation classifies our board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. The restated certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the restated certificate requires at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

We believe that the provisions described in the preceding paragraph, taken together, reduce the possibility that a third party could effect a change in the composition of our board of directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the board, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Rights agreement

On November 12, 1998, our board of directors declared a distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on November 23, 1998, and for each share of common stock issued (including shares distributed from treasury stock) by us thereafter and prior to the distribution date, which will occur on the date described below. Each right entitles the registered holder, subject to the terms of the rights agreement dated as of November 12, 1998, to purchase from us one one-thousandth of a share, or a unit, of series A junior preferred stock, par value $0.01 per share, at a purchase price of $100.00 per unit, subject to adjustment.

Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the "stock acquisition date") that a person or group of affiliated or associated persons, other than us, any subsidiaries or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock. Until the distribution date, (i) the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after November 23, 1998 (also including shares distributed from treasury stock) will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless earlier redeemed by us.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights.

In the event that (i) we are the surviving corporation in a merger with an acquiring person and shares of our common stock shall remain outstanding, (ii) a person becomes the beneficial owner of 15% or more of the then outstanding shares of our common stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a right will thereafter have the right to receive, upon exercise, units of series A junior preferred stock (or, in certain circumstances, common stock, cash, property or other of our securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of series A junior preferred stock issuable upon exercise of a right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

In the event that, at any time following the stock acquisition date, (i) we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the right.

The purchase price payable, and the number of units of series A junior preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A junior preferred stock, (ii) if holders of the series A junior preferred stock are granted certain rights or warrants to subscribe for series A junior or preferred stock or convertible securities at less than the current market price of the series A junior preferred stock, or (iii) upon the distribution to the holders of the series A junior preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional units. In lieu thereof, an adjustment in cash may be made based on the market price of the series A junior preferred stock prior to the date of exercise.

At any time until ten days following the stock acquisition date, a majority of the board of directors may redeem the rights in whole, but not in part, at the redemption price of $0.01 per right, payable, at the election of such majority of the board of directors, in cash or shares of our common stock. Immediately upon the action of a majority of the board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of series A junior preferred stock, or other consideration.

Any of the provisions of the rights agreement may be amended at any time prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

The units of series A junior preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by us.

Each unit of series A junior preferred stock will have a minimum preferential quarterly dividend rate of $0.01 per unit but will, in any event, be entitled to a dividend equal to the per share dividend declared on our common stock.

In the event of liquidation, the holder of a unit of series A junior preferred stock will receive a series A junior preferred liquidation payment equal to the greater of $0.01 per unit or the per share amount paid in respect of a share of our common stock.

Each unit of series A junior preferred stock will have one vote, voting together with the common stock. The holders of units of series A junior preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the preferred stock are in arrears for six fiscal quarters.

In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each unit of series A junior preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock.

The rights of holders of the series A junior preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the series A junior preferred stock's dividend, liquidation and voting rights, the economic value of one unit of series A junior preferred stock that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Limited.

Description of debt securities

We may from time to time offer to sell debt securities. We will set forth a description of the debt securities that may be offered under this prospectus in a prospectus supplement or other offering material.

Debt securities offered under this prospectus will be governed by a document called the "Indenture." Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and Wilmington Trust Company, which acts as Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Plan of distribution

We may sell our common stock and our debt securities offered by this prospectus:

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  through agents;

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  to or through underwriters;

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  through dealers;

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  directly by us to other purchasers; or

  •
  through a combination of any such methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters' compensation will be described in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the common stock or the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of common stock and debt securities, the underwriters or agents may receive compensation from us or from purchasers of the common stock or debt securities for whom they may act as agents. The underwriters may sell common stock or debt securities to or through dealers, who may also receive compensation from purchasers of the common stock or debt securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the common stock or debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common stock or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular issue of common stock, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the common stock from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Legal matters

The validity of our common stock and debt securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

Experts

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of BE Aerospace, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements included in Exhibit 99.1 of BE Aerospace, Inc.'s Current Report on Form 8-K dated June 23, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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